As filed with the Securities and Exchange Commission on November 27, 2012
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

TherapeuticsMD, Inc.
(Exact name of registrant as specified in its charter)

Nevada	2834	87-0233535
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

951 Broken Sound Parkway NW, Suite 320
Boca Raton, FL 33487
(561) 961-1911
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert G. Finizio
Chief Executive Officer
TherapeuticsMD, Inc.
951 Broken Sound Parkway NW, Suite 320
Boca Raton, FL 33487
(561) 961-1911
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Daniel A. Cartwright Chief Financial Officer TherapeuticsMD, Inc. 951 Broken Sound Parkway NW, Suite 320 Boca Raton, FL 33487 (561) 961-1911	Robert S. Kant, Esq. Derek J. Mirza, Esq. Greenberg Traurig, LLP 2375 East Camelback Road, Suite 700 Phoenix, Arizona 85016 (602) 445-8000

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement as determined by the selling stockholders.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
Do not check if smaller reporting company

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common Stock, $0.001 par value per share	3,953,489	$1.80	$7,116,280.20	$970.66

(1)	In accordance with Rule 416(a), we are also registering an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low bid prices of the Common Stock, as reported on November 21, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

Subject to Completion, Dated November 27, 2012

3,953,489 Shares

Common Stock

This prospectus relates to the resale of up to 3,953,489 shares of common stock of TherapeuticsMD, Inc. (“Therapeutics”).  The shares of common stock will be offered for resale by certain stockholders of Therapeutics listed in this prospectus (the “Selling Stockholders”).

The shares of common stock to which this prospectus relates may be sold from time to time by and for the accounts of the Selling Stockholders named in this prospectus or in supplements to this prospectus. The Selling Stockholders may sell all or a portion of these shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices, or at privately negotiated prices.

We will not receive any of the proceeds from the sale of the shares of common stock offered by the Selling Stockholders.

Our common stock is quoted on the OTCQB under the symbol “TXMD.”  On November 21, 2012, the reported closing price of our common stock on the OTCQB was $1.80 per share.

See “Risk Factors” beginning on page 5 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

Prospectus dated                                , 2012.

TABLE OF CONTENTS

Page

Prospectus Summary	1
Risk Factors	5
Special Note Regarding Forward Looking Statements	26
Market, Industry, and Other Data	27
Use of Proceeds	28
Market Price of Our Common Stock and Related Stockholder Matters	28
Selected Consolidated Financial and Other Data	29
Management’s Discussion and Analysis of Financial Condition and Results of Operations	30
Business	40
Management	58
Executive Compensation	65
Certain Relationships and Related Party Transactions	71
Principal and Selling Stockholders	73
Plan of Distribtion	76
Description of Capital Stock	78
Shares Eligible For Future Sale	80
Legal Matters	81
Experts	82
Where You Can Find Additional Information	82
Index to Financial Statements	F-1

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) utilizing a shelf registration process.  Under this shelf registration process, the Selling Stockholders may, from time to time, offer and sell shares of our common stock pursuant to this prospectus.  It is important for you to read and consider all of the information contained in this prospectus and any applicable prospectus supplement before making a decision whether to invest in the common stock.

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus and any applicable prospectus supplement or amendment.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this prospectus is current only as of its date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in our common stock. You should read this entire prospectus carefully, including “Risk Factors” and our financial statements and related notes.  Unless the context otherwise requires, the terms “Therapeutics,” “TXMD,” “Company,” “we,” “us,” or “our” refer to TherapeuticsMD, Inc., a Nevada corporation, and its subsidiaries, vitaMedMD, LLC, a Delaware limited liability company, or VitaMed, and BocaGreenMD, Inc., a Nevada corporation, or BocaGreen.

The Company

Our Business

We are a specialty pharmaceutical company focused on creating safe and effective branded prescription, generic prescription, and over-the-counter (non-prescription) products targeted exclusively for women.  We are focused on the clinical trials for and commercialization of three advanced hormone replacement products designed to alleviate the symptoms of and reduce the health risks resulting from menopause-related hormone deficiencies, including hot flashes, osteoporosis, and vaginal dryness.  These proposed hormone replacement products, which contain estrogen and progestin alone or in combination, are being tested to provide equivalent efficacy at lower doses, enabling an enhanced side effect profile compared with competing products.  These proposed hormone replacement therapy products have received Investigational New Drug applications, or IND, acceptance by the U.S. Food and Drug Administration, or FDA.  We plan to begin phase 3 clinical trials of these proposed products in 2013.  We intend to leverage and grow our current marketing and sales organization to commercialize these products in the United States assuming the successful completion of the FDA regulatory process.  We are also evaluating various other indications for our hormone technology, including oral contraception, preterm birth, vulvovaginal atrophy, and premature ovarian failure.  The oral progestin market was approximately $400 million in 2011 U.S. sales; the estrogen market was approximately $800 million in 2011 U.S. sales; and the combination Progestin/Estrogen market was $600 million in 2011 U.S. sales.

As we continue the clinical development of our proposed hormone replacement products, we continue to market and expand our branded prescription, generic prescription, and over-the-counter product lines consisting of prenatal vitamins, over-the-counter prenatal vitamins, vegan docosahexaenoic acid, or DHA, iron supplements, Vitamin D supplements, natural menopause relief products, and scar tissue and cosmetic stretch mark creams under our vitaMedMD name and our generic prescription prenatal vitamins products under our BocaGreenMD Prena1 name.  All of our prenatal vitamins are gluten, sugar, and lactose free.  We believe our product attributes result in greater patient acceptance and satisfaction than competitive products while offering the highest quality products incorporating patented ingredients.

Our sales model focuses on the “4Ps”:  patient, provider, pharmacist, and payor.  We market and sell our current products through a direct national sales force of 40 full-time professionals that calls on healthcare providers in the obstetrics and gynecologic, or OB/GYN, market space as well as through our website to consumers.  We strive to demonstrate to physicians that recommending our products enable them to realize office efficiencies and patient and payor cost savings over competitive products, strategies, and distribution models.  In addition, our products offer health care providers an alternative to patients to meet their individual nutritional and financial requirements related to co-pay and cost of care considerations.  We also believe that our combination of branded, generic, and over-the-counter lines allows physicians, women, and payors cost-effective alternatives for top quality care.  We supply our prescription products to consumers through retail pharmacies.  We supply our over-the-counter products either directly to consumers via the Internet and phone sales followed by home shipment as well as through physicians who then sell them to their patients.  Our fully staffed customer care center uses current customer relationship management technologies to respond to health care providers, pharmacies, and consumers via incoming and outgoing telephone calls, e-mails, and live-chat.  We also facilitate repeat customer orders through our Auto-ship feature.

Our Growth Strategy

Our goal is to become the women’s healthcare company recommended by health care providers to all patients by becoming the new standard in women’s health with a complete line of products all under one quality brand.  Key elements of our strategy to achieve this goal are as follows:

•
focusing exclusively on women’s health issues to enable us to build long-term relationships with women as they move through their life cycles of birth control, pregnancy, child birth, and pre- and post-menopause;

•
focusing on our development, clinical trials, and commercialization of three hormone replacement products designed to alleviate the systems of and reduce the health effects resulting from menopause-related hormone deficiencies, including hot flashes, osteoporosis, and vaginal dryness, and provide equivalent efficiency at lower doses, enabling enhanced side effect profile compared with competing products;

•
maintaining a marketing emphasis on large group OB/GYN practices that provide opportunities to large patient bases and that are receptive to the data and savings we provide that facilitate them in negotiating contracts with insurance companies;

•	pursuing multiple distribution channels, including physicians and pharmacies through our direct sales force and the Internet;

•	expanding our geographic market and sales team to cover the entire country by increasing our current 36 sales territories to 60 sales territories by the end of 2013; and

•
introducing new products to build upon our introduction of our first three prescription products in the first and second quarters of 2012 and our generic line of prenatal vitamins in the fourth quarter of 2012 as well as our proposed hormone replacement products.

Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in “Risk Factors” immediately following this prospectus summary.  These risks include, among others, the following:

•	We have incurred significant operating losses since inception and anticipate that we will incur continued losses for the foreseeable future.

•
Our independent registered public accounting firm, in its audit report related to our financial statements for the two years ended December 31, 2011, expressed substantial doubt about our ability to continue as a going concern.

•
We currently derive all of our revenue from sales of our women’s health products and our failure to maintain or increase sales of these products would have a material adverse effect on our business, financial condition, results of operations, and growth prospects.

•	If our products do not have the healthful effects intended, our business may suffer.

•
Our future success will depend in large part on our ability to commercialize our three proposed hormone replacement products for women designed to alleviate the symptoms of and reduce the health risks resulting from menopause, including hot flashes, osteoporosis, and vaginal dryness.

•	We have no experience as a company in bringing a drug to regulatory approval.

•	We may not be able to complete the development and commercialization of our proposed hormone replacement products if we fail to obtain additional financing.

The Offering

Common stock offered by the Selling Stockholders	3,953,489 shares

Common stock outstanding
99,784,982 shares.  This number does not include 10,928,695 shares of common stock reserved for issuance upon exercise of stock options and 12,244,641 shares of common stock reserved for issuance upon exercise of stock purchase warrants outstanding as of September 30, 2012.

Use of proceeds	We will not receive any of the proceeds from the sale of shares to be offered by the Selling Stockholders.

OTCQB Symbol	TXMD

Our Offices

We are a Nevada corporation.  We began our current business in May 2008.  We maintain our principal executive offices at 951 Broken Sound Parkway NW, Suite 320, Boca Raton, Florida 33487.  Our telephone number is (561) 961-1911.  The Company maintains websites at www.therapeuticsmd.com, www.vitamedmd.com, www.vitamedmdrx.com, and bocagreenmd.com.  The information contained on our websites or that can be accessed through our websites does not constitute part of this prospectus.

Summary Consolidated Financial and Other Data

The following table sets forth selected consolidated financial and other data as of and for the periods indicated.  You should read the following information together with the more detailed information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.  The consolidated statements of operations for the years ended December 31, 2010 and 2011, and the consolidated balance sheet data as of December 31, 2010 and 2011, are derived from our audited consolidated financial statements included in this prospectus.  The consolidated statement of operations for the nine months ended September 30, 2011 and 2012 and the balance sheet data as of September 30, 2012 are derived from our unaudited consolidated financial statements included in this prospectus. We have prepared the unaudited consolidated financial statements on the same basis as the audited consolidated financial statements and have included, in our opinion, all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the financial information set forth in those statements.

	Fiscal Year Ended December 31,		Nine Months Ended September 30,
	2010	2011	2011	2012
	(in thousands, except share data)
Consolidated Statements of Operations Data:
Revenue, net	$1,242	$2,088	$1,534	$2,577
Cost of goods sold	556	947	684	1,015
Gross profit	686	1,141	849	1,562
Operating expense:
Sales, general, and administration	3,465	6,406	3,819	9,692
Research and development	65	107	256	2,579
Depreciation and amortization	23	55	41	44
Total operating expense	3,553	6,568	4,116	12,315
Operating loss	(2,867)	(5,427)	(3,266)	(10,753)
Other income (expense)
Loss on extinguishment of debt	−	−	−	(10,505)
Settlement of debt	−	(7,390)	−	−
Beneficial conversion feature	−	−	−	(6,717)
Amortization of debt discount	−	(29)	(18)	(1,159)
Interest expense	−	(35)	(17)	(226)
Loan guaranty costs	−	(38)	(26)	(35)
Miscellaneous income	−	6	−	2
Total other income (expense)	−	(7,486)	(61)	(18,640)
Loss before taxes	(2,867)	(12,913)	(3,328)	(29,393)
Provision for income taxes	−	−	−	−
Net loss	$(2,867)	$(12,913)	$(3,328)	$(29,393)

Net loss per share, basic and diluted:
Net loss per share, basic and diluted	$(0.07)	$(0.21)	$(0.06)	$(0.33)
Weighted average number of common shares outstanding	38,289,463	62,516,461	57,275,797	88,892,757

Consolidated Balance Sheet Data (at end of period):
Total assets	$1,197	$1,439	$1,222	$3,515
Total liabilities	$233	$3,151	$2,602	$7,849
Total stockholders’ equity (deficit)	$964	$(1,712)	$(1,380)	$(4,334)

Other Data:
Capital expenditures	$27	$38	$29	$157
Working capital (deficit) (at end of period)	$826	$(1,913)	$(1,526)	$(2,196)
Net cash provided by (used in)
Operating activities	$(2,844)	$(4,967)	$(3,082)	$(8,399)
Investing activities	$(27)	$(38)	$(39)	$(489)
Financing activities	$3,171	$4,708	$2,852	$8,916

RISK FACTORS

Investing in our common stock involves a high degree of risk.  You should carefully consider the following risk factors, together with all of the information included in this prospectus before you decide to purchase shares of our common stock.  We believe the risks and uncertainties described below are the most significant we face.  Additional risks and uncertainties of which we are unaware, or that we currently deem immaterial, also may become important factors that affect us.  If any of the following risks occur, our business, financial condition, or results of operations could be materially and adversely affected.  In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

We have incurred significant operating losses since inception and anticipate that we will incur continued losses for the foreseeable future.

We have incurred recurring net losses, including net losses of $2.9 million and $12.9 million for the years ended December 31, 2010 and 2011, respectively, and $29.4 million for the nine months ended September 30, 2012.  As of September 30, 2012, we had an accumulated deficit of approximately $46.4 million.  We have generated limited revenue and have funded our operations to date primarily from private sales of equity and debt securities.  We expect to incur substantial additional losses over the next several years as our research, development, and clinical trial activities increase, especially those related to our proposed hormone replacement products.  As a result, we may never achieve or maintain profitability until we successfully commercialize our products, in particular, our proposed hormone replacement products.  If we are unable to make required payments under any of our obligations for any reason, our creditors may take actions to collect their debts, including foreclosing on our intellectual property that collateralizes our obligations.  If we continue to incur substantial losses and are unable to secure additional financing, we could be forced to discontinue or curtail our business operations, sell assets at unfavorable prices, refinance existing debt obligations on terms unfavorable to us, or merge, consolidate, or combine with a company with greater financial resources in a transaction that might be unfavorable to us.

Our independent registered public accounting firms, in their audit reports related to our financial statements for the years ended December 31, 2011 and 2010, expressed substantial doubt about our ability to continue as a going concern.

As a result of our continued losses, our independent registered public accounting firms have included an explanatory paragraph in their reports on our financial statements for the years ended December 31, 2011 and 2010, expressing substantial doubt as to our ability to continue as a going concern.  The inclusion of a going concern explanatory paragraph in the report of our independent registered public accounting firms may make it more difficult for us to secure additional financing or enter into strategic relationships on terms acceptable to us, if at all, and may materially and adversely affect the terms of any financing that we might obtain.

We currently derive all of our revenue from sales of our women’s health products and our failure to maintain or increase sales of these products would have a material adverse effect on our business, financial condition, results of operations, and growth prospects.

We currently derive all of our revenue from sales of women’s health products, including prenatal and women’s multi-vitamins, iron supplements, Vitamin D supplements, natural menopause relief, and scar reduction creams.  While sales of our vitamin products grew from 2010 to 2011, we cannot assure you that such sales will continue to grow.  In addition to other risks described herein, our ability to maintain or increase existing product sales is subject to a number of risks and uncertainties, including the following:

•	the presence of new or existing competing products, including generic versions of our prescription products;

•	any supply or distribution problems arising with any of our manufacturing and distribution partners;

•	changed or increased regulatory restrictions or regulatory actions by the U.S. Food and Drug Administration, or FDA;

•	changes in healthcare laws and policy, including changes in requirements for rebates, reimbursement, and coverage by federal healthcare programs;

•	the impact or efficacy of any price increases we may implement in the future;

•	changes to our label, including new safety warnings or changes to our boxed warning, that further restrict how we market and sell our products; and

•	acceptance of our products as safe and effective by physicians and patients.

If prescription and over-the-counter, or OTC revenue from sales of our existing products do not continue or increase, we may be required to reduce our operating expenses or to seek to raise additional funds, which could have a material adverse effect on our business, financial condition, results of operations, and growth prospects, or we may not be able to commence or continue clinical trials in order to commercialize our proposed hormone replacement products or other product candidates.

If our products do not have the healthful effects intended, our business may suffer.

Although many of the ingredients in our current products are vitamins, minerals, and other substances for which there is a long history of human consumption, they contain innovative ingredients or combinations of ingredients.  Although we believe all of such products and the combinations of ingredients in them are safe when taken as directed, the products could have certain side effects if not taken as directed or if taken by a consumer that has certain medical conditions.  In addition, such products have been proven to be more effective when taken in accordance with certain instructions, which include certain dietary restrictions.  Therefore, such products may not be effective if such instructions are not followed.  Furthermore, there can be no assurance that any of the products, even when used as directed, will have the effects intended or will not have harmful side effects.  If any of our products or products we develop or commercialize in the future are shown to be harmful or generate negative publicity from perceived harmful effects, our business, financial condition, results of operations, and prospects would be harmed significantly.

Our future success will depend in large part on our ability to commercialize our three proposed hormone replacement products for women designed to alleviate the symptoms of and reduce the health risks resulting from menopause, including hot flashes, osteoporosis, and vaginal dryness.

Our future success will depend in large part on our ability to commercialize our three proposed hormone replacement products for women designed to alleviate the symptoms of and reduce the health risks resulting from menopause, including hot flashes, osteoporosis, and vaginal dryness.  Although we have received Investigational New Drug applications acceptance by the FDA for our proposed hormone replacement therapy products, we may not be able to complete the development, obtain necessary FDA approval, or commercialize any of these proposed products.  The failure to commercialize or obtain necessary approval for any one or more of these products would substantially harm our prospects and our business.

We may not be able to complete the development and commercialization of our proposed hormone replacement products if we fail to obtain additional financing.

We need substantial amounts of cash to complete the clinical development of our proposed hormone replacement products.  We currently estimate the cost of our research and development activities through the completion of our phase 3 trials will be approximately $18.0 million for TX12001HRT, will be approximately $6.5 million for TX12002HRT, and will be approximately $6.5 million for TX12003HRT.  Our existing cash and cash equivalents will not be sufficient to fund these requirements.  In addition, changing circumstances may cause us to consume funds significantly faster than we currently anticipate, and we may need to spend more money than currently expected because of circumstances beyond our control.  We do not have currently any committed external source of funds.  We will attempt to raise additional capital from the issuance of equity and/or debt securities, collaborations with third parties, licensing of rights to these products, or other means, or a combination of any of the foregoing.  Securing additional financing will require a substantial amount of time and attention from our management and may divert a disproportionate amount of their attention away from our day-to-day activities, which may adversely affect our ability to conduct our day-to-day operations.  In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all.  If we are unable to raise additional capital when required or on acceptable terms, we may be required to take one or more of the following actions:

•	significantly delay, scale back, or discontinue our product development and commercialization efforts;

•	seek collaborators for our proposed hormone replacement products at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be the case; and

•	license, potentially on unfavorable terms, our rights to our proposed hormone replacement products that we otherwise would seek to develop or commercialize ourselves.

Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures, or declaring dividends.  To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our existing stockholders will be diluted, and the terms of these new securities may include liquidation or other preferences that adversely affect the rights of our existing stockholders.  If we raise additional funds through collaborations, strategic alliances, or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs, or proposed products or grant licenses on terms that may not be favorable to us.

If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we will be prevented from pursuing discovery, development, and commercialization efforts, and our ability to generate revenue and achieve or sustain profitability will be substantially harmed.

We have no experience as a company in bringing a drug to regulatory approval.

We have never obtained regulatory approval for, or commercialized, a drug.  It is possible that the FDA may refuse to accept any or all of our planned New Drug Applications, or NDAs, for substantive review or may conclude after review of our data that our applications are insufficient to obtain regulatory approval of any of our proposed hormone replacement products, or it may require that we conduct additional clinical or manufacturing validation studies, which may be costly, and submit that data before it will reconsider our applications.  Depending on the extent of these or any other FDA required studies, approval of any NDA or application that we submit may be significantly delayed, possibly for years, or may require us to expend more resources than we have available or can secure.  Any delay or inability in obtaining regulatory approvals would delay or prevent us from commercializing our proposed hormone replacement products, generating revenue from our proposed hormone replacement products, and achieving and sustaining profitability.  It is also possible that additional studies, if performed and completed, may not be considered sufficient by the FDA to approve any NDA we submit.  If any of these outcomes occur, we may be forced to abandon our planned NDAs for one or more of our proposed hormone replacement products, which would materially adversely affect our business and could potentially cause us to cease operations.

Clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.

Our proposed hormone replacement products are currently in various stages of clinical testing, which is expensive, can take many years to complete, and have a highly uncertain outcome.  Failure can occur at any time during the clinical trial process as a result of inadequate performance of a drug or inadequate adherence by patients or investigators to clinical trial protocols.  If clinical trials for any of our proposed hormone replacement products fail to demonstrate safety and efficacy compared to placebo according to FDA guidelines, the FDA will not approve that product candidate and we would not be able to commercialize it, which will have a material adverse effect on our business, financial condition, results of operations, and prospects.

Our planned phase 3 trials for our proposed hormone replacement products may be more expensive and time consuming than we currently expect.  FDA regulations require phase 3 trials for any drug for which an NDA is submitted.  A number of companies in the pharmaceutical and biotechnology industries, including those with greater resources and experience than we have, have suffered significant setbacks in phase 3 clinical trials.  The failure to obtain positive results in any of our phase 3 clinical trials could seriously impair the development prospects, and even prevent regulatory approval, of our proposed hormone replacement products.

Delays in clinical trials are common for many reasons, and any such delays could result in increased costs to us and jeopardize or delay our ability to obtain regulatory approval and commence product sales as currently contemplated.

We may experience delays in clinical trials for our proposed hormone replacement products.  Our planned clinical trials might not begin on time, may be interrupted or delayed once commenced, might need to be redesigned, might not enroll a sufficient number of patients, or might not be completed on schedule, if at all.  Clinical trials can be delayed for a variety of reasons, including the following:

•	delays in obtaining regulatory approval to commence a trial;

•	imposition of a clinical hold following an inspection of our clinical trial operations or trial sites by the FDA or other regulatory authorities;

•	delays in reaching agreement on acceptable terms with prospective contract research organizations, or CROs, and clinical trial sites;

•	delays in obtaining required institutional review board approval at each site;

•	delays in identifying, recruiting, and training suitable clinical investigators;

•	delays in recruiting suitable patients to participate in a trial;

•	delays in having patients complete participation in a trial or return for post-treatment follow-up;

•	clinical sites dropping out of a trial to the detriment of enrollment;

•	time required to add new sites;

•	delays in obtaining sufficient supplies of clinical trial materials, including suitable active pharmaceutical ingredient, or API; or

•	delays resulting from negative or equivocal findings of the data safety monitoring board, or DSMB, for a trial.

Patient enrollment, a significant factor in the timing of clinical trials, is affected by many factors, including the size and nature of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the design of the clinical trial, competing clinical trials, and clinicians’ and patients’ perceptions as to the potential advantages of the drug being studied in relation to other available therapies, including any new drugs that may be approved for the indications we are investigating.  Any of these delays in completing our clinical trials could increase our costs, slow down our product development and approval process, and jeopardize our ability to commence product sales and generate revenue.

We may be required to suspend or discontinue clinical trials because of adverse side effects or other safety risks that could preclude approval of our proposed hormone replacement products.

Our clinical trials may be suspended or terminated at any time for a number of reasons.  A clinical trial may be suspended or terminated by us, our collaborators, the FDA, or other regulatory authorities because of a failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, presentation of unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using the investigational drug, changes in governmental regulations or administrative actions, lack of adequate funding to continue the clinical trial, or negative or equivocal findings of the Data Safety Monitoring Board or the Institutional Review Board for a clinical trial.  An institutional review board may also suspend or terminate our clinical trials for failure to protect patient safety or patient rights.  We may voluntarily suspend or terminate our clinical trials if at any time we believe that they present an unacceptable risk to participants.  In addition, regulatory agencies may order the temporary or permanent discontinuation of our clinical trials at any time if they believe the clinical trials are not being conducted in accordance with applicable regulatory requirements or present an unacceptable safety risk to participants.  If we elect or are forced to suspend or terminate any clinical trial of any proposed product that we develop, the commercial prospects of such proposed product will be harmed and our ability to generate product revenue from any of these proposed products will be delayed or eliminated.  Any of these occurrences may harm our business, financial condition, results of operations, and prospects significantly.

We rely on third parties to conduct our clinical trials, and we may experience delays in obtaining or may be unsuccessful in obtaining regulatory approval for or commercialize our proposed hormone replacement products if these third parties do not successfully carry out their contractual duties or meet expected deadlines.

We have relied, and plan to continue to rely, on various CROs to recruit patients, monitor, and manage data for our on-going clinical programs for our proposed hormone replacement products, as well as for the execution of our clinical studies.  Although we control only certain aspects of our CROs’ activities, we are responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol, legal, regulatory, and scientific standards and our reliance on the CROs does not relieve us of our regulatory responsibilities.  We and our CROs are required to comply with the FDA’s current good clinical practices, or cGCPs, which are regulations and guidelines enforced by the FDA for all of our products in clinical development.  The FDA enforces these cGCPs through periodic inspections of trial sponsors, principal investigators, and clinical trial sites.  If we or our CROs fail to comply with applicable cGCPs, the clinical data generated in our clinical trials may be deemed unreliable, and the FDA may require us to perform additional clinical trials before approving our proposed products.  We cannot assure you that, upon inspection, the FDA will determine that any of our clinical trials comply with cGCPs.  In addition, to evaluate the safety and effectiveness compared to placebo of our proposed hormone replacement products to a statistically significant degree our clinical trials will require an adequately large number of test subjects.  Any clinical trial that a CRO conducts abroad on our behalf is subject to similar regulation.  Accordingly, if our CROs fail to comply with these regulations or recruit a sufficient number of patients, we may be required to repeat clinical trials, which would delay the regulatory approval process.

In addition, we do not employ the personnel of our CROs, and we cannot control whether or not they will devote sufficient time and resources to our on-going clinical, non-clinical, and pre-clinical programs.  Our CROs may also have relationships with other commercial entities, including one or more of our competitors, for which they may also be conducting clinical studies or other drug development activities, which could impede their ability to devote appropriate time to our clinical programs.  If our CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced, or if the quality or accuracy of the clinical data they obtain is compromised because of the failure to adhere to our clinical protocols or regulatory requirements, or for other reasons, our clinical trials may be extended, delayed, or terminated, and we may not be able to obtain regulatory approval for or successfully commercialize our proposed hormone replacement products that we seek to develop.  As a result, our financial results and the commercial prospects for our proposed hormone replacement products that we seek to develop would be harmed, our costs could increase, and our ability to generate revenue could be delayed or ended.

We typically engage one or more CROs on a project-by-project basis for each study or trial.  While we have developed and plan to maintain our relationships with CROs that we have previously engaged, we also expect to enter into agreements with other CROs to obtain additional resources and expertise in an attempt to accelerate our progress with regard to on-going clinical programs and specifically, the compilation of clinical trial data for submission with an NDA for each of our proposed hormone replacement products.  Switching or entering into new relationships with CROs involves substantial cost and requires extensive management time and focus.  In addition, there is a natural transition period when a new CRO commences work.  As a result, delays occur, which can materially impact our ability to meet our desired clinical development timelines.  Although we try to carefully manage our relationships with our CROs, there can be no assurance that we will not encounter challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition, results of operations, or prospects.

Future legislation, regulations, and policies adopted by the FDA or other regulatory health authorities may increase the time and cost required for us to conduct and complete clinical trials for our proposed hormone replacement products.

The FDA has established regulations, guidelines, and policies to govern the drug development and approval process, as have foreign regulatory authorities.  Any change in regulatory requirements resulting from the adoption of new legislation, regulations, or policies may require us to amend existing clinical trial protocols or add new clinical trials to comply with these changes.  Such amendments to existing protocols or clinical trial applications or the need for new ones, may significantly impact the cost, timing, and completion of the clinical trials for our proposed hormone replacement products.

In addition, increased scrutiny by the U.S. Congress of the FDA’s approval process may significantly delay or prevent regulatory approval, as well as impose more stringent product labeling and post-marketing testing and other requirements.

Even if we obtain regulatory approval for our proposed hormone replacement products, we will still face extensive regulatory requirements and our products may face future development and regulatory difficulties.

Even if we obtain regulatory approval for our proposed hormone replacement products in the United States, the FDA may still impose significant restrictions on a product’s indicated uses or marketing or impose ongoing requirements for potentially costly post-approval studies or post-market surveillance.  As a condition to granting marketing approval of a product, the FDA may require a company to conduct additional clinical trials.  The results generated in these phase 4 trials could result in loss of marketing approval, changes in product labeling, and/or new or increased concerns about side effects or efficacy of a product.  For example, the labeling ultimately approved for our proposed hormone replacement products, if any, may include restrictions on use.  The Food and Drug Administration Amendments Act of 2007, or FDAAA, gives the FDA enhanced post-market authority, including the explicit authority to require post-market studies and clinical trials, labeling changes based on new safety information and compliance with FDA-approved risk evaluation and mitigation strategies.  Therefore, our proposed hormone replacement products will also be subject to ongoing FDA requirements governing the labeling, packaging, storage, distribution, safety surveillance, advertising, promotion, record keeping, and reporting of safety and other post-market information.  The FDA’s exercise of its authority under the FDAAA could result in delays or increased costs during product development, clinical trials and regulatory review, increased costs to comply with additional post-approval regulatory requirements and potential restrictions on sales of approved products.  Foreign regulatory agencies often have similar authority and may impose comparable costs.  Post-marketing studies, whether conducted by us or by others and whether mandated by regulatory agencies or voluntary, and other emerging data about marketed products, such as adverse event reports, may also adversely affect sales of our proposed hormone replacement products and other products.  Further, the discovery of significant problems with a product similar to one of our products that implicate (or are perceived to implicate) an entire class of products could have an adverse effect on sales of our proposed hormone replacement products and other products.  Accordingly, new data about our proposed hormone replacement products and other products, could negatively impact demand due to real or perceived side effects or uncertainty regarding efficacy and, in some cases, could result in product withdrawal or recall.  Furthermore, new data and information, including information about product misuse, may lead government agencies, professional societies, practice management groups or organizations involved with various diseases to publish guidelines or recommendations related to the use of our proposed hormone replacement products or other products or the use of related therapies or place restrictions on sales.  Such guidelines or recommendations may lead to lower sales of our proposed hormone replacement products or other products.

The holder of an approved NDA also is subject to obligations to monitor and report adverse events and instances of the failure of a product to meet the specifications in the NDA.  Application holders must submit new or supplemental applications and obtain FDA approval for certain changes to the approved product, product labeling, or manufacturing process.  Application holders must also submit advertising and other promotional material to the FDA and report on ongoing clinical trials.  Legal requirements have also been enacted to require disclosure of clinical trial results on publicly available databases.

In addition, manufacturers of drug products and their facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with the FDA’s current good manufacturing practices, or cGMP regulations.  If we or a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions on that product, the manufacturing facility, or us, including requiring recall or withdrawal of the product from the market or suspension of manufacturing, requiring new warnings or other labeling changes to limit use of the drug, requiring that we conduct additional clinical trials, imposing new monitoring requirements, or requiring that we establish a Risk Evaluation and Mitigation Strategy.  Advertising and promotional materials must comply with FDA rules in addition to other potentially applicable federal and state laws.  The distribution of product samples to physicians must comply with the requirements of the Prescription Drug Marketing Act.  Sales, marketing, and scientific/educational grant programs must comply with the anti-fraud and abuse provisions of the Social Security Act, the False Claims Act, and similar state laws.  Pricing and rebate programs must comply with the Medicaid rebate requirements of the Omnibus Budget Reconciliation Act of 1990 and the Veteran’s Health Care Act of 1992.  If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply.  All of these activities are also potentially subject to federal and state consumer protection and unfair competition laws.  If we or our third party collaborators fail to comply with applicable regulatory requirements, a regulatory agency may take any of the following actions:

•	conduct an investigation into our practices and any alleged violation of law;

•	issue warning letters or untitled letters asserting that we are in violation of the law;

•	seek an injunction or impose civil or criminal penalties or monetary fines;

•	suspend or withdraw regulatory approval;

•	suspend any ongoing clinical trials;

•	refuse to approve pending applications or supplements to applications filed by us;

•	suspend or impose restrictions on operations, including costly new manufacturing requirements;

•	seize or detain products, refuse to permit the import or export of products, or require us to initiate a product recall; or

•	refuse to allow us to enter into supply contracts, including government contracts.

The occurrence of any of the foregoing events or penalties may force us to expend significant amounts of time and money and may significantly inhibit our ability to bring to market or continue to market our products and generate revenue.  Similar regulations apply in foreign jurisdictions.

We rely on third parties for our research and development efforts. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may be unable to obtain regulatory approval for or commercialize our product candidates.

We do not have the resources to independently conduct research and development activities; therefore, we rely on third parties, such as CROs, to conduct all of our research and development activities and expect to continue to do so in the future.  Because we rely on such third parties, we have less direct control over those activities and cannot assure you that the research will be done properly or in a timely manner, or that the results will be reproducible.  If any of our relationships with these third-parties terminate, we may not be able to enter into arrangements with alternative CROs or do so on commercially reasonable terms.  In addition, our CROs are not our employees, and except for remedies available to us under our agreements with such organizations, we cannot control whether or not they devote sufficient time and resources to our on-going programs.  Switching or adding additional CROs involves additional cost and requires management time and focus.  In addition, there is a natural transition period when a new CRO commences work.  As a result, delays occur, which can materially impact our ability to meet our desired clinical development timelines and can increase our costs significantly.  There can be no assurance that we will not encounter similar challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition and prospects.

Our dependence upon third parties for the manufacture and supply of our existing women’s health products or our proposed hormone replacement products may cause delays in, or prevent us from, successfully developing, commercializing, and marketing our products.

We do not currently have nor do we plan to build the infrastructure or capability internally to manufacture our existing women’s health products or our proposed hormone replacement products for use in the conduct of our clinical trials.  We employ the services of third parties to manufacture our products for sale and to supply the finished product for the clinical trials for our proposed hormone replacement products.  These third parties manufacture the products according to our specifications under our proprietary rights.  Although we do not have long-term contracts for the commercial supply of our products or our proposed hormone replacement products, we intend to eventually pursue long-term manufacturing agreements.  However, we may not be able to negotiate such agreements on acceptable terms, if at all.

In addition, regulatory requirements could pose barriers to the manufacture of our products, including our proposed hormone replacement products.  Our third-party manufacturers are required to comply with cGMP regulations.  As a result, the facilities used by any of our current or future manufacturers must be approved by the FDA.  We do not control the manufacturing process of our existing products or our proposed hormone replacement products and are completely dependent on these third-party manufacturers for compliance with the applicable regulatory requirements for the manufacture of the products.  If our manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA and any applicable foreign regulatory authority, they will not be able to secure the applicable approval for their manufacturing facilities.  If these facilities are not approved for the commercial manufacture of our existing products or our proposed hormone replacement products, we may need to find alternative manufacturing facilities, which would result in disruptions of our sales and significant delays of up to several years in obtaining approval for our proposed hormone replacement products.  In addition, our manufacturers will be subject to ongoing periodic unannounced inspections by the FDA and corresponding state and foreign agencies for compliance with cGMPs and similar regulatory requirements.  Failure by any of our manufacturers to comply with applicable cGMP regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, delays, suspensions or withdrawals of approvals, operating restrictions, interruptions in supply, and criminal prosecutions, any of which could have a material adverse impact on our business, financial condition, results of operations, and prospects.

Finally, we also could experience manufacturing delays if our third-party manufacturers give greater priority to the supply of other products over our products and product candidates or otherwise do not satisfactorily perform according to the terms of their agreements with us.

If any supplier of the product for our proposed hormone replacement products experiences any significant difficulties in its respective manufacturing processes, does not comply with the terms of the agreement between us, or does not devote sufficient time, energy, and care to providing our manufacturing needs, we could experience significant interruptions in the supply of our proposed hormone replacement products, which could impair our ability to supply our proposed hormone replacement products at the levels required for our clinical trials and commercialization and prevent or delay their successful development and commercialization.

The commercial success of our existing products and our proposed hormone replacement products that we develop, if approved in the future, will depend upon gaining and retaining significant market acceptance of these products among physicians and payors.

Physicians may not prescribe our women’s health products, including any of our proposed hormone replacement products that are approved by the appropriate regulatory authorities for marketing and sale, which would prevent us from generating revenue or becoming profitable.  Market acceptance of our products, including our proposed hormone replacement products by physicians, patients, and payors, will depend on a number of factors, many of which are beyond our control, including the following:

•	the clinical indications for which the product is approved;

•	acceptance by physicians and payors of each product as a safe and effective treatment;

•	the cost of treatment in relation to alternative treatments, including numerous generic drug products;

•	the relative convenience and ease of administration of our products in the treatment of the symptoms for which they are intended;

•	the availability and efficacy of competitive drugs;

•	the effectiveness of our sales force and marketing efforts;

•	the extent to which the product is approved for inclusion on formularies of hospitals and managed care organizations;

•	the availability of adequate reimbursement by third parties, such as insurance companies and other health care payors, and/or by government health care programs, including Medicare and Medicaid;

•	limitations or warnings contained in a product’s FDA-approved labeling; and

•	prevalence and severity of adverse side effects.

Even if the medical community accepts that our products are safe and efficacious for their approved indications, physicians may not immediately be receptive to the use or may be slow to adopt our products as an accepted treatment for the symptoms for which they are intended.  We cannot assure you that any labeling approved by the FDA will permit us to promote our products as being superior to competing products.  If our products, including, in particular our proposed hormone replacement products if approved, do not achieve an adequate level of acceptance by physicians and payors, we may not generate sufficient or any revenue from these products and we may not become profitable.  In addition, our efforts to educate the medical community and third-party payors on the benefits of our products may require significant resources and may never be successful.

Our products, including our proposed hormone replacement products if approved, face significant competition from branded and generic products, and our operating results will suffer if we fail to compete effectively.

Development and awareness of our brand will depend largely upon our success in increasing our customer base.  The pharmaceutical industry is intensely competitive and subject to rapid and significant technological change.  Our products, including any proposed hormone replacement that are approved, face intense competition, including from major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical, and generic drug companies.  Many of these companies have greater financial and other resources, such as larger research and development staffs and more experienced marketing and manufacturing organizations.  As a result, these companies may obtain regulatory approval more rapidly and may be more effective in selling and marketing their products.  They also may invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make the products that we sell or develop obsolete.  As a result, our competitors may succeed in commercializing products before we do.  Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies.  If we are unable to economically promote or maintain our brand, our business, results of operations and financial condition could be severely harmed.

Reimbursement may not be available for our products, which could make it difficult for us to sell our products profitably.

Market acceptance and sales of our products, including any approved hormone replacement products, will depend on reimbursement policies and may be affected by health care reform measures.  Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which drugs they will pay for and establish reimbursement levels.  We cannot be sure that reimbursement will be available for our products, including any approved hormone replacement products.  Also, we cannot be sure that the amount of reimbursement available, if any, will not reduce the demand for, or the price of, our products.  If reimbursement is not available or is available only at limited levels, we may not be able to successfully compete with our existing products or commercialize our proposed hormone replacement products.

Specifically, in both the United States and some foreign jurisdictions, there have been a number of legislative and regulatory proposals to change the health care system in ways that could affect our ability to sell our products profitably.  In the United States, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, also called the Medicare Modernization Act, or MMA, changed the way Medicare covers and pays for pharmaceutical products.  The legislation expanded Medicare coverage for drug purchases by the elderly and introduced a new reimbursement methodology based on average sales prices for physician-administered drugs.  In addition, this legislation provided authority for limiting the number of drugs that will be covered in any therapeutic class.  As a result of this legislation and the expansion of federal coverage of drug products, we expect that there will be additional pressure to contain and reduce costs.  These cost-reduction initiatives and other provisions of this legislation could decrease the coverage and price that we receive for any approved products and could seriously harm our business.  While the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policies and payment limitations in setting their own reimbursement rates, and any reduction in reimbursement that results from the MMA may result in a similar reduction in payments from private payors.

In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, or collectively, PPACA, became law in the United States.  The goal of PPACA is to reduce the cost of health care and substantially change the way health care is financed by both governmental and private insurers.  While we cannot predict what impact on federal reimbursement policies this legislation will have in general or on our business specifically, the PPACA may result in downward pressure on pharmaceutical reimbursement, which could negatively affect market acceptance of our products.  Members of the U.S. Congress and some state legislatures are seeking to overturn at least portions of the legislation, and we expect they will continue to review and assess this legislation and possibly alternative health care reform proposals.  We cannot predict whether new proposals will be made or adopted, when they may be adopted or what impact they may have on us if they are adopted.

The availability of numerous generic products at lower prices than branded products, such as our proposed hormone replacement products if they were approved for commercial introduction, may also substantially reduce the likelihood of reimbursement for such products.  We expect to experience pricing pressures in connection with the sale of our products due to the trend toward managed health care, the increasing influence of health maintenance organizations, and additional legislative proposals.  If we fail to successfully secure and maintain reimbursement coverage for our products or are significantly delayed in doing so, we will have difficulty achieving market acceptance of our products and our business will be harmed.

Product liability lawsuits could divert our resources, result in substantial liabilities and reduce the commercial potential of our products.

We face an inherent risk of product liability as a result of the clinical testing of our proposed hormone replacement products despite obtaining appropriate informed consents from our clinical trial participants, and will face an even greater risk if we commercialize our proposed hormone replacement products in the United States or other additional jurisdictions or if we engage in the clinical testing of proposed new products or commercialize any additional products.  For example, we may be sued if any product we develop allegedly causes injury or is found to be otherwise unsuitable during clinical testing, manufacturing, marketing, or sale.  Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability, or a breach of warranties.  Claims could also be asserted under state consumer protection acts.  If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our existing products or proposed hormone replacement products.  Even successful defense would require significant financial and management resources.  Regardless of the merits or eventual outcome, liability claims may result in any of the following:

•	decreased demand for our products or product candidates that we may develop;

•	loss of revenue;

•	injury to our reputation;

•	withdrawal of clinical trial participants;

•	initiation of investigations by regulators;

•	costs to defend the related litigation;

•	a diversion of management’s time and our resources;

•	substantial monetary awards to trial participants or patients;

•	product recalls, withdrawals or labeling, marketing or promotional restrictions;

•	exhaustion of any available insurance and our capital resources;

•	the inability to commercialize our products or product candidates; and

•	a decline in our stock price.

Although we maintain general liability insurance of up to $10.0 million in the aggregate and clinical trial liability insurance of $10.0 million in the aggregate for our proposed hormone replacement products, this insurance may not fully cover potential liabilities.  The cost of any product liability litigation or other proceeding, even if resolved in our favor, could be substantial.  In addition, our inability to obtain or maintain sufficient insurance coverage at an acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the development and commercial production and sale of our products, which could adversely affect our business, financial condition, results of operations, and prospects.

Our business may be affected by unfavorable publicity or lack of consumer acceptance.

We are highly dependent upon consumer acceptance of the safety, efficacy, and quality of our products, as well as similar products distributed by other companies.  Consumer acceptance of a product can be significantly influenced by scientific research or findings, national media attention, and other publicity about product use.  A product may be received favorably resulting in high sales associated with that product that may not be sustainable as consumer preferences change.  Future scientific research or publicity could be unfavorable to our industry or any of our particular products and may not be consistent with earlier favorable research or publicity.  A future research report or publicity that is perceived by our consumers as less than favorable or that may question earlier favorable research or publicity could have a material adverse effect on our ability to generate revenue.  Adverse publicity in the form of published scientific research, statements by regulatory authorities or otherwise, whether or not accurate, that associates consumption of our product or any other similar product with illness or other adverse effects, or that questions the benefits of our product or a similar product, or that claims that such products are ineffective could have a material adverse effect on our business, reputation, financial condition or results of operations.

If we use hazardous and biological materials in a manner that causes injury or violates applicable law, we may be liable for damages.

Our research and development activities involve the controlled use of potentially hazardous substances, including chemical, biological, and radioactive materials and viruses.  In addition, our operations produce hazardous waste products.  Federal, state, and local laws and regulations in the United States govern the use, manufacture, storage, handling, and disposal of hazardous materials.  Although we believe that our procedures for use, handling, storing, and disposing of these materials (all of which only occur at third-party sites operated by our contractors) comply with legally prescribed standards, we may incur significant additional costs to comply with applicable laws in the future.  We also cannot predict the impact on our business of new or amended environmental laws or regulations, or any changes in the way existing and future laws and regulations are interpreted or enforced.  Also, even if we are in compliance with applicable laws, we cannot completely eliminate the risk of contamination or injury resulting from hazardous materials, and we may incur liability as a result of any such contamination or injury.  In the event of an accident, we could be held liable for damages or penalized with fines, and the liability could exceed our resources, and we do not carry liability insurance covering the use of hazardous materials.  If we fail to comply with applicable requirements, we could incur substantial costs, including civil or criminal fines and penalties, clean-up costs, or capital expenditures for control equipment or operational changes necessary to achieve or maintain compliance.  Compliance with applicable environmental laws and regulations is expensive, and current or future environmental regulations may impair our research, development and production efforts, which adversely affect our business, financial condition, results of operations, and prospects.

We are subject to extensive and costly government regulation.

Pharmaceutical products, including the vitamins we are currently selling and hormone replacement drugs we are currently developing and planning to develop in the future, are subject to extensive and rigorous domestic government regulation, including regulation by the FDA, the Centers for Medicare and Medicaid Services, other divisions of the U.S. Department of Health and Human Services, the U.S. Department of Justice, state and local governments, and their respective foreign equivalents.  The FDA regulates the research, development, pre-clinical and clinical testing, manufacture, safety, effectiveness, record keeping, reporting, labeling, storage, approval, advertising, promotion, sale, distribution, import, and export of pharmaceutical products.  If any products we develop are tested or marketed abroad, they will also be subject to extensive regulation by foreign governments, whether or not we have obtained FDA approval for a given product and its uses.  Such foreign regulation may be equally or more demanding than corresponding U.S. regulation.

Government regulation substantially increases the cost and risk of researching, developing, manufacturing, and selling products.  Our failure to comply with these regulations could result in significant fines or the inability of our product candidates to obtain and maintain regulatory approval, which would have a materially adverse effect on our business, financial condition, results of operations and prospects.

If we are not successful in attracting and retaining highly qualified personnel, we may not be able to successfully implement our business strategy.

Our ability to compete in the highly competitive pharmaceutical industry depends in large part on our ability to attract and retain highly qualified managerial, scientific, and medical personnel.  In order to induce valuable employees to remain with us, we have, among other things, provided stock options that vest over time.  The value to employees of stock options will be significantly affected by movements in our stock price that we cannot control and may at any time be insufficient to counteract more lucrative offers from other companies.

Despite our efforts to retain valuable employees, members of our management, scientific, and medical teams may terminate their employment with us on short notice.  We do not have employment agreements with a number of our key employees.  As a result, most employees are employed on an at-will basis, which means that any of these employees could leave our employment at any time, with or without notice, and may go to work for a competitor.  The loss of the services of any of our executive officers or other key employees could potentially harm our business, operating results, and financial condition.  Our success also depends on our ability to continue to attract, retain, and motivate highly skilled scientific and medical personnel.

Any failure to adequately expand a direct sales force will impede our growth.

We expect to be substantially dependent on a direct sales force to attract new business and to manage customer relationships.  We plan to expand our direct sales force and believe that there is significant competition for qualified, productive direct sales personnel with advanced sales skills and technical knowledge.  Our ability to achieve significant growth in revenue in the future will depend, in large part, on our success in recruiting, training, and retaining sufficient direct sales personnel.  New and future hires may not become as productive as expected, and we may be unable to hire sufficient numbers of qualified individuals in the future in the markets where we do business.  While there presently exists a high rate of unemployment, if we are unable to hire and develop sufficient numbers of productive sales personnel our business prospects could suffer.

Other pharmaceutical companies with which we compete for qualified personnel have greater financial and other resources, different risk profiles, and longer histories than we do.  They also may provide more diverse opportunities and better chances for career advancement.  Some of these characteristics may be more appealing to high-quality candidates than what we offer.  If we are unable to continue to attract and retain high-quality personnel, our ability to discover, develop, and commercialize drug candidates will be limited.

Our success is tied to our distribution channels.

We sell our prescription products to wholesale drug distributors, specialty pharmacies, specialty distributors, and chain drug stores that generally sell products to retail pharmacies, hospitals, and other institutional customers.  We do not promote our products to these customers, and they do not determine product demand.  However, over 96% of our product shipments since inception were to only three customers: AmerisourceBergen Corporation, Cardinal Health, Inc., and McKesson Corporation.  Our business would be harmed if any of these customers refused to distribute our products or refused to purchase our products on commercially favorable terms to us.

A failure to maintain optimal inventory levels to meet commercial demand for our products could harm our reputation and subject us to financial losses.

Our ability to maintain optimal inventory levels to meet commercial demand depends on the performance of third-party contract manufacturers.  In some instances, our products have unique ingredients used under license arrangements.  If our manufacturers are unsuccessful in obtaining raw materials, if we are unable to manufacture and release inventory on a timely and consistent basis, if we fail to maintain an adequate level of product inventory, if inventory is destroyed or damaged, or if our inventory reaches its expiration date, patients might not have access to our products, our reputation and brands could be harmed, and physicians may be less likely to recommend our products in the future, each of which could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

Our success depends on how efficiently we respond to changing consumer preferences and demand.

Our success depends, in part, on our ability to anticipate and respond to changing consumer trends and preferences.  We may not be able to respond in a timely or commercially appropriate manner to these changes.  Our failure to accurately predict these trends could negatively impact our inventory levels, sales, and consumer opinion of us as a source for the latest product.  The success of our new product offerings depends upon a number of factors, including our ability to achieve the following:

•	accurately anticipate customer needs;

•	innovate and develop new products;

•	successfully commercialize new products in a timely manner;

•	competitively price our product in the market;

•	procure and maintain product in sufficient volumes and in a timely manner; and

•	differentiate our product offerings from those of our competitors.

If we do not introduce new products, make enhancements to existing products, or maintain the appropriate inventory levels to meet customers’ demand in a timely manner, our business, results of operations, and financial condition could be materially and adversely affected.

We may be subject to product recalls that could negatively affect our business.

We may be subject to product recalls, withdrawals, or seizures if any of the products we formulate, manufacture, or sell are believed to cause injury or illness or if we are alleged to have violated governmental regulations in the manufacture, labeling, promotion, sale, or distribution of any of our products.  A recall, withdrawal, or seizure of any of our products could materially and adversely affect consumer confidence in our brands and lead to decreased demand for our products.  In addition, a recall, withdrawal, or seizure of any of our products would require significant management attention, would likely result in substantial and unexpected expenditures, and could materially and adversely affect our business, financial condition, and results of operations.

We will need to grow our organization, and we may experience difficulties in managing this growth, which could disrupt our operations.

As of September 30, 2012, we had 62 employees.  As our development and commercialization plans and strategies develop, we expect to expand our employee base for managerial, operational, financial, and other resources and, depending on our commercialization strategy, we may further expand our employee base for sales and marketing resources.  Future growth would impose significant added responsibilities on members of management, including the need to identify, recruit, maintain, motivate, and integrate additional employees.  Also, our management may need to divert a disproportionate amount of its attention away from their day-to-day activities and devote a substantial amount of time to managing these growth activities.  We may not be able to effectively manage the expansion of our operations, which may result in weaknesses in our infrastructure, give rise to operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees.  Our growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of additional product candidates.  If our management is unable to effectively manage our expected growth, our expenses may increase more than expected, our ability to generate and/or grow revenue could be reduced and we may not be able to implement our business strategy.  Our future financial performance and our ability to commercialize our proposed hormone replacement products and compete effectively will depend, in part, on our ability to effectively manage any future growth in our organization.

Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements and insider trading.

We are exposed to the risk of employee fraud or other misconduct.  Misconduct by employees could include intentional failures to comply with FDA regulations, to provide accurate information to the FDA, to comply with federal and state health care fraud and abuse laws and regulations, to report financial information or data accurately or to disclose unauthorized activities to us.  In particular, sales, marketing and business arrangements in the health care industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices.  These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements.  Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation.  We have adopted a Code of Conduct, but it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with these laws or regulations.  If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

Risks Related to our Intellectual Property

Another party could develop hormone products and achieve FDA regulatory exclusivity in the United States before we do, potentially preventing our ability to commercialize our proposed hormone replacement products and other products in development.

We have and will continue to seek to obtain various forms of exclusivity for our proposed hormone replacement products and other products in development, including FDA regulatory exclusivity.  To the extent that patent protection is not available or has expired, FDA regulatory exclusivity may be the only available form of exclusivity available for our proposed hormone replacement products and other products in development.  The process of obtaining regulatory approvals can be lengthy.  The FDA also has substantial discretion to require additional testing, to delay or withhold registration and marketing approval, and to otherwise preclude distribution and sale of product.  At the same time, potentially competitive products may be in various stages of development, some of which may have been filed for approval with the FDA.  We cannot predict with certainty the timing of FDA approval or whether FDA approval will be granted, nor can we predict with certainty the timing of FDA approval for competing products or whether such approval will be granted.  It is possible that competing products may achieve FDA approval and exclusivity before we do, which could delay our ability to obtain necessary regulatory approvals, result in lost market opportunities with respect to our proposed hormone replacement products and other products, and materially adversely affect our revenues, financial condition, results of operations and cash flows.

If our efforts to protect the proprietary nature of the intellectual property related to our proposed hormone replacement products and other products are not adequate, we may not be able to compete effectively in our market

Our commercial success will depend in part on our ability to obtain additional patents and protect our existing patent positions as well as our ability to maintain adequate protection of other intellectual property for our proposed hormone replacement products and other products.  If we do not adequately protect our intellectual property, competitors may be able to use our technologies and erode or negate any competitive advantage we may have, which could harm our business and ability to achieve profitability.  The patent positions of pharmaceutical companies are highly uncertain.  The legal principles applicable to patents are in transition due to changing court precedent and legislative action, and we cannot be certain that the historical legal standards surrounding questions of validity will continue to be applied or that current defenses relating to issued patents in these fields will be sufficient in the future.  Changes in patent laws in the United States, such as the recently adopted America Invents Act of 2011, may affect the scope, strength, and enforceability of our patent rights or the nature of proceedings that may be brought by us related to our patent rights.  In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States, and we may encounter significant problems in protecting our proprietary rights in these countries.  We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies are covered by valid and enforceable patents or are effectively maintained as trade secrets.

These risks include the possibility of the following:

•	the patent applications that we have filed may fail to result in issued patents in the United States or in foreign countries;

•	patents issued or licensed to us or our partners may be challenged, discovered to have been issued on the basis of insufficient or incorrect information, or held to be invalid or unenforceable;

•	the scope of any patent protection may be too narrow to exclude other competitors from developing or designing around these patents;

•	we or our licensors were not the first to make the inventions covered by each of our issued patents and pending patent applications;

•	we or our licensors were not the first to file patent applications for these inventions;

•
we may fail to comply with procedural, documentary, fee payment, and other similar provisions during the patent application process, which can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights;

•	future product candidates may not be patentable;

•	others will claim rights or ownership with regard to patents and other proprietary rights that we hold or license;

•	delays in development, testing, clinical trials, and regulatory review may reduce the period of time during which we could market our product candidates under patent protection; and

•	we may fail to timely apply for patents on our technologies or products.

While we apply for patents covering our technologies and products, as we deem appropriate, many pharmaceutical companies and university and research institutions already have filed patent applications or have received patents in our areas of product development.  These entities’ applications, patents, and other intellectual property rights may conflict with patent applications to which we have rights and could prevent us from obtaining patents or could call into question the validity of any of our patents, if issued, or could otherwise adversely affect our ability to develop, manufacture, or commercialize our proposed hormone replacement products.  In addition, if third parties file patent applications in the technologies that also claim technology to which we have rights, we may have to participate in interference, derivation, or other proceedings with the U.S. Patent and Trademark Office, or USPTO, or applicable foreign patent regulatory authorities, as applicable, to determine our rights in the invention, which may be time-consuming and expensive.  Moreover, issued patents may be challenged during post-grant proceedings brought by a third party or the USPTO, or in foreign countries, or in the courts.  These proceedings may result in loss of patent claims or adverse changes to the scope of the claims.

If we or our licensors or partners fail to obtain and maintain patent protection for our product candidates, or our proprietary technologies and their uses, companies may be dissuaded from collaborating with us. In such event, our ability to commercialize our proposed hormone replacement products or other product candidates may be threatened, we could lose our competitive advantage and the competition we face could increase, all of which could adversely effect our business, financial condition, results of operations, and prospects.

In addition, mechanisms exist in much of the world permitting some form of challenge by generic drug marketers to our patents prior to, or immediately following, the expiration of any regulatory exclusivity, and generic companies are increasingly employing aggressive strategies, such as “at risk” launches to challenge our patent rights.

Our business also may rely on unpatented proprietary technology, know-how, and trade secrets. If the confidentiality of this intellectual property is breached, it could adversely impact our business.

If we are sued for infringing intellectual property rights of third parties, litigation will be costly and time consuming and could prevent us or delay us from developing or commercializing our product candidates.

Our commercial success depends, in part, on our not infringing the patents and proprietary rights of other parties and not breaching any collaboration or other agreements we have entered into with regard to our technologies and products.  Numerous third-party U.S. and non-U.S. issued patents and pending applications exist in the areas of hormone replacement therapy, including compounds, formulations, treatment methods, and synthetic processes that may be applied towards the synthesis of hormones.  Although no legal action has been commenced or threatened against us by a third party for infringing intellectual property rights, we cannot provide assurances that we or our partners will be free to manufacture or market our product candidates as planned, or that we or our licensors’ and partners’ patents will not be opposed or litigated by third parties.  There can be no assurances that we will be able to obtain a license to such patent on favorable terms or at all.  Failure to obtain such license may have a material adverse effect on our business.

There is a substantial amount of litigation involving intellectual property in the pharmaceutical industry generally.  If a third party asserts that we infringe its patents or other proprietary rights, we could face a number of risks that could adversely affect our business, financial condition, results of operations, and prospects, including the following:

•
infringement and other intellectual property claims, which would be costly and time consuming to defend, whether or not we are ultimately successful, which in turn could delay the regulatory approval process, consume our capital and divert management’s attention from our business;

•	substantial damages for past infringement, which we may have to pay if a court determines that our products or technologies infringe a competitor’s patent or other proprietary rights;

•
a court prohibiting us from selling or licensing our technologies or future products unless the third party licenses its patents or other proprietary rights to us on commercially reasonable terms, which it is not required to do;

•
if a license is available from a third party, we may have to pay substantial royalties or lump sum payments or grant cross licenses to our patents or other proprietary rights to obtain that license; and

•	redesigning our products so they do not infringe, which may not be possible or may require substantial monetary expenditures and time.

We are party from time to time to legal proceedings relating to our intellectual property, and third parties in the future may file claims asserting that our technologies, processes or products infringe on their intellectual property.  We cannot predict whether third parties will assert these claims against us or our partners or against the licensors of technology licensed to us, or whether those claims will harm our business.  In addition, the outcome of intellectual property litigation is subject to uncertainties that cannot be adequately quantified in advance.  If we or our partners were to face infringement claims or challenges by third parties relating to our product candidates, an adverse outcome could subject us to significant liabilities to such third parties, and force us or our partners to curtail or cease the development of some or all of our product candidates, which could adversely affect our business, financial condition, results of operations, and prospects.

We may be required to file lawsuits or take other actions to protect or enforce our patents or the patents of our licensors, which could be expensive and time consuming.

Competitors may infringe our patents or the patents of our licensors.  To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming.  Moreover, there can be no assurance that we will have sufficient financial or other resources to file and pursue such infringement claims, which typically last for years before they are concluded.  The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to pharmaceuticals, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally.

In addition, in an infringement proceeding, a court may decide that a patent of ours or our licensors is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents, or those of our licensors, do not cover the technology in question or on other grounds.  An adverse result in any litigation or defense proceedings could put one or more of our patents, or those of our licensors, at risk of being invalidated, held unenforceable or interpreted narrowly and could put our patent applications, or those of our licensors, at risk of not issuing.  Moreover, we may not be able to prevent, alone or with our licensors, misappropriation of our proprietary rights, particularly in countries where the laws may not protect those rights as fully as in the United States.  Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation.  In addition, if securities analysts or investors perceive public announcements of the results of hearings, motions or other interim proceedings or developments to be negative, the price of our common stock could be adversely affected.  The occurrence of any of the above could adversely affect our business, financial condition, results of operations, and prospects.

If we are unable to protect the confidentiality of certain information, the value of our products and technology could be materially adversely affected.

We also rely on trade secrets, know-how, and continuing technological advancement to develop and maintain our competitive position.  To protect this competitive position, we regularly enter into confidentiality and proprietary information agreements with third parties, including employees, independent contractors, suppliers, and collaborators.  We cannot, however, ensure that these protective arrangements will be honored by third parties, and we may not have adequate remedies if these arrangements are breached.  In addition, enforcement of claims that a third party has illegally obtained and is using trade secrets, know-how and technological advancements is expensive, time consuming and uncertain.  Non-U.S. courts are sometimes less willing than U.S. courts to protect this information.  Moreover, our trade secrets, know-how, and technological advancements may otherwise become known or be independently developed by competitors in a manner providing us with no practical recourse against the competing parties.  If any such events were to occur, they could adversely affect our business, financial condition, results of operations, and prospects.

We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

As is common in the pharmaceutical industry, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors.  We may be subject to claims that these employees, or we, have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers.  Litigation may be necessary to defend against these claims.  Such claims may lead to material costs for us, or an inability to protect or use valuable intellectual property rights, which could adversely affect our business, financial condition, results of operations, and prospects.

Risks Related to Ownership of Our Common Stock

The market price of our common stock may be highly volatile, and you could lose all or part of your investment.

The trading price of our common stock is likely to be volatile.  This volatility may prevent you from being able to sell your shares at or above the price you paid for your shares.  Our stock price could be subject to wide fluctuations in response to a variety of factors, which include the following:

•	any delay in commencement of our phase 3 clinical trials for our proposed hormone replacement products;

•	adverse results or delays in clinical trials;

•
any delay in filing our NDAs for our proposed hormone replacement products and any adverse development or perceived adverse development with respect to the FDA’s review of the NDAs, including the FDA’s issuance of a “refusal to file” letter or a request for additional information;

•	changes in laws or regulations applicable to our products or proposed products, including clinical trial requirements for approvals;

•	unanticipated serious safety concerns related to the use of our proposed hormone replacement products;

•	a decision to initiate a clinical trial, not to initiate a clinical trial, or to terminate an existing clinical trial;

•	the inability to obtain adequate product supply for our proposed hormone replacement products or the inability to do so at acceptable prices;

•	adverse regulatory decisions;

•	the introduction of new products or technologies offered by us or our competitors;

•	the effectiveness of our or our potential partners’ commercialization efforts;

•	the inability to effectively manage our growth;

•	actual or anticipated variations in quarterly operating results;

•	the failure to meet or exceed the estimates and projections of the investment community;

•	the perception of the pharmaceutical industry by the public, legislatures, regulators, and the investment community;

•	the overall performance of the U.S. equity markets and general political and economic conditions;

•	developments concerning our sources of manufacturing supply and any commercialization partners;

•	announcements of significant acquisitions, strategic partnerships, joint ventures, or capital commitments by us or our competitors;

•	disputes or other developments relating to proprietary rights, including patents, litigation matters, and our ability to obtain patent protection for our technologies;

•	additions or departures of key scientific or management personnel;

•	adverse market reaction to any indebtedness we may incur or securities we may issue in the future;

•	sales of our common stock by our stockholders in the future;

•	significant lawsuits, including patent or stockholder litigation;

•	changes in the market valuations of similar companies;

•	the trading volume of our common stock;

•	increases in our common stock available for sale upon expiration of lock-up agreements;

•	effects of natural or man-made catastrophic events or other business interruptions; and

•	other events or factors, many of which are beyond our control.

In addition, the stock market in general, and the OTCQB Bulletin Board and the stock of biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies.  Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance.

Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

At September 30, 2012, our executive officers, directors, holders of 5% or more of our stock, and their affiliates beneficially owned approximately 70% of our common stock on an as-if converted basis.  These stockholders may be able to determine the outcome of all matters requiring stockholder approval.  For example, these stockholders may be able to control elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction.  This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as one of our stockholders.

If we fail to establish and maintain proper internal controls, our ability to produce accurate financial statements or comply with applicable regulations could be impaired.

Pursuant to Section 404 of the Sarbanes-Oxley Act, our management will be required to deliver a report that assesses the effectiveness of our internal control over financial reporting for the year ending December 31, 2012.  Our independent registered public accounting firm will also be required to deliver an attestation report on the effectiveness of our internal control over financial reporting beginning with the year ending December 31, 2012.

If we conclude that our internal control over financial reporting is not effective, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or their effect on our operations because there is presently no precedent available by which to measure compliance adequacy.  As a consequence, we may not be able to complete our remediation process in time to meet our deadline for compliance with Section 404 of the Sarbanes-Oxley Act.  Also, there can be no assurance that we will not identify one or more material weaknesses in our internal controls in connection with evaluating our compliance with Section 404 of the Sarbanes-Oxley Act.  The presence of material weaknesses could result in financial statement errors which, in turn, could require us to restate our operating results.

If we are unable to conclude that we have effective internal control over financial reporting or if our independent auditors are unwilling or unable to provide us with an attestation report on the effectiveness of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act, investors may lose confidence in our operating results, our stock price could decline and we may be subject to litigation or regulatory enforcement actions.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business.  Securities and industry analysts do not currently, and may never, publish research on our company.  If no securities or industry analysts commence coverage of our company, the trading price for our stock would likely be negatively impacted.  In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable  research about our business, our stock price would likely decline.  If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which might cause our stock price and trading volume to decline.

We do not intend to pay dividends on our common stock so any returns will be limited to the value of our stock.

We have never declared or paid any cash dividends on our common stock.  We currently anticipate that we will retain any future earnings for the development, operation, and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future.  Any return to stockholders will be limited to the value of their stock.

Some provisions of our charter documents and Nevada law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our certificate of incorporation and bylaws, as well as certain provisions of Nevada law, could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if an acquisition would benefit our stockholders, and could also make it more difficult to remove our current management.  These provisions in our certificate of incorporation and bylaws include the following:

•	authorizing the issuance of “blank check” preferred that could be issued by our Board of Directors to increase the number of outstanding shares and thwart a takeover attempt;

•	prohibiting cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates; and

•
advance notice provisions in connection with stockholder proposals that may prevent or hinder any attempt by our stockholders to bring business to be considered by our stockholders at a meeting or replace our board of directors.

In addition, we are subject to Nevada’s Combination with Interested Stockholders Statute (Nevada Law Sections 78.411 - 78.444) which prohibits an “interested stockholder” from entering into a “combination” with the corporation, unless certain conditions are met.  An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior two years, did beneficially own) 10% or more of the corporation’s capital stock entitled to vote.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” contains forward-looking statements.  All statements other than statements of historical fact contained in this prospectus, including statements regarding our future operating results and financial position, business strategy, and plans and objectives of management for future operations, are forward-looking statements.  In many cases, you can identify forward-looking statements by terms such as “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other similar expressions.

The forward-looking statements contained in this prospectus reflect our views as of the date of this prospectus about future events and are subject to risks, uncertainties, assumptions, and changes in circumstances that may cause our actual results, performance, or achievements to differ significantly from those expressed or implied in any forward-looking statement.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, performance, or achievements.  A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, without limitation, those factors described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Some of the key factors that could cause actual results to differ from our expectations include the following:

•	our operating losses incurred since inception and anticipated for the foreseeable future;

•	our ability to continue as a going concern;

•	our ability to maintain or increase sales of our products;

•	our products may not have the healthful effects intended;

•	our ability to commercialize our proposed advanced hormone replacement therapies;

•	our ability to obtain additional financing;

•	our lack of experience in bringing a drug to regulatory approval;

•	the uncertainty of results from our clinical trials;

•	delays, suspensions, or discontinuation of our clinical trials;

•	our reliance on third-parties to conduct our clinical trials and research and development;

•	the effects of laws, regulations, and enforcement;

•	our dependence on third-party manufacturers;

•	our ability to gain and retain market acceptance for our products;

•	the competitive nature of the industries in which we conduct our business;

•	the availability of reimbursement for our products;

•	the impact of product liability lawsuits;

•	unfavorable publicity or lack of customer acceptance;

•	our use of hazardous or biological materials in violation of applicable law;

•	our reliance on our executive officers and key personnel;

•	our ability to expand our direct sales force;

•	our dependence on certain customers and distribution channels;

•	our ability to maintain optimal inventory levels;

•	our response to changing consumer preferences and demand;

•	product recalls;

•	our inability to manage our growth;

•	the conduct of our employees;

•	our ability to protect our intellectual property and not infringe on the intellectual property of others; and

•	our ability to establish and maintain proper internal controls and comply with the financial reporting obligations of the SEC and Sarbanes-Oxley.

Readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on these forward-looking statements.  All of the forward-looking statements we have included in this prospectus are based on information available to us on the date of this prospectus.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as otherwise required by law.

MARKET, INDUSTRY, AND OTHER DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity, and market size, is based on information from various sources, on assumptions that we have made that are based on those data and other similar sources, and on our knowledge of the markets for our products.  These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.  In addition, projections, assumptions, and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus.  These and other factors could cause results to differ materially from those expressed in the estimates made by third parties and by us.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the Selling Stockholders. The Selling Stockholders will pay all selling commissions and fees and expenses of their legal counsel incurred by them in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the issuance and registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, exchange fees and fees and expenses of our legal counsel and our accountants.

MARKET PRICE OF OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock has been listed on the OTCQB under the symbol “TXMD.”  The following table sets forth for the periods indicated the high and low bid prices of our common stock on the OTCQB.  The below quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.  Prices listed are historic prices and were not adjusted to reflect the 1:100 Reverse Split that was effective on October 3, 2011.

	High	Low

2012
Fourth Quarter (through November 21, 2012)	$3.50	$1.25
Third Quarter	$3.60	$2.61
Second Quarter	$2.84	$2.06
First Quarter	$2.50	$1.43

2011
Fourth Quarter	$1.70	$0.01
Third Quarter	$0.04	$0.01
Second Quarter	$0.07	$0.01
First Quarter	$0.10	$0.02

2010
Fourth Quarter	$0.15	$0.03
Third Quarter	$0.90	$0.06
Second Quarter	$1.34	$0.25
First Quarter	$1.60	$0.10

On November 21, 2012, the closing bid price for our common stock was $1.80 per share.

Transfer Agent

Computershare Trust Co., Inc. is the transfer agent and registrar for our common stock.

Holders

On November19, 2012, we had 346 holders of record of our common stock.

Dividend Policy

Historically, we have not paid dividends on our common stock, and we currently do not intend to pay any dividends on our common stock in the foreseeable future.  We currently plan to retain any earnings to finance the growth of our business rather than to pay cash dividends.  Payments of any cash dividends in the future will depend on our financial condition, results of operations, and capital requirements as well as other factors deemed relevant by our Board of Directors.  Some of our current debt agreements prohibit us from paying dividends without the consent of our lenders.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth selected consolidated financial and other data as of and for the periods indicated.  You should read the following information together with the more detailed information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.  The consolidated statements of operations for the years ended December 31, 2010 and 2011, and the consolidated balance sheet data as of December 31, 2010 and 2011, are derived from our audited consolidated financial statements included in this prospectus.  The consolidated statement of operations for the nine months ended September 30, 2011 and 2012 and the balance sheet data as of September 30, 2012 are derived from our unaudited consolidated financial statements included in this prospectus. We have prepared the unaudited consolidated financial statements on the same basis as the audited consolidated financial statements and have included, in our opinion, all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the financial information set forth in those statements.

	Fiscal Year Ended December 31,		Nine Months Ended September 30,
	2010	2011	2011	2012
	(in thousands, except share data)
Consolidated Statements of Operations Data:
Revenue, net	$1,242	$2,088	$1,534	$2,577
Cost of goods sold	556	947	684	1,015
Gross profit	686	1,141	849	1,562
Operating expense:
Sales, general, and administration	3,465	6,406	3,819	9,692
Research and development	65	107	256	2,579
Depreciation and amortization	23	55	41	44
Total operating expense	3,553	6,568	4,116	12,315
Operating loss	(2,867)	(5,427)	(3,266)	(10,753)
Other income (expense)
Loss on extinguishment of debt	−	−	−	(10,505)
Settlement of debt	−	(7,390)	−	−
Beneficial conversion feature	−	−	−	(6,717)
Amortization of debt discount	−	(29)	(18)	(1,159)
Interest expense	−	(35)	(17)	(226)
Loan guaranty costs	−	(38)	(26)	(35)
Miscellaneous income	−	6	−	2
Total other income (expense)	−	(7,486)	(61)	(18,640)
Loss before taxes	(2,867)	(12,913)	(3,328)	(29,393)
Provision for income taxes	−	−	−	−
Net loss	$(2,867)	$(12,913)	(3,328)	$(29,393)

Net loss per share, basic and diluted:
Net loss per share, basic and diluted	$(0.07)	$(0.21)	$(0.06)	$(0.33)
Weighted average number of common shares outstanding	38,289,463	62,516,461	57,275,797	88,892,757

Consolidated Balance Sheet Data (at end of period):
Total assets	$1,197	$1,439	$1,222	$3,515
Total liabilities	$233	$3,151	$2,602	$7,849
Total stockholders’ equity (deficit)	$964	$(1,712)	$(1,380)	$(4,334)

Other Data:
Capital expenditures	$27	$38	$29	$157
Working capital (deficit) (at end of period)	$826	$(1,913)	$(1,526)	$(2,196)
Net cash provided by (used in)
Operating activities	$(2,844)	$(4,967)	$(3,082)	$(8,399)
Investing activities	$(27)	$(38)	$(39)	$(489)
Financing activities	$3,171	$4,708	$2,852	$8,916

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis in conjunction with the information set forth under “Selected Consolidated Financial and Other Data” and our consolidated financial statements and the notes to those statements included elsewhere in this prospectus.  This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties.  See “Special Note Regarding Forward-Looking Statements.”  Our actual results may differ materially from those contained in or implied by any forward-looking statements as a result of various factors, including the risks and uncertainties described under “Risk Factors.”

Company Overview

We are a specialty pharmaceutical company focused on creating safe and effective branded prescription, generic prescription, and over-the-counter (non-prescription) products targeted exclusively for women.  We are focused on the clinical trials for and commercialization of three advanced hormone replacement products designed to alleviate the symptoms of and reduce the health risks resulting from menopause-related hormone deficiencies, including hot flashes, osteoporosis, and vaginal dryness.  These proposed hormone replacement products, which contain estrogen and progestin alone or in combination, are being tested to provide equivalent efficacy at lower doses, enabling an enhanced side effect profile compared with competing products.  These proposed hormone replacement therapy products have received Investigational New Drug applications, or IND, acceptance by the FDA.  We plan to begin phase 3 clinical trials of these proposed products in 2013.  We intend to leverage and grow our current marketing and sales organization to commercialize these products in the United States assuming the successful completion of the FDA regulatory process.  We are also evaluating various other indications for our hormone technology, including oral contraception, preterm birth, vulvovaginal atrophy, and premature ovarian failure.  The oral progestin market was approximately $400 million in 2011 U.S. sales; the estrogen market was approximately $800 million; and the combination Progestin/Estrogen market was $600 million in 2011 U.S. sales.

As we continue the clinical development of our proposed hormone replacement products, we continue to market and expand our branded prescription, generic prescription, and over-the-counter product lines consisting of prenatal vitamins, over-the-counter prenatal vitamins, vegan docosahexaenoic acid, iron supplements, Vitamin D supplements, natural menopause relief products, and scar tissue and cosmetic stretch mark creams under our vitaMedMD name and our generic prescription prenatal vitamins products under our BocaGreenMD Prena1 name.  All of our prenatal vitamins are gluten, sugar, and lactose free.  We believe our product attributes result in greater patient acceptance and satisfaction than competitive products while offering the highest quality products incorporating patented ingredients.

Our sales model focuses on the “4Ps”:  patient, provider, pharmacist, and payor.  We market and sell our current products through a direct national sales force of 40 full-time professionals that calls on healthcare providers in the OB/GYN market space as well as through our website to consumers.  We strive to demonstrate to physicians that recommending our products enable them to realize office efficiencies and patient and payor cost savings over competitive products, strategies, and distribution models.  In addition, our products offer health care providers an alternative to patients to meet their individual nutritional and financial requirements related to co-pay and cost of care considerations.  We also believe that our combination of branded, generic, and over-the-counter lines allows physicians, women, and payors cost-effective alternatives for top quality care.  We supply our prescription products to consumers through retail pharmacies.  We supply our over-the-counter products either directly to consumers via the Internet and phone sales followed by home shipment as well as through physicians who then sell them to their patients.  Our fully staffed customer care center uses current customer relationship management technologies to respond to health care providers, pharmacies, and consumers via incoming and outgoing telephone calls, e-mails, and live-chat.  We also facilitate repeat customer orders through our Auto-ship feature.

Our Common Stock is traded on the OTCQB under the symbol “TXMD.”  We maintain websites at www.therapeuticsmd.com, www.vitamedmd.com, www.vitamedmdrx.com and www.bocagreenmd.com.

Recent Developments

Issuance of Promissory Notes

In August and September 2012, we sold 6% promissory notes for an aggregate of $1,600,000 due on October 1, 2012, which due date was subsequently extended.  The notes were paid in full in October 2012.

In September 2012, we sold a 6% promissory note for $200,000 due on October 15, 2012. The note was paid in full in October 2012.

Issuance, Modification and Settlement of February 2012 Notes

On February 24, 2012, we sold and issued promissory notes, which we refer to as the February 2012 Notes, to an individual and an entity, whom we refer to as the Parties, both of which are shareholders of our company, in the principal base amount of $1,358,014 and $1,357,110 respectively, and granted warrants for the purchase of our common stock for of an aggregate of 9,000,000 shares (4,500,000 to each Party), which we refer to as the February 2012 Warrants, pursuant to the terms of a note purchase agreement also dated February 24, 2012.  As consideration for the February 2012 Notes and the February 2012 Warrants, we received an aggregate of $1,000,000 of new funding from the Parties, which we refer to as the February Funding, and the Parties surrendered certain promissory notes previously issued by us in the amount of $1,700,000 plus accrued interest of $15,124.  The February 2012 Warrants included 5,685,300 shares in consideration of the modification of these surrendered notes and 3,314,700 shares in consideration of the February Funding.  See Note 9 – Notes Payable in the condensed consolidated financial statements as of and for the period ending September 30, 2012 included in this prospectus for more details.

Under the February 2012 Notes, the Parties loaned us an additional $2,000,000 during March, April, and May 2012.

On June 19, 2012, we settled $3,102,000 in principle and interest of the February 2012 Notes in exchange for the Parties’ exercise of a portion of the February 2012 Warrants for an aggregate of 8,145,486 shares.  As discussed below, the remaining balance of $2,691,847 of the February 2012 Notes was modified on June 19, 2012 through the issuance of secured promissory notes, which we refer to as the June 2012 Notes.

Issuance of June 2012 Notes

On June 19, 2012, we sold and issued the June 2012 Notes to the Parties in the principal base amounts of $2,347,128 and $2,344,719, respectively, pursuant to the terms of a note purchase agreement.  As consideration for the June 2012 Notes, the Parties surrendered the remaining balance of the February 2012 Notes in the aggregate amounts of $1,347,128 and $1,344,719, respectively (which sums included principle and interest through June 19, 2012), and we received an aggregate of $2,000,000 of new funding from the Parties, which we refer to as the June Funding.  The principal base amount of each of the June 2012 Notes, plus any additional advances made to us thereafter, together with accrued interest at the annual rate of 6%, is due in one lump sum payment on February 24, 2014.  As security for our obligations under this note purchase agreement and the June 2012 Notes, we entered into a security agreement and pledged all of our assets, tangible and intangible, as further described therein.  We granted warrants for the purchase of an aggregate of 7,000,000 shares of common stock with the June Funding.  See Note 9 – Notes Payable and Note 10 – Stockholders’ Equity – Warrants in the condensed consolidated financial statements as of and for the period ending September 30, 2012 included in this prospectus for more details.

March 2011 Bank Line of Credit

In March 2011, we entered into a Business Loan Agreement and Promissory Note with First United Bank for a $300,000 bank line of credit, which we refer to as the Bank LOC, for which a personal guarantee and cash collateral was required.  Personal guarantees and cash collateral limited to $100,000 each were provided by Robert Finizio and John Milligan, officers of our company, and by Reich Family Limited Partnership, an entity controlled by Mitchell Krassan, also an officer of our company.  In consideration for the personal guarantees and cash collateral, warrants for an aggregate of 613,713 shares of common stock were granted.  The Bank LOC accrued interest at the rate of 3.020% per annum based on a year of 360 days and was due on March 1, 2012.  We negotiated a one-year extension to the Bank LOC with First United Bank, which was executed on March 19, 2012.  This extension accrues interest at the rate of 2.35% and is due on March 1, 2013.  At September 30, 2012, the outstanding principle balance of the Bank LOC was $299,220.

Repayment of VitaMed Promissory Notes

In June 2011, VitaMed sold promissory notes, which we refer to as the VitaMed Promissory Notes, in the aggregate principal amount of $500,000.  In consideration for the VitaMed Promissory Notes, warrants for an aggregate of 613,718 shares of our common stock were granted.  The VitaMed Promissory Notes earn interest at the rate of 4% per annum and were due at the earlier of (i) the six month anniversary of the date of issuance and (ii) such time as VitaMed received the proceeds of a promissory note or notes issued in an amount of not less than $1,000,000.  Upon the closing of the such funding in July 2011, two of the VitaMed Promissory Notes in the aggregate of $200,000 were paid in full.  By mutual agreement, the remaining VitaMed Promissory Notes in the aggregate of $300,000 were extended.  In October 2011, one of the VitaMed Promissory Notes for $50,000 was paid in full.  By mutual agreement, VitaMed Promissory Notes in the aggregate of $100,000 were converted into 266,822 shares of our common stock at $0.38 per share, which represents the fair value of the shares on the date of conversion.  In June 2012, a VitaMed Promissory Note held by an unaffiliated individual was paid in full including $2,160 in accrued interest.  The remaining VitaMed Promissory Notes in the aggregate of $100,000 were extended to October 15, 2012 (one held by Mr. Milligan for $50,000 and one for $50,000 held by BF Investments, LLC, an entity owned by Brian Bernick, a member of our Board of Directors), which VitaMed Promissory Notes were paid in full in October 2012.

In December 2011, we sold 4% promissory notes to Mr. Finizio and Mr. Milligan for an aggregate of $100,000 ($50,000 each) with original due dates of March 1, 2012.  These promissory notes were extended by mutual agreement to June 1, 2012.  In June 2012, the VitaMed Promissory Note held by Mr. Finizio was paid in full including $888 in accrued interest.  Mr. Milligan’s VitaMed Promissory Note was extended to October 15, 2012 and subsequently paid in full in October 2012.

New Products

We filed three INDs in 2012, all of which have been accepted by the FDA for hormone therapy.  These proposed hormone replacement therapy products are known as TX12001HR, a combined progestin and estrogen drug candidate, TX12002HR, a progestin only drug candidate and TX12003HR, an estrogen only drug candidate.  Since these INDs have been accepted by the FDA, phase 1 and 3 clinical trials may be commenced.  We anticipate beginning these trials in the near future. Upon successful completion, we may seek FDA approval for these proposed hormone replacement therapy products.

On November 6, 2012, we released the following products in our BocaGreen generic prescription line:

BocaGreenMD™ Prena1 is a convenient single-dose softgel with 14 vitamins, minerals and 200 mg of plant-based life’s docosahexaenoic acid, or DHA.

BocaGreenMD™ Prena1 Plus is a comprehensive single-dose dietary supplement containing one prenatal tablet with 16 vitamins and minerals, plus one softgel with 300 mg of plant-based life'sDHA.

BocaGreenMD™ Prena1 Chew is a single daily easy to chew, vanilla-flavored, chewable tablet ideal for women planning a pregnancy and those with difficulty swallowing tablets or capsules, or where nausea or morning sickness make taking tablets or capsules difficult.

Private Placement

On September 26, 2012, we entered into a securities purchase agreement, which we refer to as the Purchase Agreement, with multiple investors relating to the issuance and sale of our common stock in a private placement.  This private placement closed on October 2, 2012, through which we sold an aggregate of 3,953,489 shares of common stock at $2.15 per share for an aggregate purchase price of $8,500,001.  We plan to use the net proceeds from the sale of these shares for research and development of our drug candidates, working capital, and general corporate purposes.

In connection with the private placement, Jefferies & Company, Inc. served as our exclusive placement agent. We also incurred legal fees and expenses for the private placement investors, resulting in net proceeds to us of $7,920,501.

These shares were issued in reliance upon the exemptions from registration under the Securities Act of 1933, as amended, provided by Section 4(2) and Rule 506 of Regulation D promulgated thereunder.  The shares were issued directly by us and did not involve a public offering or general solicitation.  The investors in the private placement were “accredited investors” as that term is defined in Rule 501 of Regulation D and acquired the shares for investment only and not with a present view toward, or for resale in connection with, the public sale or distribution thereof.

As part of the Purchase Agreement, we agreed to file a registration statement covering the resale of these shares.  We are required to use our best efforts to effect the registration (including a declaration of effectiveness of this registration statement by the SEC) no later than 90 days from October 2, 2012 (120 days if reviewed by SEC).  If this registration statement does not become effective on or before the required effectiveness date, we have agreed, among other things, to pay to these investors 1.5% of each investor’s aggregate purchase price of the shares for each 30-day period that this registration statement is not effective, up to a maximum of 10% of such aggregate purchase price.

Employment Agreements

On November 8, 2012, our Compensation Committee recommended that the Board of Directors approve employment agreements with our executive officers, namely our Chief Executive Officer (Robert G. Finizio), President (John C.K. Milligan, IV), and Chief Financial Officer (Daniel A. Cartwright), whom we refer to as the Executives.  Our Board of Directors approved these employment agreements, with an effective date of November 8, 2012.  With the exception of compensation, the three-year employment agreements are substantially the same, with the Executives receiving employee benefits, vacation, and other perquisites as may be determined from time to time and an automatic renewal option for one additional year.  Conditions of termination for all employment agreements call for (i) termination immediately upon death, (ii) termination upon a disability in which the Executive is unable to perform his duties for more than 180 total calendar days during any 12-month period, (iii) voluntary termination by the Executive upon a 14 calendar day prior notice, (iv) involuntary termination by our company without cause with 60-day notice or 90-day notice when termination is due to the non-extension of the employment term by our company, (v) termination for cause and (vi) termination for good reason wherein the Executive shall have 90 days from the date of notice to terminate his employment.  In addition, if our company is subject to a change in control, the Executive shall be entitled to receive severance benefits as outlined therein.  The employment agreements contain standard provisions for confidentiality and noncompetition.

Compensation for services rendered by Mr. Finizio as Chief Executive Officer calls for (i) a time-based ten-year stock option to be granted and issued on November 30, 2012 to purchase 900,000 shares of our common stock with the exercise price equal to the closing price of our common stock on the date of grant, with the underlying shares vesting annually over three years on the anniversary of the employment date, (ii) the right to receive a performance-based ten-year stock option in an amount to be determined, (iii) a base salary of not less than $355,100 per year, and (iv) an annual short-term incentive compensation bonus of up to 35% of his base salary, at the discretion of our Board of Directors.

Compensation for services rendered by John C.K. Milligan, IV as President calls for (i) a time-based ten-year stock option to be granted and issued on November 30, 2012 to purchase 800,000 shares of our common stock with the exercise price equal to the closing price of our common stock on the date of grant, with the underlying shares vesting annually over three years on the anniversary of the employment date, (ii) the right to receive a performance-based option in an amount to be determined, (iii) a base salary of not less than $288,100 per year, and (iv) an annual short-term incentive compensation bonus of up to 30% of his base salary, at the discretion of our  Board of Directors.

Compensation for services rendered by Daniel A. Cartwright as Chief Financial Officer calls for: (i) a time-based ten-year stock option to be granted and issued on November 30, 2012 to purchase 700,000 shares of our common stock with the exercise price equal to the closing price of our common stock on the date of grant, with the underlying shares vesting annually over three years on the anniversary of the employment date, (ii) the right to receive a performance-based option in an amount to be determined, (iii) a base salary of not less than $257,100 per year, and (iv) an annual short-term incentive compensation bonus of up to 30% of his base salary, at the discretion of our Board of Directors.

Results of Operations

Nine months ended September 30, 2012 compared to nine months ended September 30, 2011

	Nine Months Ended September 30,
	2012	2011	Change
	(in thousands)
Revenue, net	$2,577	$1,534	$1,043
Cost of goods sold	1,015	684	331
Operating expenses	12,315	4,117	8,198
Operating loss	(10,753)	(3,267)	(7,486)
Loss on extinguishment of debt	(10,505)	—	(10,505)
Beneficial conversion feature	(6,717)	—	(6,717)
Other income (expense), net	(1,418)	(61)	(1,357)
Net loss	$(29,393)	$(3,328)	$(26,065)

Revenue and Cost of Goods Sold

Revenue for the nine months ended September 30, 2012 increased $1,043,000, or approximately 68%, from the nine months ended September 30, 2011.  This increase was directly attributable to the (i) increase in the number of sales territories, (ii) the associated increase in number of sales people selling in those territories and (iii) the new prescription product introduced in March 2012.  Cost of goods sold increased $331,000, or approximately 48%, for the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011. Cost of goods sold as a percentage of revenues was 39% and 45% for the nine months ended September 30, 2012 and 2011, respectively.  Approximately 76% of this increase was due to an increase in the amount of product sold and approximately 24% of the increase was related to product mix.  Our costs of individual products did not change for the nine months ended September 30, 2012 as compared to the same period in 2011.

Operating Expenses

Our principal operating costs include the following items as a percentage of total expense.

	Nine Months Ended September 30,
	2012	2011
Human resources costs, including commission, benefits and taxes	36.0%	61.4%
Product and design and development costs	20.9%	6.2%
Sales and marketing, excluding human resources costs	19.2%	16.9%
Professional fees for legal, accounting and consulting	8.8%	3.4%
Non-cash costs	10.3%	4.0%
Other operating expenses	4.8%	8.1%

Our operating expenses increased by $8.2 million (199%) as a result of the following items:

(in thousands)
Increase in human resource costs, including commission, benefits and taxes	$2,309
Increase in product design and development costs	2,323
Increase in sales and marketing, excluding human resource costs	1,659
Increase in non-cash costs	1,122
Increase in legal, accounting and consulting fees	669
Increase in other operating expenses	116
$8,198

Human resource related costs, including salaries, commission, benefits, and taxes was higher as a result of an increase of 17 employees between the two periods (approximately $1,843,000) and increased sales commissions of approximately $466,000.

Product design and development costs increased as a direct result of our new prescription prenatal products.

Professional fees increased primarily due to higher legal fees arising from contract and patent services and public company filing related costs (approximately $409,000).  We experienced higher accounting and audit costs related to preparation of audits and public company filing related costs (approximately $51,000).  Consulting costs were also higher as a result of new product development, opening new sales territories, and the additional resources needed for public company filings (approximately $209,000).

Sales and marketing costs increased due to the addition of new sales territories and expanded client education.

Non-cash costs were higher as the result of warrants issued for services (approximate fair value of $236,000) and additional costs related to the issuance of options (approximate fair value of $863,000).

Loss on Extinguishment of Debt

As described above, in February 2012 we issued the February 2012 Notes in the aggregate of approximately $2,700,000 and granted the February 2012 Warrants for the purchase of an aggregate of 9,000,000 shares of our common stock.  As consideration for the February 2012 Notes and the February 2012 Warrants, we received $1,000,000 of new funding and the surrender of certain promissory notes previously issued by us in the aggregate amount of approximately $1,700,000.  We determined that the resulting modification of the February 2012 Notes was substantial in accordance with ASC 470-50, “Modifications and Extinguishments.”  As such, the modification was accounted for as an extinguishment and restructuring of the debt, and the February 2012 Warrants, valued at approximately $10,500,000, were expensed as loss on the extinguishment of debt.  The relative fair value of the surrendered notes was estimated to be $1,500,000 by calculating the present value of future cash flows discounted at a market rate of return for comparable debt instruments.  We recognized a reduction in loss on extinguishment of debt in the amount of $200,000, which represented the difference between the net carrying amount of the February Funding and its fair value.  See Note 9 – Notes Payable and Note 10 – Stockholders’ Equity – Warrants in the condensed consolidated financial statements as of and for the period ended September 30, 2012 included in this prospectus for more details.

Beneficial Conversion Feature

Beneficial conversion feature of approximately $6,717,000 consists of non-cash costs associated with the conversion of approximately $1,055,000 in debt into 2,775,415 shares of our common stock.

Other Income (Expense), net

Other non-operating expense increased by approximately $1,357,000 for the nine months ended September 30, 2012 in comparison to the same period in 2011 due primarily to the addition of amortization of debt discount not incurred during 2011.

Year ended December 31, 2011 compared to year ended December 31, 2010

	Year Ended December 31,
	2011	2010	Change
	(in thousands)
Revenue, net	$2,088	$1,242	$846
Cost of goods sold	947	556	391
Operating expenses	6,568	3,553	3,015
Operating loss	(5,427)	(2,867)	(2,560)
Settlement of debt	(7,390)	—	(7,390)
Other expense, net	(96)	—	(96)
Net loss	$(12,913)	$(2,867)	$(10,046)

Revenue and Cost of Goods Sold

Revenue for year ended December 31, 2011 increased $846,000, or approximately 68.1%, from the year ended December 31, 2010.  This increase was directly attributable to the increase in the number of sales territories and the associated increase in number of sales people selling in those territories.  Cost of goods sold increased $391,000, or approximately 70.3%, from year ended December 31, 2011 compared to the year ended December 31, 2010.  Approximately 96.9% of this increase was primarily due to an increase in the amount of product sold and approximately 3.1% of the increase was related to product mix.  Our costs of individual products did not change for year ended December 31, 2011 as compared to 2010.

Operating Expenses

Our principal operating costs include the following items as a percentage of total expense.

	Year Ended December 31,
	2011	2010
Human resources costs, including benefits	52%	52%
Sales and marketing	7%	6%
Product and design and development costs	11%	8%
Travel and entertainment	10%	13%
Professional fees for legal, accounting and consulting	7%	4%
Rent and other occupancy costs	5%	8%
Non-cash compensation	3%	5%
Other	5%	4%

Our operating expenses increased by $3.0 million (84%) as a result of the following items:

(in thousands)
Increase in human resource costs	$1,551
Increase in sales and marketing	257
Increase in product design and development costs	457
Increase in travel and entertainment	216
Increase in professional and consulting	318
Increase in rent and other occupancy costs	24
Increase in non-cash compensation	19
Increase in all other	173
$3,015

Human resource related costs (including salaries and benefits) increased by $1.6 million primarily due to an increase of 25 employees in 2011.  We had 51 employees at December 31, 2011 which increased from 27 from the prior year.

Sales and marketing costs increased $0.3 million due to the increase in both sales territories and sales personnel during 2011.

During 2011, we made improvements to products and packaging, which increased costs by a nominal amount.

Travel and entertainment expense increased $0.2 million as a direct result of increased activity associated with sales and training efforts.

Professional fees increased $0.3 million primarily due to an increase in legal fees arising from contract and patent services as well as due diligence related to our merger with VitaMed in October 2011.  We incurred additional accounting and audit costs related to preparation of audits for 2010 and 2011 as required for this merger.  Consulting cost also increased as a result of opening new sales territories and the additional resources needed to complete the merger.

Rent and occupancy costs increased slightly as a result of repairs and maintenance and other ancillary costs.

Non-cash compensation costs increased as the result of the additional options granted in 2011.

Settlement of Debt

On October 18, 2011, we and two noteholders entered into debt conversion agreements and converted the $210,000 principal amount of their convertible notes into 20,000,000 shares of our common stock valued at $7,600,000.

Other Expense, net

Other non-operating expense increased by $0.1 million for the year ended December 31, 2011 in comparison to the same period in 2010 due primarily to the addition of interest expense not incurred during 2010.

Liquidity and Capital Resources

As of September 30, 2012, we had a working capital deficit of approximately $2.2 million; our accumulated deficit was approximately $46.4 million; and our stockholders’ deficit was approximately $4.3 million.  We began the operation of our current business plan in June 2008 and have not yet attained a level of revenue to allow us to meet our current overhead and there is no assurance that such a level can ever be achieved.  We currently do not have financial resources adequate for the next 12-month period.

We are dependent upon obtaining additional financing in order to adequately fund working capital, drug development, infrastructure, manufacturing expenses, and significant marketing/investor related expenditures to gain market recognition so that we can achieve a level of revenue adequate to support our cost structure, none of which can be assured.

We expect to spend substantial amounts on research and development, including amounts spent on conducting clinical trials for our proposed products.  Further, we do not have sufficient resources to develop fully any new products or product candidates unless we are able to raise substantial additional financing on acceptable terms or secure funds from new or existing partners.

We expect to increase the market penetration of our current products and expand our product base of prescription products which will necessitate an increase in inventory levels.  We believe that we will be able to meet the costs of growth and public reporting with funds generated through debt and equity financing and operations.

We cannot be assured that financing will be available on favorable terms or at all.  If additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities would result in dilution to our existing stockholders.  Additionally, these conditions may increase costs to raise capital and/or result in further dilution.  Our failure to raise capital when needed would adversely affect our business, financial condition and results of operations, and could force us to reduce or cease our operations.  If additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities would result in dilution to our existing stockholders.  These conditions raise substantial doubt about our ability to continue as a going concern.  Even if we are successful in raising additional capital to meet our obligations and otherwise continue operations, our business will still require substantial additional investment that we have not yet secured.

Off Balance Sheet Arrangements

As of December 31, 2011 and September 30, 2012, we had no material off-balance sheet arrangements.

In the ordinary course of business, we enter into agreements with third parties that include indemnification provisions which, in our judgment, are normal and customary for companies in our industry sector.  These agreements are typically with business partners, clinical sites, and suppliers.  Pursuant to these agreements, we generally agree to indemnify, hold harmless, and reimburse indemnified parties for losses suffered or incurred by the indemnified parties with respect to our product candidates, use of such product candidates, or other actions taken or omitted by us.  The maximum potential amount of future payments we could be required to make under these indemnification provisions is unlimited.  We have not incurred material costs to defend lawsuits or settle claims related to these indemnification provisions.  As a result, the estimated fair value of liabilities relating to these provisions is minimal.  Accordingly, we have no liabilities recorded for these provisions as of December 31, 2011 or September 30, 2012.

In the normal course of business, we may be confronted with issues or events that may result in a contingent liability.  These generally relate to lawsuits, claims, environmental actions or the actions of various regulatory agencies.  We consult with counsel and other appropriate experts to assess the claim.  If, in our opinion, we have incurred a probable loss as set forth by accounting principles generally accepted in the United States, an estimate is made of the loss and the appropriate accounting entries are reflected in our financial statements.

Seasonality

The specialty pharmaceutical industry segment of women’s health is not subject to seasonal sales fluctuation.

Effects of Inflation

During the periods for which financial information is presented, our business and operations have not been materially affected by inflation.

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts and related disclosures in the financial statements.  We consider an accounting estimate to be critical if (i) it requires assumptions to be made that were uncertain at the time the estimate was made, and (ii) changes in the estimate or different estimates that could have been selected could have a material impact on our results of operations or financial condition.

We base our estimates and judgments on our experience, our current knowledge, our beliefs of what could occur in the future, our observation of trends in the industry, information provided by our customers and information available from other sources.  Actual results may differ from these estimates under different assumptions or conditions.  We have identified the accounting policies and estimates that we believe are most critical to our financial condition and results of operations and that require our most subjective and complex judgments in estimating the effect of inherent uncertainties to be share-based compensation expense and income taxes.

Share-Based Compensation Expense.  We calculate share-based compensation expense for option awards and warrant issuances based on the estimated grant/issue-date fair value using the Black-Scholes-Merton option pricing model, and recognize the expense on a straight-line basis over the vesting period, net of estimated forfeitures.  This model requires the use of a number of assumptions including volatility of the stock price, the weighted average risk-free interest rate, and the vesting period of the options or warrants in determining the fair value of such awards.  Although we believe our assumptions used to calculate share-based compensation expense are reasonable, these assumptions can involve complex judgments about future events, which are open to interpretation and inherent uncertainty.  In addition, significant changes to our assumptions could significantly impact the amount of expense recorded in a given period.

Income Taxes.  As part of the process of preparing our consolidated financial statements, we are required to estimate income taxes in each of the jurisdictions in which we operate.  Our provision for income taxes is determined using the asset and liability approach to account for income taxes.  A current liability is recorded for the estimated taxes payable for the current year.  Deferred tax assets and liabilities are recorded for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using the enacted tax rates in effect for the year in which the timing differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of changes in tax rates or tax laws are recognized in the provision for income taxes in the period that includes the enactment date.  Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount more-likely-than-not to be realized.  Changes in valuation allowances will flow through the statement of operations unless related to deferred tax assets that expire unutilized or are modified through translation, in which case both the deferred tax asset and related valuation allowance are similarly adjusted.  Where a valuation allowance was established through purchase accounting for acquired deferred tax assets, any future change will be credited or charged to income tax expense.

The determination of our provision for income taxes requires significant judgment, the use of estimates, and the interpretation and application of complex tax laws.  In the ordinary course of our business, there are transactions and calculations for which the ultimate tax determination is uncertain.  In spite of our belief that we have appropriate support for all the positions taken on our tax returns, we acknowledge that certain positions may be successfully challenged by the taxing authorities.  We determine the tax benefits more likely than not to be recognized with respect to uncertain tax positions.  Although we believe our recorded tax assets and liabilities are reasonable, tax laws and regulations are subject to interpretation and inherent uncertainty; therefore, our assessments can involve both a series of complex judgments about future events and rely on estimates and assumptions.  Although we believe these estimates and assumptions are reasonable, the final determination could be materially different than that which is reflected in our provision for income taxes and recorded tax assets and liabilities.

Recent Accounting Pronouncements

There have been no material changes to our significant accounting policies as summarized in Note B – Summary of Significant Accounting Policies to our financial statements for the years ended December 31, 2011 and 2010 included in this prospectus.  We do not expect that the adoption of any recent accounting pronouncements will have a material impact on our condensed consolidated financial statements.

BUSINESS

Introduction

We are a specialty pharmaceutical company focused on creating safe and effective branded prescription, generic prescription, and over-the-counter (non-prescription) products targeted exclusively for women.  We are focused on the clinical trials for and commercialization of three advanced hormone replacement products designed to alleviate the symptoms of and reduce the health risks resulting from menopause-related hormone deficiencies, including hot flashes, osteoporosis, and vaginal dryness.  These proposed hormone replacement products, which contain estrogen and progestin alone or in combination, are being tested to provide equivalent efficacy at lower doses, enabling an enhanced side effect profile compared with competing products.  These proposed hormone replacement therapy products have received IND acceptance by the FDA.  We plan to begin phase 3 clinical trials of these proposed products in 2013.  We intend to leverage and grow our current marketing and sales organization to commercialize these products in the United States assuming the successful completion of the FDA regulatory process.  We are also evaluating various other indications for our hormone technology, including oral contraception, preterm birth, vulvovaginal atrophy, and premature ovarian failure.  The oral progestin market was approximately $400 million in 2011 U.S. sales; the estrogen market was approximately $800 million; and the combination Progestin/Estrogen market was $600 million in 2011 U.S. sales.

As we continue the clinical development of our proposed hormone replacement products, we continue to market and expand our branded prescription, generic prescription, and over-the-counter product lines consisting of prenatal vitamins, over-the-counter prenatal vitamins, vegan docosahexaenoic acid, iron supplements, Vitamin D supplements, natural menopause relief products, and scar tissue and cosmetic stretch mark creams under our vitaMedMD name and our generic prescription prenatal vitamins products under our BocaGreenMD Prena1 name.  All of our prenatal vitamins are gluten, sugar, and lactose free.  We believe our product attributes result in greater patient acceptance and satisfaction than competitive products while offering the highest quality products incorporating patented ingredients.

Our sales model focuses on the “4Ps”:  patient, provider, pharmacist, and payor.  We market and sell our current products through a direct national sales force of 40 full-time professionals that calls on healthcare providers in the OB/GYN market space as well as through our website to consumers.  We strive to demonstrate to physicians that recommending our products enable them to realize office efficiencies and patient and payor cost savings over competitive products, strategies, and distribution models.  In addition, our products offer health care providers an alternative to patients to meet their individual nutritional and financial requirements related to co-pay and cost of care considerations.  We also believe that our combination of branded, generic, and over-the-counter lines allows physicians, women, and payors cost-effective alternatives for top quality care.  We supply our prescription products to consumers through retail pharmacies.  We supply our over-the-counter products either directly to consumers via the Internet and phone sales followed by home shipment as well as through physicians who then sell them to their patients.  Our fully staffed customer care center uses current customer relationship management technologies to respond to health care providers, pharmacies, and consumers via incoming and outgoing telephone calls, e-mails, and live-chat.  We also facilitate repeat customer orders through our Auto-ship feature.

Industry and Market

Healthcare and Pharmaceutical Market

According to statistics compiled by Kaiser Family Foundation, a non-profit foundation focusing on the major healthcare issues facing the United States, healthcare expenditures were approximately $2.6 trillion in 2010 (or 17.9% of our nation’s economy or Gross Domestic Product, or GDP, up from 7.2% of GDP in 1970 and 12.5% of GDP in 1990.  In 2010, healthcare spending in the United States averaged $8,402 per person.

Pharmaceuticals are a major cost driver in U.S. healthcare.  In a report issued by Centers for Medicare and Medicaid Services, the total national spending on prescription drugs, both private and public, from retail outlets reached $259 billion in 2010, or approximately ten percent of all national healthcare spending.  Total national spending on prescription drugs, both private and public, from retail outlets “increased on average by about 10 percent a year from 1998 through 2009 — faster than the average 6.7 percent a year increase in total U.S. health expenditures for the same period.” The pharmaceutical industry is characterized by rapidly advancing technologies, intense competition, and a strong emphasis on proprietary products.

Women’s Health Market

The U.S. Census Bureau projects that there were approximately 150 million women and 146 million men living in the United States in 2010.  Women are major consumers of health care services, negotiating not only their own health care but often managing care for their family members as well.  Their reproductive health needs, greater rates of health problems, and longer life spans as compared with men make women’s relationships with the health care system complex.

Hormone Replacement Market

Menopause is the spontaneous and permanent cessation of menstruation, which naturally occurs in most women between the ages of 40 and 58.  It is defined as the final menstrual period and is confirmed when a woman has not had her period for 12 consecutive months.  Hormone therapy, or HT, is the only government-approved treatment in the United States and Canada for relief of menopausal symptoms.  These symptoms are caused by the reduced levels of circulating estrogen as the ovarian production shuts down.  The symptoms include hot flashes, night sweats, sleep disturbances, and vaginal dryness.  According to Source Healthcare Analytics, for the 12 months ending June 30, 2012, prescriptions for either treatment of menopause symptoms or prevention of osteoporosis generated total sales of over $3.2 billion on 37.5 million prescriptions.  Oral hormone replacement therapy accounted for $1.7 billion on 25.8 million prescriptions over the same time period.

Prescriptions for menopausal hormone therapy in the United States have dropped significantly since 2002 with the results of the Women’s Health Initiative, or WHI, study that found that subjects using estrogen plus progestin had, among other things, a greater incidence of coronary heart disease, breast cancer, stroke, and pulmonary embolism.

A number of additional studies regarding the benefits and risks of hormone therapy have been conducted over the last decade since the WHI results were first published.   In general, recommendations for HT use are to be judged on an individual basis, and the FDA recommends that women with moderate to severe menopausal symptoms who want to try menopausal hormone therapy for relief use it for the shortest time needed and at the lowest effective dose.

There were approximately 41.5 million women in the United States between the ages of 45 and 64 in 2010, projected to increase slightly (2.4%) to 42.5 million in 2015 and maintaining at approximately 43 million until 2030, according to the 2010 National Census population figures.  These women are the target market for hormone therapy to treat menopausal related symptoms.

Hormone Replacement Products

Estrogen with or without a progestin is the most effective treatment for menopause-related vasomotor symptoms according to the North American Menopause Society, or NAMS.  Sales of total oral and transdermal hormone replacement therapy products were approximately $2.34 billion for the twelve months ending June 2012.  That was up 4.9% over the same time period from the prior year according to Source Healthcare Analytics.  The three primary hormone replacement products are estrogen, progestin, and combination of estrogen and progestin and are produced in a variety of forms, including oral tablets or capsules, skin patches, gels, emulsion, or vaginal.

Estrogen-Only Therapies

Estrogen replacement remedies the vasomotor symptoms (hot flashes and night sweats) of menopause are a direct result of the decline in estrogen levels associated with ovarian shutdown at menopause.  Estrogen therapy has been used to manage these symptoms for more than 50 years.  Based upon the age demographic for all women receiving prescriptions for estrogen replacement and the average age range during which women experience vasomotor symptoms, we estimate that approximately 70% to 80% of estrogen usage is for the treatment of vasomotor symptoms, while the other 20% to 30% is prescribed mainly for the prevention of osteoporosis.

Estrogen-only therapy, or ET, is used mainly in women who have had a hysterectomy and are undergoing a surgical menopause, as those women do not require a progestin to protect the uterine endometrium from proliferation.  Approximately 600,000 women undergo a hysterectomy each year in the United States according to the United States Centers for Disease Control and Prevention.  Sales of oral ET were approximately $864.1 million for a 12-month total at June 2012, according to Source Healthcare Analytics.  That was up slightly 0.2% over the same time period a year prior, led mainly by the estradiol segment.

Estrogen replacement therapy is approved for the prevention of osteoporosis.  Multiple studies conducted on various estrogen compositions, including studies published in the Journal of the American Medical Association in 2002, the European Journal of Obstetrics, Gynecology and Reproductive Biology in 1999, and Clinical Endocrinology in 1994, demonstrated efficacy based on increases in bone mineral density.  Epidemiological and some fracture prevention studies, such as those published in the American Journal of Obstetrics and Gynecology in 1989 and the New England Journal of Medicine in 1980, also have demonstrated a decrease in fractures resulting from increases in bone density associated with estrogen replacement therapy.

Progestin-Only Therapies

The progestins include the naturally occurring hormone progesterone and a number of synthetic compounds that have progestational activity.  These agents are used for a variety of indications and conditions, but most often, progestins are used either alone or in combination with an estrogen for hormonal contraception and to prevent endometrial hyperplasia from unopposed estrogen in hormone replacement therapy.  They are also used alone or in combination with estrogens for postmenopausal women to treat vasomotor symptoms associated with menopause.  Progestins alone are also used to treat women with secondary amenorrhea, to create withdrawal bleeding in these women who have not had a regular menses.  Progestins are also used to treat dysfunctional uterine bleeding and endometriosis.  Progestins have also been used to prevent threatened or recurrent pregnancy loss and for the prevention of preterm birth.  Progesterone has also been used in fertility treatments.  Progestins have been used as a palliative measure for metastatic endometrial carcinoma and in the treatment of renal and breast carcinoma.

Estrogen/Progestin Combination Products

Progestins are used in combination with estrogen in women with uteruses to avoid an increase in the incidence of endometrial hyperplasia.  This is a condition caused by chronic use of estrogen alone by a woman with a uterus and is associated with an increased incidence of uterine, or endometrial, cancer.  Studies have shown that after one year the incidence of endometrial hyperplasia is less than 1% in women taking estrogen/progestin combinations, in contrast to up to 20% in women taking estrogen alone.  Doctors typically recommend that a menopausal or postmenopausal woman who has a uterus take estrogen plus a progestin, either as a combination drug or as two separate drugs.  Source Healthcare Analytics estimates that sales of estrogen/progestin combinations were approximately 519.1 million in the United States for the 12 months ending June 2012, up 3.3% over the same time period a year prior.  The segment is still dominated by products in the Premarin® family that constituted 56% of that market segment.

Limitations of Existing Estrogen/Progestin Therapies

The most commonly prescribed progestin (medroxyprogesterone acetate) can cause some women to experience painful vaginal bleeding, breast tenderness, and bloating and may reduce cardio-protective benefits potentially associated with estrogen therapy by limiting the estrogen’s ability to raise HDL cholesterol and lower LDL cholesterol.

One of the most widely prescribed progestin is the naturally occurring progesterone, known as Prometrium®, sold by Abbott Laboratories.  Natural progesterone is used in combination with estrogen for hormone replacement therapy; however, we believe there are currently no FDA approved hormone replacement therapy combination products with natural progesterone.

Prenatal Vitamin Market

According to the American Pregnancy Association, approximately six million women become pregnant each year resulting in approximately four million births.  Of these women, over 75% receive prenatal care during the first trimester and begin taking a prenatal vitamin as the recommended standard of care.  Prenatal vitamins are supplements intended to be taken before and during pregnancy and during postnatal lactation that provide nutrients recognized by the various health organizations as helpful for a healthy pregnancy outcome.

There are thousands of brand and generic prenatal vitamins available, with both prescription and over-the-counter (non-prescription), or OTC, choices.  According to Source Healthcare Analytics, there were 9.4 million prescriptions for prenatal vitamins sold for a total of $370 million for the 12 months ended June 30, 2012, with sales between branded and generic products split nearly evenly.  According to the 2012 Gallup Target Market Report on Prenatal Vitamins, supplement use has been fairly constant overall between 2008 and 2011.  However, shifts have occurred in terms of types used, with the trend toward OTC prenatal vitamins and away from prescription prenatal vitamins.  Since 2008, the use of OTC products is now larger than prescription products, largely driven by increased use among women currently pregnant.

Our Business Model

We are a specialty pharmaceutical company focused on creating safe and effective prescription, over-the-counter (non-prescription), or OTC, and generic products targeted exclusively for women, including products specifically for pregnancy, childbirth, nursing, pre-menopause, and menopause.  We intend to use our current product line, including prescription and over-the-counter prenatal vitamins, over-the-counter multivitamins, vegan DHA, iron supplements, Vitamin D supplements, natural (non-hormonal) menopause relief products, and scar tissue and stretch mark creams, as the foundation of our business platform.  If commercialized, our proposed hormone replacement products will allow us to enter the $3 billion hormone therapy market segment, based on 2011 total sales of the hormone therapy market according to Health Source Analytics.

Our current product line is marketed and sold by a direct national sales force that calls on healthcare providers in the OB/GYN market space, as well as through our website to consumers who have been referred to our website by physicians.  We market our prescription prenatal vitamins, over-the-counter nutritional supplements, and other products under our vitaMedMD name and our generic prescription prenatal vitamins products under our BocaGreenMD Prena1 name.  We believe that our vitaMedMD brand name has become a recognized name for high quality and effective women’s healthcare, while our BocaGreenMD Prena1 products will provide physicians, women, and payors with a lower cost alternative.  We intend to leverage our existing relationships and distribution system to introduce our proposed hormone replacement products, if approved, which will enable us to provide a comprehensive line of women’s health care products all under one brand.

Our sales model focuses on the “4Ps”:  patient, provider, pharmacist, and payor.  We market and sell our current products through a direct national sales force of 40 full-time professionals that calls on healthcare providers in the OB/GYN market space as well as through our website to consumers.  We strive to demonstrate to physicians that recommending our products enable them to realize office efficiencies and patient and payor cost savings over competitive products strategies, and distribution models.  In addition, our products offer health care providers an alternative to patients to meet their individual nutritional and financial requirements related to co-pay and cost of care considerations.  We also believe that our combination of branded, generic, and over-the-counter lines allows physicians, women, and payors cost-effective alternatives for top quality care.  We supply our prescription products to consumers through retail pharmacies.  We supply our over-the-counter products either directly to consumers via the Internet and phone sales followed by home shipment as well as through physicians who then sell them to their patients.  Our fully staffed customer care center uses current customer relationship management technologies to respond to health care providers, pharmacies, and consumers via incoming and outgoing telephone calls, e-mails, and live-chat.  We also facilitate repeat customer orders through our Auto-ship feature.

As healthcare becomes increasingly consumer driven, patients are seeking more information, control and convenience, which place additional time and financial pressures on physicians, and as a result, physicians are looking for improved ways to provide better service to their patients.  A recent study by IMS Health Incorporated concludes that physicians desire fewer but more encompassing relationships with companies that can provide more valuable information, deliver more relevant services, and better respond to specific needs of their practice and patients.  Our goal is to meet this challenge by focusing on the opportunities in women’s health, specifically the OB/GYN market, to provide a better customer experience for physician, payor, and patient through the following means:

•	We believe we will offer physicians a comprehensive product line of women’s healthcare products, including our proposed hormone replacement products, if approved.

•	Our proposed hormone replacement products are designed to deliver the most efficacious outcomes by using the lowest effective dose for the shortest duration.

•
We believe our product attributes will result in greater patient acceptance and satisfaction than competitive products while offering the highest quality products incorporating patented ingredients, such as Quatrefolic®, chelated iron and life'sDHA™.  All of our prenatal vitamins are gluten, sugar, and lactose free.

•	We strive to improve our existing products and develop new products to generate additional revenue through our existing sales channels.

•
We believe we are able to show health care provider practices that by recommending our products, they are able to realize office efficiencies and patient cost savings over prescribing competing products.  In addition, health care providers are able to offer alternatives to patients that meet the patients’ individual nutritional and financial requirements.

•	Health care provider practices that choose to dispense our over-the-counter products directly to their patients through their offices earn revenue from the sale of the products.

•	Our statistical data indicates that our direct interaction with patients through supplemental patient education achieves a high level of patient compliance.

•	Improved patient education, a high level of patient compliance and reduced cost of products all result in lower cost of care for payors and improved outcomes for patients.

Our Growth Strategy

Our goal is to become the women’s healthcare company recommended by health care providers to all patients by becoming the new standard in women’s health with a complete line of products all under one quality brand.  Key elements of our strategy to achieve this goal are as follows:

Exclusive Focus on Women’s Health Issues.  We plan to focus exclusively on women’s health issues to enable us to build long-term relationships with women as they move through their life cycles of birth control, pregnancy, child birth, and pre- and post-menopause.

Focus on Hormone Replacement Products.  We plan to focus on our development, clinical trials, and commercialization of three hormone replacement products designed to alleviate the systems of and reduce the health effects resulting from menopause-related hormone deficiencies, including hot flashes, osteoporosis, and vaginal dryness and provide equivalent efficiency at lower doses, enabling an enhanced side effect profile compared with competing products.

Marketing Emphasis.  We plan to maintain an emphasis on large group OB/GYN practices that provide opportunities to large patient bases and that are receptive to the data and savings we provide that facilitate them in negotiating contracts with insurance companies.

Geographical Expansion.  We plan to expand our geographic market and sales team to cover the entire country by increasing our current 36 sales territories to 60 sales territories by the end of 2013.

Multiple Distribution Channel.  We are pursuing multiple distribution channels, including physicians and pharmacies through our sales force and the Internet.

Introducing New Products.  We plan to introduce new products to build upon the introduction of our first three prescription products in the first and second quarters of 2012 and our generic line of prenatal vitamins in the fourth quarter of 2012 as well as our proposed hormone replacement products.

Our Products

We offer a wide range of products targeted for women’s health specifically associated with pregnancy, child birth, nursing, post-child birth, and menopause, including prenatal vitamins, over-the-counter prenatal vitamins, vegan DHA, iron supplements, Vitamin D supplements, natural menopause relief products, and scar tissue and cosmetic stretch mark creams under our vitaMedMD name and our generic prescription prenatal vitamins products under our BocaGreenMD Prena1 name.

In March 2012, we launched our first prescription-only prenatal vitamin, vitaMedMD™ Plus Rx, with subsequent launches of our second prescription-only prenatal vitamin, vitaMedMD™ One Rx, in April 2012 and third launch of vitaMedMD™  RediChew™  Rx in May 2012.  In the fourth quarter 2012, our BocaGreenMD™ brand was launched and our first products include three generic prescription products Prena1 Plus, Prena1 and Prena1 Chew.  Our product line is detailed below.

vitaMedMD™ Plus (Prenatal Women’s Multi-vitamin + DHA (Combo Pack))

vitaMedMD™ Plus Prenatal Multivitamin is a once-daily two pill combo pack that contains a complete multivitamin with 16 essential vitamins and minerals and 300 mg of life’s DHA™ (a trademarked product of Martek Bioscience Corporation), and is Vegan and Kosher certified.  Based on the latest medical and scientific research, we have optimized many of the nutrients found in vitaMedMD Plus.  All minerals, including Iron, Zinc and Copper are chelated to improve absorption and tolerability.  The 300mg of plant-based (most DHA comes from fish-based sources) DHA is a critically important component to many pregnant women and health care providers due to concerns over contamination and the associated “burp-backs” and taste of fish-based DHA.

vitaMedMD™ One Prenatal Multivitamin

vitaMedMD™ One is a single dose daily multivitamin that provides 14 vitamins, minerals and 200 mg of vegetarian, plant-pure life’s DHA™ which is 100% fish-free with no ocean-borne contaminants, such as mercury or PCBs.  Each convenient, easy-to-swallow softgel also features 975 mcg of folic acid.

vitaMedMD™ Plus Rx Prenatal Multivitamin

vitaMedMD™ Plus Rx is a once-daily, two pill combo prescription-only product containing one prenatal vitamin tablet with Quatrefolic®, a fourth generation folate, and one plant-based Life’sDHA™ 300mg capsule.  (Quatrefolic® is a registered trademark of Gnosis S.P.A.) All minerals, including Iron, Zinc and Copper are chelated to improve absorption and tolerability.

vitaMedMD™ One Rx  Prenatal Multivitamin

vitaMedMD™ One Rx is a prescription-only product with a single-dose daily multivitamin containing Quatrefolic, a fourth generation folate, and 200 mg of vegetarian, plant-pure life’sDHA which is 100% fish-free with no ocean-borne contaminants such as mercury and PCBs.  Each convenient, easy-to-swallow softgel features fourteen minerals, vitamins and life’sDHA.

vitaMedMD™ RediChew™ Rx Prenatal Multivitamin

vitaMedMD™ RediChew™ Rx is a prescription-only easy-to chew, small , vanilla flavored chewable tablet containing Quatrefolic, a fourth generation folate, vitamin D3 to promote healthy birth weight, B2 to support bone, muscle and nerve development, and vitamin B6 and vitamin B12 to help relieve nausea and morning sickness.  We believe vitaMedMD RediChew Rx is an excellent option for women who have difficulty swallowing tablets or softgels, or are experiencing nausea and morning sickness.

vitaMedMD™ Iron 21/7

vitaMedMD™ Iron 21/7 is a doctor-recommended iron replacement supplement with a unique 3-weeks-on/1-week-off dosing schedule that helps maximize absorption and enhances tolerability.  It is formulated with 150 mg of chelated Iron to help improve tolerability and limit typical side effects associated with iron replacements.  Each easy-to-swallow single tablet serving also includes 800 mcg of Folic Acid, plus Vitamins C and E, and Succinic Acid to aid in absorption.

vitaMedMD™ Menopause Relief with Lifenol® Plus Bone Support

vitaMedMD™ Menopause Relief with Lifenol Plus Bone Support offers a natural solution for hot flashes, night sweats and mood disturbances.  Each single tablet dosage delivers 120 mg of Lifenol®, a patented, well-studied female hops extract recognized for its potency and support in alleviating hot flashes, plus plant phytoestrogens.  It also includes Calcium and Vitamin D3 for added bone support.  This product offers women a natural alternative to hormone replacement therapy.

vitaMedMD™ Vitamin D3 50,000 IU and Vitamin D3 2,000 IU

vitaMedMD™ Vitamin D3 50,000 IU and Vitamin D3 2,000 IU are doctor-formulated dietary supplements provided in a small easy-to-swallow gel capsule that help replenish and maintain beneficial levels of Vitamin D in the body.  Sustaining adequate levels of Vitamin D in the body is essential to bone health, enhancing the absorption of calcium and phosphorus.  Vitamin D3, also known as cholecalciferol, is considered the most preferred form of Vitamin D as it is the most active form of the nutrient.  vitaMedMD™ Vitamin D3 50,000 IU and Vitamin D3 2,000 IU are used in the dietary management of Vitamin D deficiency and should be used under medical supervision.  We believe vitaMedMD™ Vitamin D3 50,000 IU and Vitamin D3 2,000 IU are ideal for pregnant, breastfeeding and menopausal women needing to sustain adequate levels of vitamin D.

vitaMedMD™ Stretch Mark Body Cream

vitaMedMD™ Stretch Mark Body Cream contains naturally-derived ingredients, including peptides, shea butter, sweet almond oil, and fruit extracts.  This combination of ingredients hydrates, soothes, and pampers skin to make it softer, smoother, and younger-looking.  It helps reduce the appearance of stretch marks, scars, and other skin irregularities by hydrating and replenishing the skin’s moisture, diminishing the look of fine lines and wrinkles, and encouraging the fading of age spots and sun spots.  Backed by clinical and scientific testing, vitaMedMD™ Stretch Mark Body Cream is hypoallergenic, paraben-free, and non-comedogenic.

vitaMedMD™ Scar Reduction Body Cream

vitaMedMD™ Scar Reduction Body Cream is rich in vitamins and naturally-derived extracts.  It helps to minimize the size and appearance of old and new scars, reduce scar tissue, diminish the appearance of fine line and wrinkles, and encourage the fading of age spots.  It is paraben-free, non-comedogenic, and hypoallergenic.

BocaGreenMD™ Prena1 Plus

BocaGreenMD™ Prena1 Plus is a prescription-only comprehensive single-dose dietary supplement containing one prenatal tablet with 16 vitamins and minerals, plus one softgel with 300 mg of plant-based life’sDHA.

BocaGreenMD™ Prena1

BocaGreenMD™ Prena1 is a prescription-only convenient single-dose softgel with 14 vitamins, minerals and 200 mg of plant-based life’sDHA.

BocaGreenMD™ Prena1 Chew

BocaGreenMD™ Prena1 Chew is a prescription-only single daily easy to chew, vanilla-flavored, chewable tablet ideal for women planning a pregnancy and those with difficulty swallowing tablets or capsules, or where nausea or morning sickness make taking tablets or capsules difficult.

All BocaGreenMD Prena1 multivitamins contain a combination of folic acid and Quatrefolic, available by prescription-only.

Our Proposed Hormone Replacement Products

Our three proposed hormone replacement therapy products have received IND acceptance by the FDA. Our goal is to improve bioavailability of our progestin when used alone or in combination with estrogen over current marketed and FDA approved options.  We have begun pivotal Pharmacokinetics, or PK, studies for our proposed progestin, estrogen, and combination hormone replacement products.  If the pivotal PK studies are successful, we hope to begin phase 3 trials in the first half of 2013.  Progestins and estrogens are very clearly understood by both the FDA and health care providers.  Although regulatory testing results cannot be guaranteed, we are optimistic that the clinical trials for our proposed hormone products will achieve our goals.  Our proposed hormone replacement products are detailed below. We are currently planning to focus our efforts on relief of vasomotor symptoms associated with menopause, but will also be considering the treatment and prevention of osteoporosis and other conditions of  hypoestrogenism.

Therapeutics’ TX12001HR

Therapeutics’ TX12001HR is a drug candidate that will be a combination product for post-menopausal women with an intact uterus, indicated for the treatment of moderate to severe vasomotor symptoms due to menopause, including hot flashes, night sweats, sleep disturbances, and vaginal dryness.  We are  planning to conduct the necessary safety study to show protection against endometrial hyperplasia over a 12 month duration. The product will be chemically identical to the hormones that naturally occur in a women’s body, namely estradiol and progesterone, and will be packaged as both a continuous-combined regimen (where the combination of estrogen and progesterone are taken together in one product daily), as well as a sequentially-combined regimen (where the estrogens are taken daily and the progesterone is taken in combination for two weeks of every month).  If approved by the FDA, we believe this would represent the first time a combination product of these bio-identical hormones would be approved for use in a single combined product.

Therapeutics’ TX12002HR

Therapeutics’ TX12002HR is a drug candidate that will be a progestin product indicated for treatment of secondary amenorrhea.  It is a natural progesterone formulation without the potentially allergenic component of peanut oil.  The product will be chemically identical to the hormones that naturally occur in a women’s body.  We believe it will be similarly effective but at lower dosages.

Therapeutics’ TX12003HR

Therapeutics’ TX12003HR is a drug candidate that will be an estrogen product indicated for postmenopausal women for the treatment of moderate to severe vasomotor symptoms due to menopause, including hot flashes, night sweats, sleep disturbances, and vaginal dryness.  This can be used for both women with and without a uterus.  It is an estradiol product, chemically bio-identical to the hormones that naturally occur in a women’s body.

We are also evaluating various other indications for our hormone technology, including oral contraception, preterm birth, vulvovaginal atrophy, and premature ovarian failure.

Sales and Marketing

Although our direct national sales force is similar to that of a traditional pharmaceutical company in that sales representatives call on OB/GYN practices to provide education and sampling, we believe our sales representatives are more customer centric in their sales approach by offering physicians more than just differences in our products from the competition; they are also able to offer an array of partnering opportunities to promote efficiency and cost savings.

Our national rollout strategy has been to focus first on the largest metropolitan areas in the United States.  In order to accelerate the sales ramp in a new territory, we employ a national sales/large practice sales effort to identify key practices in new or expanding markets.  Concurrent with our provider sales effort, we work with commercial insurance payors for partnerships in which the payor can support the prescribing and/or recommendation of our products for the benefit of patient, physician and payor with an end result of providing better outcomes for all three constituents.

At the forefront of our sales approach is the philosophy that the physician should recommend or prescribe products based only on what is best for the patient.  In general, a better outcome is achieved by providing patients with the best products and care at the best value.  We believe having an assortment of high-quality product options that can be recommended or prescribed by both the physician and payor is the foundation of providing valuable options to the patient.

We believe our sales force has developed strong relationships and partnerships in the OB/GYN market segment to sell our current products.  We have also established relationships with some of the largest OB/GYN practices in the country.  By delivering additional products through the same sales channel, we can leverage our already deployed assets to increase our sales and improve profitability.

Online Commerce

A vast majority of our over-the-counter product sales are completed online.  The Internet has continued to increase its influence over communication, content, and commerce.  According to Forrester Research, U.S. online retail sales increased 12.2% from 2010.  Forrester projects online retail sales to grow at a 10% compound annual growth rate, to $278.9 billion by 2015.  We believe several factors will contribute to this increase including convenience, expanded range of available products and services, improved security and electronic payment technology, increased access to broadband Internet connections and widespread consumer confidence and acceptance of the Internet as a means of commerce.

Retail Commerce

The vast majority of our prescription product sales are completed through the traditional pharmacy distribution network.  Although online and mail order pharmacy commerce continue to grow, the majority of products are still purchased directly by the consumer locally at traditional stores.  As this segment of our business expands, we will continue to employ strategies that help us reduce inefficiencies in this channel and develop partnerships that allow our products to be differentiated from the competition.

Seasonality

The specialty pharmaceutical industry is not subject to seasonal sales fluctuation.

Products in Development

Our branded prescription products were introduced in the first and second quarters of 2012, and we recently introduced our first prescription generic product line.  Our market objective is to develop an entire suite of products that are condition specific and geared to the women’s health sector.  Our focus is to introduce products in which we use propriety or patented molecules or ingredients that will differentiate our products from the competition.  We currently have numerous products in development, including our proposed hormone replacement products as described above.

Raw Materials for Our Products

We purchase all raw materials and ingredients for our proprietary products from a group of third-party suppliers specializing in raw material manufacturing, processing, and specialty distribution.  Our manufacturers maintain multiple supply and purchasing relationships throughout the raw materials marketplace to provide an uninterrupted supply of product to meet our manufacturing requirements.

Availability of and Dependence Upon Suppliers

We currently obtain over 80% of our products from Lang Naturals, Inc., or Lang, a full-service, private label and corporate brand manufacturer specializing in premium health benefit driven™ products, including medical foods, nutritional supplements, beverages, bars, and functional foods in the dietary supplement category; therefore, we are dependent on Lang for the manufacture of most of our products.  We believe the terms of our agreements with Lang are competitive with other suppliers and manufacturers.  Although we anticipate continuing our relationship with Lang, we believe that we could obtain similar terms with other suppliers to provide the same services.  We have experienced no difficulties in obtaining the products we need in the amounts we require and do not anticipate those issues in the future.

Manufacturing of Our Products

Our products are manufactured and regulated by the same FDA quality standards (Controls Used for Manufacturing, Processing, Packing, or Holding Dietary Supplements for FDA 21 CFR Part 110/111 CGMP Regulations, or CFR 111,) and current good manufacturing practices, or cGMP, as prescription nutritional therapies.  In addition, we conduct two additional un-required certificates of analysis on every lot to ensure quality, and we employ an outside third party to enforce rigorous quality audits.

All of our manufacturing is performed by third-party manufacturers.  In addition to manufacturing substantially all of our products, Lang also provides a variety of additional services to us, including development processes, prototype development, raw materials sourcing, regulatory review, and packaging production.  At present, we believe our relationship with Lang is excellent and we intend to continue to use Lang as our third-party manufacturer for most of our products.  In the event our relationship with Lang terminates for any reason, there are a number of other manufacturers available to us; accordingly, we do not believe that such termination would not have a material adverse effect on our business.

We plan to use third-party manufacturers to source key raw materials and manufacture and package our commercial products.  The FDA must issue marketing clearance and deem a manufacturer acceptable under cGMP regulations before production of bulk proprietary or finished pharmaceuticals for commercial sale may begin.  Accordingly, we intend to engage only those third-party contract manufacturers that have consistently shown the ability to satisfy these requirements.

Quality Control for Our Products

A quality assurance team establishes process controls and documents and tests every stage of the manufacturing process to ensure we meet product specifications and that our finished dietary supplements contain the correct ingredients, purity, strength, and composition in compliance with FDA regulations.  We test incoming raw materials and finished goods to ensure they meet or exceed FDA and U.S. Pharmacopeia standards including quantitative and qualitative assay and microbial and heavy metal contamination.

Our manufacturers’ quality and production standards are designed to meet or exceed the latest FDA regulations.  To ensure the highest quality, our manufacturing operations are audited by AIB International, Inc., or AIB, for independent cGMP certification.  AIB is an independent, not-for-profit organization that offers programs and services to augment and support the work of regulatory officials around the country, including standards development, product testing and certification, and onsite audits and inspections.  The manufacturing facilities we use are also ISO 9001 certified which is a family of standards related to quality management systems and are designed to help organizations ensure they meet the needs of customers.  In addition, our manufacturers are hazard analysis critical control point certified which is a systematic preventive approach for food and pharmaceutical safety that addresses physical, chemical and biological hazards as a means of prevention rather than finished product inspection.

Distribution of our Products

We use a variety of distribution channels dependent upon product type.  We sell our prescription products to patients through their pharmacies.  Since the launch of our prescription products, in addition to third-party logistics providers, we use some of the same national and regional distributors as other pharmaceutical companies, including Cardinal, McKesson, AmerisourceBergen, H.D. Smith and Smith Drug.  Wholesaler product inventory is monitored daily and sales out is monitored weekly.  National and regional retail chain pharmacies are also an area of focus to make sure our products are purchased and dispensed properly.  We sell our OTC products directly to consumers via the Internet and phone sales and the products are shipped directly from us to the consumer’s home.  In a few instances, we sell OTC product to physicians, who then sell the product directly to their patients.

Customer Service

Our goal is 100% customer satisfaction by consistently delivering superior customer experiences; before, during, and after the sale.  To achieve this goal, we maintain a fully staffed customer care center that uses current customer relationship management technologies to respond to health care providers, pharmacies, and consumers and accept orders for non-prescription products via incoming and outgoing telephone calls, e-mails, and live-chat.  We believe our customer service initiatives allow us to establish and maintain long-term customer relationships and facilitate repeat visits and purchases.  We also facilitate repeat customer orders through our Auto-ship feature.

Our representatives receive regular training so that they can effectively and efficiently field questions from current and prospective customers and are also trained not to answer questions that should be directed to a customer’s physician.  Having a quality customer care center allows our representatives to provide an array of valuable data in the areas of sales, market research, quality assurance, lead generation, and customer retention.

Our Return Policy

Our prescription products are sold through third-party logistics providers, major distributors, and pharmacies, all of whom may return product within six months prior to or after the expiration date of the product.  Once customers buy product from the pharmacy, the product may not be returned.  Non-prescription customers may return or exchange our products for any reason by returning the product within 30 days of receipt.  We will refund the entire purchase price, less shipping.  The customer is responsible for the cost of returning the products to us except cases where the product is being returned because of a defect or an error made in our order fulfillment.  If the purchased product exceeded a 30-day supply, the unused product must be returned to receive the full refund.  All unopened OTC products may be exchanged for different products; the customer will be responsible for the difference in price if the replacement product is more expensive or we will refund the difference if the replacement product is less expensive.

Our Quality Guarantee

We proudly stand behind the quality of our products.  We believe our guarantee makes it easy, convenient, and safe for customers to purchase our products.  Under our quality guarantee, we

•	ensure the potency and quality of our vitamin products;

•	help health care providers and payors by delivering information on patient compliance and satisfaction;

•	provide a 30-day money back guarantee for all of our OTC products; and

•	ensure a safe, secure online shopping experience through our encrypted website.

We value frequent communication with and feedback from our customers in order to continue to improve our offerings and services.

Intellectual Property

Our success depends, in part, on our ability to obtain patents, maintain trade secret protection and operate without infringing the proprietary rights of others.  Our intellectual property portfolio is one of the means by which we attempt to protect our competitive position.  We rely primarily on a combination of know-how, trade secrets, patents, trademarks, and contractual restrictions to protect our products and to maintain our competitive position.  We are constantly seeking ways to protect our intellectual property through registrations in relevant jurisdictions.

We have several patents pending with the USPTO.  We intend to file additional patent applications when appropriate; however, we may not file any such applications or, if filed, the patents may not be issued.  We hold numerous U.S. trademark registrations and have pending trademark applications.  Issuance of a federally registered trademark creates a rebuttable presumption of ownership of the mark; however, it is subject to challenge by others claiming first use in the mark in some or all of the areas in which it is used.  Federally registered trademarks have a perpetual life, as long as they are maintained and renewed on a timely basis and used properly as trademarks, subject to the rights of third parties to seek cancellation of the trademarks if they claim priority or confusion of usage.  We believe our patents and trademarks are valuable and provide us certain benefits in marketing our products.  We intend to actively protect our patents, trademarks, trade secrets and other intellectual property.

We intend to aggressively prosecute, enforce, and defend our patents, trademarks, and proprietary technology.  The loss, by expiration or otherwise, of any one patent may have a material effect on our business.  Defense and enforcement of our intellectual property rights can be expensive and time consuming, even if the outcome is favorable to us.  It is possible that the patents issued or licensed to us will be successfully challenged, that a court may find that we are infringing on validly issued patents of third parties, or that we may have to alter or discontinue the development of our products or pay licensing fees to take into account patent rights of third parties.

OPERA™ is our patent-pending information technology platform used in our business.  We believe the deployment of OPERA and the further development and deployment of related technology creates a sustainable competitive advantage in clinical development and product improvement.  We are currently developing additional intellectual property in the area of new product technologies and formulations.

As we continue to develop proprietary intellectual property, we will expand our protection by applying for patents on future technologies, including developing mobile applications to more effectively communicate with patients.  As we examine our current product offerings and new product pipeline, we are in the process of modifying and developing new formulations that will enable us to gain patent protection for these products.

Generally, our nutritional product formulations are proprietary in that in designing them, we attempt to blend an optimal combination of nutrients that appear to have beneficial impact based upon scientific literature and input from physicians; however, as formal clinical studies have in most instances not been conducted by us to validate the intended health benefits of our products, we are generally prohibited by the FDA from making disease treatment and prevention claims in the promotion of our products that use these formulations.

While we seek broad coverage under our patent applications, there is always a risk that an alteration to the process may provide sufficient basis for a competitor to avoid infringement claims.  In addition, patents expire and we cannot provide any assurance that any patents will be issued from our pending application or that any potentially issued patents will adequately protect our intellectual property.

Government Regulation

The products we are currently marketing do not specifically require FDA approval, but we are subject to federal and state consumer protection laws, including laws protecting the privacy of consumer non-public information and regulations prohibiting unfair and deceptive acts and trade practices.  In particular, under federal and state financial privacy laws and regulations, we must provide

•	notice to consumers of our policies on sharing non-public information with third parties;

•	advance notice of any changes to our policies; and

•	with limited exceptions, provide consumers the right to prevent sharing of their non-public personal information with unaffiliated third parties.

We received acceptance of the INDs for our proposed hormone replacement products, TX12002HR, TX12003HR and TX12001HR, from the FDA on June 29, 2012, August 23, 2012, and August 30, 2012, respectively.  We plan to file NDAs under Section 505(b)(2) of FDCA and utilize previously available data in support of our drug candidates’ approval.  We anticipate the FDA will require us to perform further studies evaluating blood levels of the drug candidate after dosing to prove the correlation of dosage strengths (phase 1).  In addition, phase 3 clinical trials for secondary amenorrhea versus placebo will be required for TX12002.  TX12003 will be required to undergo phase 3 studies of vasomotor symptoms compared to placebo.  In regards to TX12001, we will be required to do phase 3 studies for vasomotor symptoms versus placebo and an endometrial protection study.

All of our products are subject to extensive regulation in the United States.  The FDA enforces the Federal Food, Drug and Cosmetic Act, or FDCA, and related regulations which govern the identity, purity, quality, strength, and composition of dietary supplements and regulate the formulation, manufacture, packaging, labeling, holding, sale, and distribution of dietary supplements, foods, and OTC and prescription drugs, and prohibit the sale of misbranded and adulterated dietary supplements and dietary supplements that by the intention of the manufacturer or distributor or label or labeling claims are unapproved new drugs.

The Federal Trade Commission, or FTC, enforces the Federal Trade Commission Act, or FTCA, and related regulations which govern the advertising and advertising acts and practices associated with the promotion and sale of these products.  The U.S. Postal Inspection Service enforces federal laws governing fraudulent use of the mail. Regulation of certain aspects of the dietary supplement business at the federal level is also governed by the Consumer Product Safety Commission, or CPSC, (e.g., concerning the presence of adulterated substances, such as toxic levels of lead or iron, that render products unsafe for consumption and require an ordered recall), the Department of Agriculture (e.g., for products that are intended for ingestion as dietary supplements for animals) and the Environmental Protection Agency (e.g., in the methods of disposal used for certain dietary ingredients, such as colloidal silver).  Federal and state anti-kickback statutes, the Ethics in Patient Referrals Act, false claims statutes and the Health Insurance Portability and Accountability Act, or HIPPA, also apply to our business.

The FDCA has been amended several times affecting provisions that concern dietary ingredients and dietary supplements, including by the Dietary Supplement Health and Education Act of 1994, or DSHEA.  DSHEA formally defined what may be sold as a dietary supplement, defined statements of nutritional support and the conditions under which they may lawfully be used, and included provisions that permit the FDA to regulate manufacturing practices and labeling claims peculiar to dietary supplements.  “Dietary supplements” are defined as vitamins, minerals, herbs, other botanicals, amino acids and other dietary substances that are used to supplement the diet, as well as concentrates, constituents, extracts, metabolites, or combinations of such dietary ingredients.  Generally, under DSHEA, dietary ingredients that were on the market before October 15, 1994 may be used in dietary supplements without notifying the FDA.  However, a “new” dietary ingredient (i.e., a dietary ingredient that was not marketed in the U.S. before October 15, 1994) must be the subject of a new dietary ingredient notification submitted to the FDA unless the ingredient has been “present in the food supply as an article used for food” without having been “chemically altered.” A new dietary ingredient notification must provide the FDA with evidence of a “history of use or other evidence of safety” which establishes that use of the dietary ingredient “will reasonably be expected to be safe.” A new dietary ingredient notification must be submitted to the FDA at least 75 days before the new dietary ingredient can be marketed.  There can be no assurance that the FDA will accept evidence purporting to establish the safety of any new dietary ingredients that we may want to market and the FDA’s refusal to accept such evidence could prevent the marketing of such dietary ingredients.

Increased FDA enforcement could lead the FDA to challenge dietary ingredients already on the market as “illegal” under the FDCA because of the failure to file a new dietary ingredient notification or because the substance may be one found to be the subject of an investigational new drug application for which clinical trials have commenced and been publicized.

The FDA generally prohibits labeling a dietary supplement with any “health claim” (i.e., any statement associating a nutrient with prevention, but not treatment, of a disease or health-related condition), unless the claim is pre-approved by the FDA.  The FDA prohibits disease treatment claims entirely when made for a dietary supplement; however, “statements of nutritional support,” including so-called “structure/function claims” are permitted to be included in labeling for dietary supplements without FDA pre-approval.  Such statements may describe how a particular dietary ingredient affects the structure, function, or general well-being of the body, or the mechanism of action by which a dietary ingredient may affect the structure, function or well-being of the body, but such statements may not state that a dietary supplement will reduce the risk or incidence of a disease unless such claim has been reviewed and approved by the FDA.  A company that uses a statement of nutritional support in labeling must possess evidence substantiating that the statement is truthful and not misleading.  Such statements must be submitted to the FDA no later than 30 days after first marketing the product with the statement and must be accompanied by the following FDA mandated label disclaimer: “This statement has not been evaluated by the Food and Drug Administration.  This product is not intended to diagnose, treat, cure or prevent any disease.”  There can be no assurance that the FDA will not determine that a particular statement of nutritional support that we want to use is an unacceptable disease claim or an unauthorized nutrient-disease relationship claim otherwise permitted with FDA approval as a “health claim.”  Such a determination might prevent the use of such a claim.

In addition, DSHEA provides that certain “third-party literature,” such as a reprint of a peer-reviewed scientific publication linking a particular dietary ingredient with health benefits, may “in connection with the sale of a dietary supplement to consumers” be exempt from labeling regulation.  However, the FDA has adopted an “intent to use” doctrine whereby such literature, even if exempt from labeling, may nonetheless form the basis for an agency determination that the literature in context reveals a company’s intent to sell a dietary ingredient or dietary supplement as a drug, thereby rendering the supplement an unlawful, unapproved new drug.  Because the “intent to use” doctrine is predicated on a subjective assessment of all facts and circumstances associated with the promotion and sale of a dietary supplement, we cannot know whether any particular piece of literature otherwise exempt from labeling will be deemed by the FDA unlawful for use in association with the sale of the dietary ingredient or dietary supplement.

As authorized by the FDCA, the FDA has adopted and is implementing Good Manufacturing Practices, or GMPs, specifically for dietary supplements.  These GMPs impose extensive process controls on the manufacture, holding, labeling, packaging, and distribution of dietary supplements.  They require that every dietary supplement be made in accordance with a master manufacturing record, that each step in the manufacture, holding, labeling, packaging, and distribution be defined with written standard operating procedures, monitored, and documented, and that any deviation in manufacture, holding, labeling, packaging, or distribution be contemporaneously documented, assessed by a quality control expert, and corrected through documented corrective action steps (whether through an intervention that restores the product to the specifications in the master manufacturing record or to document destruction of the non-conforming product).  The GMPs are designed to ensure documentation, including testing results that confirm the identity, purity, quality, strength, and composition of dietary supplements.  In addition, GMPs require a company to make and keep written records of every product complaint that is related to GMPs.  The written record of the product complaint must include the following: the name and description of the dietary supplement; the batch, lot, or control number of the dietary supplement, if available; the date the complaint was received and the name, address, or telephone number of the person making the complaint, if available; the nature of the complaint, including, if known, how the product was used; the reply to the complainant, if any; and findings of the investigation and follow-up action taken when an investigation is performed.  The regulations directly affect all that manufacture the dietary supplements we sell.  The FDA may deem any dietary supplement adulterated, whether presenting a risk of illness or injury or not, based on a failure to comply with any one or more process controls in the GMP regulations.  If deemed adulterated, a dietary supplement may not be lawfully sold and may have to be recalled from the market.  It is possible that the FDA will find one or more of the process controls implemented by us, by our contract manufacturers, or by those whose dietary supplements we sell to be inadequate and, thus, requiring corrective action, requiring any one or more of the dietary supplements we sell to be unlawful for sale, or resulting in a judicial order that may impair our ability to manufacture, market, and sell dietary supplements.

The FDA also requires adverse event reporting notices on labels and serious adverse event reporting for all supplements and drugs.  An “adverse event” is defined by statute to include “any health-related event associated with the use of a dietary supplement that is adverse.” All adverse events and medication errors are reported to the FDA on a voluntary basis.  An IND sponsor must report all adverse events expected or unexpected in an Annual report to the Agency within 60 days of IND acceptance anniversary.  Only serious adverse events must be reported to the FDA on a seven-day reporting basis.  A “serious adverse event” is an adverse event that results in death, a life-threatening experience, inpatient hospitalization, a persistent or significant disability or incapacity, or a congenital anomaly or birth defect; or requires, based on reasonable medical judgment, a medical or surgical intervention to prevent an outcome described above.

The regulation of medical foods and dietary supplements may increase or become more restrictive in the future.  There can be no assurance that, if more stringent statutes are enacted for dietary supplements, or if more stringent regulations are promulgated, we will be able to comply with such statutes or regulations without incurring substantial expense.

The FDA regulates the formulation, manufacturing, packaging, labeling and distribution of OTC and prescription drug products pursuant to a “monograph” system that specifies active drug ingredients that are generally recognized as safe and effective for particular uses.  If an OTC or prescription drug is not in compliance with the applicable FDA monograph, the product generally cannot be sold without first obtaining FDA approval of a new drug application, which can be a long and expensive procedure.  The homeopathic drugs that we sell are regulated as prescription or non-prescription drugs.  These products must generally meet the standards set forth in the Homeopathic Pharmacopeia of the United States and claims made for them must not deviate from those contained in specific homeopathic treatises recognized by the FDA as appropriate for use.  If these requirements are not met, the FDA can consider the products unapproved new drugs and prohibit their sale.

The FDA has broad authority to enforce the provisions of the FDCA concerning medical foods, dietary supplements and drugs, including powers to issue a public “warning letter” to a company to quarantine and prohibit the sale of products deemed adulterated or misbranded, to publicize information about illegal products, to request a voluntary recall of illegal products from the market, to request that the Department of Justice initiate a seizure action, an injunction action or a criminal prosecution in U.S. courts, and to seek disgorgement from a federal court of all proceeds received from the sale of products deemed misbranded or adulterated.  For instance, the FDA recently announced that any unapproved new drug introduced after September 19, 2011 will be subject to immediate enforcement action, without prior notice and without regard to the enforcement priorities set out in CPG 440.100.  The FDA will continue to apply the enforcement priorities established in 2006.  These give a higher priority to enforcement actions involving drugs in certain high-risk categories, such as drugs that pose a potential safety risk or lack evidence of effectiveness.

The FTC exercises jurisdiction over the advertising of medical foods, dietary supplements, and drugs.  In recent years, the FTC has instituted numerous enforcement actions against dietary supplement companies for making false or misleading advertising claims and for failing to adequately substantiate claims made in advertising.  These enforcement actions have often resulted in consent decrees and the payment of civil penalties and/or restitution by the companies involved.  The FTC also regulates other aspects of consumer purchases, including promotional offers of savings compared policies, telemarketing, continuity plans, and “free” offers.

We are also subject to regulation under various state, local and international laws that include provisions governing, among other things, the formulation, manufacturing, packaging, labeling, advertising and distribution of dietary supplements and drugs.  For example, Proposition 65 in the state of California is a list of substances deemed to pose a risk of carcinogenicity or birth defects at or above certain levels.  If any such ingredient exceeds the permissible levels in a dietary supplement, cosmetic, or drug, the product may be lawfully sold in California only if accompanied by a prominent warning label alerting consumers that the product contains an ingredient linked to cancer or birth defect risk.  Private attorney general actions as well as California attorney general actions may be brought against non-compliant parties and can result in substantial costs and fines.

Applicable federal and state healthcare laws and regulations include the following:

•
The federal healthcare anti-kickback statute prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving, or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order, or recommendation of, any good or service, for which payment may be made under federal healthcare programs such as Medicare and Medicaid.

•
The Ethics in Patient Referrals Act, commonly referred to as the Stark Law, and its corresponding regulations, prohibit physicians from referring patients for designated health services reimbursed under the Medicare and Medicaid programs to entities with which the physicians or their immediate family members have a financial relationship or an ownership interest, subject to narrow regulatory exceptions.

•
The federal False Claims Act imposes criminal and civil penalties, including civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government claims for payment that are false or fraudulent or making a false statement to avoid, decrease, or conceal an obligation to pay money to the federal government.

•
HIPAA imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program and also imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security, and transmission of individually identifiable health information.

•
The federal false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services.

•
Analogous state laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third party payors, including private insurers, and some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government.

Efforts to ensure that our business arrangements with third parties comply with applicable healthcare laws and regulations could be costly.  Although our regulatory counsel has assisted us in establishing business practices compliant with applicable laws, it is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations.  If our past or present operations, including activities conducted by our sales team or agents, are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, exclusion from third-party payor programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations.  If any of the physicians, providers, or entities with whom we do business is found to be not in compliance with applicable laws, they may be subject to criminal, civil, or administrative sanctions, including exclusions from government funded healthcare programs.

Many aspects of these laws have not been definitively interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of subjective interpretations which increases the risk of potential violations.  In addition, these laws and their interpretations are subject to change.  Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business and damage our reputation.

In addition, from time to time in the future, we may become subject to additional laws or regulations administered by the FDA, the FTC, or by other federal, state, local, or foreign regulatory authorities, to the repeal of laws or regulations that we generally consider favorable, such as DSHEA, or to more stringent interpretations of current laws or regulations.  We are not able to predict the nature of such future laws, regulations, repeals, or interpretations, and we cannot predict what effect additional governmental regulation, if and when it occurs, would have on our business in the future.  Such developments could, however, require reformulation of certain products to meet new standards, recalls or discontinuance of certain products not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of certain products, additional or different labeling, additional scientific substantiation, additional personnel, or other new requirements.  Any such developments could have a material adverse effect on our business.

The growth and demand for eCommerce could result in more stringent consumer protection laws that impose additional compliance burdens on online retailers.  These consumer protection laws could result in substantial compliance costs and could interfere with the conduct of our business.

There is currently great uncertainty in many states whether or how existing laws governing issues such as property ownership, sales and other taxes, and libel and personal privacy apply to the Internet and commercial online retailers.  These issues may take years to resolve.  For example, tax authorities in a number of states, as well as a Congressional advisory commission, are currently reviewing the appropriate tax treatment of companies engaged in online commerce and new state tax regulations may subject us to additional state sales and income taxes.  New legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or a change in application of existing laws and regulations to the Internet and commercial online services could result in significant additional taxes on our business.  These taxes could have an adverse effect on our results of operations.

Legal Proceedings

We are party to various legal actions arising in the ordinary course of business, including actions related to our intellectual property. While it is not feasible to determine the actual outcome of these actions at this time, we do not believe that these matters will have a material adverse effect on our consolidated financial condition, results of operations, or cash flows.

Our Offices

We are a Nevada corporation.  We began our current business in May 2008.  We maintain our principal executive offices at 951 Broken Sound Parkway NW, Suite 320, Boca Raton, Florida 33487.  Our telephone number is (561) 961-1911.  We maintain websites at www.therapeuticsmd.com, www.vitamedmd.com, www.vitamedmdrx.com, and bocagreenmd.com.  The information contained on our websites or that can be accessed through our websites does not constitute part of this prospectus.

Properties

On July 9, 2009, we entered into a 45-month lease for approximately 7,130 square feet of office space for our principal executive offices.  Over the term of this lease, we will pay an average monthly cost of $9,352, which includes base rent, common area fees, taxes, and insurance.  Terms of this lease provide for an extension for an additional two-year period.  The primary functions performed at our corporate headquarters are accounting, marketing, human resources, product development oversight, product sales, and fulfillment.  We believe that the leased premises are suitable and adequate to meet our current needs.

Employees

As of September 30, 2012, we had 62 full-time employees, four of who are executive officers.  Additionally, from time to time, we hire temporary contract employees.  None of our employees are covered by a collective bargaining agreement, and we are unaware of any union organizing efforts.  We have never experienced a major work stoppage, strike, or dispute.  We consider our relationship with our employees to be good.

Our History

We were incorporated in Utah in 1907 under the name Croff Mining Company and subsequently changed our name to Croff Oil Company in 1952 and to Croff Enterprises, Inc. in 1996.  Prior to 2008, Croff’s operations consisted entirely of oil and natural gas leases.  Due to a spin-off of its operations in December 2007, Croff had no business operations or revenue source and had reduced its operations to a minimal level although it continued to file reports required under the Exchange Act.  As a result of the spin-off, Croff was a “shell company” under the rules of the SEC.  In July 2009, Croff (i) closed a transaction to acquire America’s Minority Health Network, Inc. as a wholly owned subsidiary, (ii) ceased being a shell company, and (iii) experienced a change in control in which the former shareholders of America’s Minority Health Network, Inc. acquired control of our company.  On September 14, 2009, we changed our name to AMHN, Inc.  On June 11, 2010, we closed a transaction to acquire Spectrum Health Network, Inc. as a wholly owned subsidiary.  On July 20, 2010, we filed Articles of Conversion and Articles of Incorporation to redomicile in the state of Nevada.  On July 31, 2010, we transferred the assets of America’s Minority Health Network, Inc. to a secured noteholder in exchange for the satisfaction of certain debt associated therewith.  On February 15, 2011, we transferred the assets of Spectrum Health Network, Inc. to a secured noteholder in exchange for the satisfaction of debt associated therewith and in exchange for a licensing, agreement under which we subsequently sold subscription services and advertising on the Spectrum Health Network for commissions.

On August 3, 2011 (with an effective date of October 3, 2011), in anticipation of closing a merger with VitaMed, we filed Amended and Restated Articles of Incorporation to change our name to TherapeuticsMD, Inc. and to increase the shares of common stock authorized for issuance to 250,000,000.  On October 4, 2011, we closed the merger with VitaMed pursuant to which all outstanding membership units of VitaMed were exchanged for shares of the our common stock.  In addition, all outstanding VitaMed options and warrants were exchanged and converted into options and warrants for the purchase of our common stock.  All of these units, options, and warrants were exchanged on a pro-rata basis for shares or a right to acquire shares of common stock at a ratio of 1.227425 to 1.  Pursuant to this conversion ratio, we subsequently (i) issued 58,407,331 shares of our common stock in exchange for the units, (ii) reserved for issuance an aggregate of 10,119,796 shares issuable upon the exercise of our options, and (iii) reserved for issuance an aggregate of 1,472,916 shares issuable upon the exercise of our warrants.  As of December 31, 2011, we determined that VitaMed would become the sole focus of our company and services previously performed relative to the aforementioned licensing agreement were discontinued.

MANAGEMENT

Executive Officers and Directors

The table below lists all current officers and directors of our company.  All officers serve at the discretion of the Board of Directors.  The term of office of each of our directors expire at our next Annual Meeting of Shareholders or until their successors are duly elected and qualified.

Name	Age	Position
Robert G. Finizio	40	Chief Executive Officer, Director
John C.K. Milligan IV	50	President, Secretary, Director
Daniel A. Cartwright	54	Chief Financial Officer, Vice President Finance, Treasurer
Mitchell L. Krassan	46	Executive Vice President, Chief Strategy Officer
Brian Bernick, M.D.	44	Chief Medical Officer, Director
Tommy G. Thompson	71	Chairman
Samuel A. Greco	60	Director
Cooper C. Collins	32	Director
Robert V. LaPenta, Jr.	43	Director
Nicholas Segal	30	Director

Robert G. Finizio has served as Chief Executive Officer and a director of our company since October 4, 2011.  As co-founder of our VitaMed subsidiary.  Mr. Finizio served as its Chief Executive Officer and a director from April 2008 to October 4, 2011.  Mr. Finizio has 16 years of successful early stage company development in the healthcare industry.  Mr. Finizio co-founded and served from August 2001 to February 2008 as President of Care Fusion, LLC and then as Chief Executive Officer of CareFusion, Inc., a global leader in healthcare technology and equipment and provider of integrated technology, software, services, and equipment to healthcare institutions worldwide.  Mr. Finizio managed CareFusion’s growth from inception to over 70 employees and 200 hospital customers prior to its acquisition by Cardinal Health.  Mr. Finizio’s early business experience was with Omnicell Technologies and Endoscopy Specialists in the healthcare IT and surgical space, respectively.  We believe Mr. Finizio’s intimate knowledge and experience with all aspects of the business, operations, opportunities and challenges of our company and experience with early stage company development in the healthcare industry provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.  Mr. Finizio earned a BA from the University of Miami.

John C.K. Milligan, IV was appointed President, Secretary, and a director of our company on October 4, 2011.  From December 2008 to October 4, 2011, Mr. Milligan served as President and Director of VitaMed.  Prior to VitaMed, Mr. Milligan co-founded CareFusion, LLC, serving as President and General Manager from August 2001 to February 2008,  and then as President and Chief Operating Officer of CareFusion, Inc.  CareFusion, Inc. is a global leader in healthcare technology and equipment and provider of integrated technology, software, services, and equipment to healthcare institutions worldwide.  From 1997 to 2001, Mr. Milligan was Vice President, Sales and Operations for Omnicell, Inc., a provider of pharmaceutical supply chain management systems and services.  Prior to Omnicell, Mr. Milligan also held executive management positions at Serving Software Inc., and HBOC, both subsequently acquired by McKesson.  We believe Mr. Milligan’s significant experience in creating, developing and guiding growth-oriented healthcare companies and knowledge of our business provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.  Mr. Milligan is a graduate of the U.S. Naval Academy.

Daniel A. Cartwright has served as Chief Financial Officer, Vice President of Finance, and Treasurer of our company since October 4, 2011.  From July 2011 to October 4, 2011, Mr. Cartwright served as Chief Financial Officer of VitaMed.  From May 1996 to July 2011, Mr. Cartwright served as Chief Financial Officer and Executive Vice President of Circle F Ventures, LLC, an Arizona venture capital firm that made investments in more than 50 companies.  During the same period, Mr. Cartwright served as Chief Financial Officer and Treasurer of Fleming Securities, a registered broker dealer involved with raising capital for public and private companies.  From 1993 to 1996, Mr. Cartwright served as Chief Financial Officer of American Wireless Systems, a provider of entertainment video services. Mr. Cartwright currently serves as a member of the Board of Directors of Antenna Technologies Company, Inc., a private engineering firm, and of Primetrica, Inc., a private information research company for the telecommunications industry.  Mr. Cartwright earned his B.S. in Accounting from Arizona State University.

Mitchell L. Krassan has served as Executive Vice President and Chief Strategy Officer of our company since October 4, 2011.  From April 2010 to October 4, 2011, Mr. Krassan served as Chief Strategy and Performance Officer of VitaMed.  Mr. Krassan has been a partner with EquiMark Limited, a private investment partnership, since October 1997.  From November 1994 to July 1997, Mr. Krassan served as Chief Financial Officer and Chief Operating Officer of The Reich Group/Telespectrum Worldwide, a fully integrated direct marketing firm that provided clients expertise in market research and analysis, strategic planning, marketing, creative and production services, telemarketing and database development.  The Reich Group became the lead company in a roll-up and $180 million IPO of Telespectrum Worldwide.  Mr. Krassan earned a B.S. in Accounting from University of Maryland, received his certification as a CPA in the State of Maryland, and earned his MBA in Management from New York University.

Dr. Brian Bernick has served as a director of our company since October 4, 2011.  In February 2012, he was named as our company’s Chief Medical Officer.  As co-founder of VitaMed, Dr. Bernick served on VitaMed’s Board of Directors since inception.  Dr. Bernick is a practicing and board certified Obstetrician/Gynecologist with 20 years of clinical medical experience.  Dr. Bernick is the past Chairman of the Department of Obstetrics and Gynecology at Boca Raton Regional Hospital and has served as a member of its Medical Executive Board.  He has served on the Board of Directors of the Palm Beach Medical Society and VitalMD Group Holding, LLC, the largest physician-owned and managed group of obstetricians/gynecologists in Florida covering more than 250 physicians/practices.  Dr. Bernick is the recipient of several national and regional awards including the American Medical Association Foundation’s Leadership Award and was recognized by both Super Doctors and National Consumers Survey for being in the top 5% of doctors.  Dr. Bernick is an Associate Professor of Medicine at Florida Atlantic University and provides medical education in conjunction with Emory University and Florida Atlantic University School of Nursing and Medicine.  We believe Dr. Bernick’s experience in the OB/GYN field gives him an understanding of sales channels and the needs and requirements of our customers and provides the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.  Dr. Bernick earned a BA in Economics from Northwestern University and a doctorate in medicine from the University of Chicago Medical School.  He completed his residency at the University of Pennsylvania.

Tommy G. Thompson has been the Chairman of the Board of our company since May 16, 2012.  As the former Secretary of the U.S. Department of Health & Human Services Secretary, or HHS from February 2001 to January 2005, Secretary Thompson served as the nation’s leading advocate for the health and welfare of all Americans.  Secretary Thompson is the former Independent Chairman of the Deloitte Center for Health Solutions and is a former partner of the international law firm of Akin Gump Strauss Hauer & Feld LLP.  At the Deloitte Center for Health Solutions and at Akin Gump, Secretary Thompson built on his efforts at HHS to develop solutions to the health care challenges facing American families, businesses, communities, states and the nation as a whole.  As the Governor of Wisconsin from January 1987 to February 2001, Secretary Thompson was perhaps best known for his efforts to revitalize the Wisconsin economy, for his national leadership on welfare reform, and for his work in expanding healthcare access across all segments of society.  Secretary Thompson also serves as Chairman of CareView Communications, Inc. [OTCQB: CRVW], and serves as a member of the board of directors for the following public companies: C. R. Bard, Inc. [NYSE: BCR], Centene Corporation [NYSE: CNC], United Therapeutics Corporation [NASDAQ: UTHR], and Cytori Therapeutics, Inc. [NASDAQ: CYTX].  We believe Secretary Thompson’s experience in public service, in particularly his services and knowledge related to the healthcare industry as a whole, makes him well-suited to be a director of our company.  He received both his B.S. and his J.D. from the University of Wisconsin-Madison.

Samuel A. Greco has served as a director of our company since February 29, 2012.  Mr. Greco has served as Chief Executive Officer of CareView Communications, Inc. since September 2007 and was elected as a member of the CareView Board of Directors in February 2009 [OTCQB: CRVW].  CareView is an information technology provider to the healthcare industry.  Mr. Greco has spent over 30 years in hospital administration, beginning at an independent city hospital and progressing to Senior Vice President of Financial Operations at Columbia/HCA Healthcare Corporation, the industry’s largest healthcare provider.  At Columbia/HCA, Mr. Greco was responsible for the financial operations of the $28 billion company, which at the time had over 300 hospitals and 125 surgery centers.  Over the past 10 years, Mr. Greco has provided consulting services to hospital management companies to greatly improve their financial results from operations.  We believe Mr. Greco’s experience in the healthcare industry and knowledge of supply chain strategies, vendor partnering, and logistics management provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.  Mr. Greco has operated in organizations ranging from 200 beds to multi-facility networks of over 2,000 beds.  He was instrumental in the development of the CareView System™.  Mr. Greco earned his B.A. in Accounting from Bryant College and is a frequent speaker at various healthcare symposiums.

Cooper C. Collins has served as a director of our company since February 29, 2012.  Mr. Collins was appointed President, Chief Executive Officer, and director of Pernix Therapeutics Holdings, Inc. effective with the close of the merger between Pernix and Golf Trust of America, Inc. on March 9, 2010.  Mr. Collins joined Pernix in 2002.  Pernix is a specialty pharmaceutical company focused on the sales, marketing and development of branded and generic pharmaceutical products primarily for the pediatric market.  He was appointed a director of Pernix in January 2007, Pernix’s President in December 2007, and Pernix’s Chief Executive Officer in June 2008, serving in those three capacities until the closing of the GTA merger.  From December 2005 to December 2007, Mr. Collins served as Vice President of Business and Product Development of Pernix and as Pernix’s Territory Manager from December 2003 to December 2005.  Mr. Collins was employed for three years by the NFL franchise, The New Orleans Saints, in their media relations department.  We believe Mr. Collins’ specialty pharmaceutical company knowledge and executive experience provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.  While on a football scholarship, Mr. Collins received a B.A. from Nicholls State University, where he later received an M.B.A.

Robert V. LaPenta, Jr. has served as a director of our company since February 29, 2012.  Since August 2011, Mr. LaPenta has served as a Partner of Aston Capital, a private equity investment firm with a current focus on investments in the aerospace, defense, and intelligence markets.  Prior to Aston, Mr. LaPenta served as Vice President of Mergers and Acquisitions and Corporate Strategy for L-1 Identity Solutions, Inc., a provider of technology, products, systems and solutions, and services that protect and secure personal identities and assets.  From April 2007 through July 2011, Mr. LaPenta assisted L-1 senior management in identifying acquisition candidates and investments while assisting in due diligence, structuring, valuation, execution and related financing.  While at L-1, he provided assessment for over 100 acquisition opportunities, assisted in the completion of six public and private transactions, and assisted in the sale of L-1 for $1.7 billion in July 2011.  Prior to L-1, Mr. LaPenta spent 13 years as an institutional equity trader focused on healthcare sector trading for both customer and proprietary accounts.  From February 2003 to March 2007, Mr. LaPenta served as Managing Director, Co-Head of Equity Trading at Banc of America Securities where he managed capital commitment, proprietary trading and risk management within cash trading.  Prior to Banc of America Securities, he served as Director or Vice President of Equity Trading with Credit Suisse First Boston, PaineWebber, Inc., and Salomon Smith Barney, Inc.  Previously, as Senior Associate at Coopers & Lybrand, Mr. LaPenta assisted with auditing, consulting, due diligence, and SEC reporting.  Mr. LaPenta is Co-Investment Manager of a $250 million family/friends/partners asset portfolio consisting of individual equities, fixed income, equity options, hedge fund strategies, private equity and alternative investments. He is an active participant and fund raiser for New York City’s W. 63rd Street YMCA, Turn the Corner foundation and numerous other charities. We believe Mr. LaPenta’s diverse investing background, capital markets knowledge, and his relationships within the financial community provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.  Mr. LaPenta graduated in 1991 from Boston College with a B.A. in Accounting and Finance and is a registered CPA in the State of New York.

Nicholas Segal has served as a director of our company since February 29, 2012.  Since June 2007, Mr. Segal has served as a director of Seavest Capital Partners, a private investment company that invests in early and growth-stage companies primarily in the education, healthcare, consumer technology, and media sectors.  Representing investments of Seavest, Mr. Segal previously served on the board of VitaMed prior to its acquisition by our company.  Mr. Segal serves on the board of directors of TireVan Corporation, a private company specializing in online tire sales and installation directly to the consumer.  He also serves as an observer to the board of directors of Tout, a private company with a new social media platform, and Autonet Mobile, a private company specializing in the first Internet-based  service platform for the automotive transportation market.  Mr. Segal founded and currently serves as Chief Executive Officer of Polar Generation, LLC, an early-stage consumer products company.  Prior to joining Seavest, from September 2004 to April 2007, Mr. Segal served as a senior analyst in the Finance and Business Development group at ESPN.  We believe Mr. Segal’s broad base of knowledge in technologies and products directed to the consumer market provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.  He graduated with a B.A. from Duke University in 2004.

Non-Executive Officers

Julia Amadio has served as Chief Product Officer of our company since January 16, 2012.  Ms. Amadio has a 25-year background in general management and leading pharmaceutical marketing and product development organizations.  From June 2011 to January 2012, Ms. Amadio was President of JMA Consulting, LLC, her own consulting company that she formed in 2008.  From June 2009 to May 2011, she served as Global Vice President of Marketing for MeadWestvaco Healthcare Division.  Previously, Ms. Amadio was President of a start-up Patients’ & Consumers’ Pharma in 2007.  She was Vice President of Marketing &Marketing Services with Daiichi Pharmaceutical from 2004 to 2006, Vice President of Aventis Pharmaceutical from 1997 to 2004, Senior Director, New Products Women’s Health at Wyeth from 1991 to 1997, and started her career at J&J’s McNeil Pharmaceutical. Ms. Amadio is an active member and leader in the Healthcare Businesswomen’s Association.  She was an adjunct lecturer at St. Joseph’s University in the pharmaceutical MBA program and authored a chapter on Marketing, Market Research and insights in the book Pharmaceutical Development for Woman (Wiley & Sons).  Ms. Amadio earned a B.S. in Accounting from St. Joseph’s University and a Masters in Business Administration from Drexel University.

Jason Spitz has served as Vice President - Marketing of our company since December 2011.  Mr. Spitz has a 24-year career in marketing, advertising and general management experience in pharmaceutical and biopharmaceutical markets.  From June 2008 to December 2010, Mr. Spitz served as Managing Director, Oncology & Hematology at Beacon Healthcare Communications, a company specializing in pharmaceutical and health care advertising.  From September 2004 to June 2008, he served as General Manager, Canada and Commercial Strategy and Development at MGI Pharma (later acquired by Eisai, Inc.), a company specializing in oncology and cancer supportive care products.  From February 2004 to September 2004 he served as Vice President of Marketing and Sales at Aesgen, Inc., a company specializing in cancer products and drug delivery systems which was acquired by MGI Pharma.  Mr. Spitz began his career at Schering Plough as a sales representative, rising within the organization over fifteen years to lead a global pharmaceutical franchise.  Mr. Spitz earned his Bachelor of Business Administration in Marketing from The University of Texas at Austin and his Master of Business Administration in Pharmaceutical Studies from Fairleigh Dickinson University.

Christian Bloomgren has served as Vice President - Sales of our company since June 2011.  Mr. Bloomgren has 14 years of leadership experience in the pharmaceutical, bio-technology and diagnostic industry.  From 2005 to 2011, Mr. Bloomgren served as Region Manager at ViaCell, Inc. [NASDAQ: VIAC], a biotechnology company dedicate to enabling the widespread application of human cells as medicine, later acquired by PerkinElmer, Inc. [NYSE: PKI].  While at ViaCell, Mr. Bloomgren built a successful national sales channel and helped lead the Specialty Diagnostics business.  From 2000 to 2002, Mr. Bloomgren served as a specialty Account Manager at Eli Lilly & Co. [NYSE: LLY] and from 2002 to 2005 as District Manager at KV Pharmaceutical [NYSE: KV].  Mr. Bloomgren served as an Officer in the United States Air Force and holds a Bachelor of Science degree from California State University and a Master of Science degree from Troy State University.

There are no arrangements or understandings between our officers and directors and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there are no arrangements, plans or understandings as to whether non-management shareholders will exercise their voting rights to continue to elect the current board of directors.  There are also no arrangements, agreements or understandings to our knowledge between non-management shareholders that may directly or indirectly participate in or influence the management of our affairs.

Identification of Certain Significant Employees

We consider the following non-executive officers to be significant employees:  Julia Amadio (Chief Product Officer), Dr. Brian Bernick (Chief Medical Officer), Jason Spitz (Vice President Marketing) and Christian Bloomgren (Vice President Sales).  An overview of their business experience is included above.

Family Relationships

There are no family relationships between any of our officers or directors.

Other Directorships

Other than as indicated above, none of the our directors hold or have been nominated to hold a directorship in any company with a class of securities registered pursuant to Section 12 of the Exchange Act, or the 1934 Act, or subject to the requirements of Section 15(d) of the Securities Act of 1933 or any company registered as an investment company under the Investment Company Act of 1940.

Committees of the Board

On February 29, 2012, our Board of Directors (i) approved charters for each of the Audit Committee, Compensation Committee, and Corporate Governance Committee, (ii) appointed members to each committee, and (iii) named a Chair of each committee.   The charters for each of these committees are accessible via our SEC filings on our website at www.therapeuticsmd.com.

Audit Committee

The purpose of the Audit Committee is to assist our Board of Directors with oversight of (i) the quality and integrity of our financial statements and its related internal controls over financial reporting, (ii) our compliance with legal and regulatory compliance, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of our independent auditors.  The Audit Committee’s primary function is to provide advice with respect to our financial matters and to assist our Board of Directors in fulfilling its oversight responsibilities regarding finance, accounting, and legal compliance.

Members of the Audit Committee are Robert V. LaPenta, Jr., Samuel A. Greco and Nicholas Segal.  Mr. LaPenta, Jr. serves as Chair.

Compensation Committee

The primary purpose of the our Compensation Committee is to oversee the policies of our company relating to compensation of our executives and make recommendations to the Board, as appropriate, with respect to such policies.  The goal of such policies is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time motivating and retaining key employees.

Members of the Compensation Committee include Cooper C. Collins, Robert G. Finizio and Nicholas Segal.  Mr. Collins serves as Chair.

Corporate Governance Committee

The purpose of our Corporate Governance Committee is to (i) identify, review and recommend to the Board qualified candidates for membership on our Board of Directors and the committees of the Board and (ii) develop and recommend to the Board corporate governance principles and other corporate governance policies and otherwise perform a leadership role in shaping our corporate governance.

Members of the Corporate Governance Committee include John Milligan, Brian Bernick and Robert LaPenta, Jr.  Mr. Milligan serves as Chair.

Board Policies

Code of Business Conduct and Ethics

On October 4, 2011, our Board of Directors adopted a Code of Business Conduct and Ethics applicable to all of our directors and executive officers.  This code is intended to focus the members of the Board of Directors and each executive officer on areas of ethical risk, provide guidance to directors and executive officers to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and help foster a culture of honesty and accountability.  All members of the Board of Directors and all executive officers are required to sign this code on an annual basis.  Our Code of Business Conduct and Ethics is accessible via our SEC filings on our website at www.therapeuticsmd.com.

Code of Ethics for Financial Executives

On October 4, 2011, our Board of Directors adopted a Code of Ethics applicable to all of our financial executives and any other senior officer with financial oversight responsibilities.  This code governs the professional and ethical conduct of our financial executives, and directs that they (i) act with honesty and integrity; (ii) provide information that is accurate, complete, objective, relevant, and timely; (iii) comply with federal, state, and local rules and regulations; (iv) act in good faith with due care, competence, and diligence; and (v) respect the confidentiality of information acquired in the course of their work and not use the information acquired for personal gain.  All of our financial executives are required to sign this code on an annual basis.  Our Code of Ethics for Financial Executives is accessible via our SEC filings on our website at www.therapeuticsmd.com.

Insider Trading Policy

On October 4, 2011, our Board of Directors adopted an Insider Trading Policy applicable to all directors and officers.  Insider trading generally refers to the buying or selling of a security in breach of a fiduciary duty or other relationship of trust and confidence while in possession of material, non-public information about the security.  Insider trading violations may also include ‘tipping’ such information, securities trading by the person ‘tipped,’ and securities trading by those who misappropriate such information.  The scope of insider trading violations can be wide reaching.  As such, our Board of Directors has adopted an Insider Trading Policy that outlines the definitions of insider trading, the penalties and sanctions determined, and what constitutes material, non-public information.  Illegal insider trading is against our policy as such trading can cause significant harm to the reputation for integrity and ethical conduct of our company.  Individuals who fail to comply with the requirements of the policy are subject to disciplinary action, at our sole discretion, including dismissal for cause.  All members of our Board of Directors and all executive officers are required to ratify the terms of this policy on an annual basis.

Director Independence

Although our securities are not currently traded on a national securities exchange, which would require that the Board of Directors include a majority of directors that are independent, we have four members of its Board of Directors that qualify as independent directors under the rules and listing requirements of such exchanges; namely, Tommy Thompson, Samuel A. Greco, Cooper C. Collins, Robert V. LaPenta, Jr., and Nicholas Segal.

Director Compensation

We do not currently provide any cash compensation to our non-employee directors.  From time to time, we have granted stock options to our non-employee directors as compensation for their services, but we do not have a formal policy in place with respect to such awards.  We did not grant any stock options or otherwise provide any compensation to our non-employee directors during the fiscal year ended December 31, 2011.  The following table lists all outstanding equity awards held by our non-employee directors as of September 30, 2012:

Name	Date of Grant	Number of Shares Underlying Options(1)	Exercise Price	Option Expiration Date
Tommy G. Thompson	6/29/2012	75,000	$2.80	6/28/2022
Samuel A. Greco	4/16/2012	50,000	$2.55	4/15/2022
Cooper C. Collins	4/16/2012	75,000	$2.55	4/15/2022
Robert V. LaPenta, Jr.	4/16/2012	75,000	$2.55	4/15/2022
Nicholas Segal	4/16/2012	50,000	$2.55	4/15/2022

_________________

(1)  All options vest 100% on December 31, 2012.

Compensation Committee Interlocks and Insider Participation

For the year ended December 31, 2011, we did not have a Compensation Committee.  As of February 29, 2012, our Compensation Committee consisted of three members of our Board of Directors, namely, Cooper C. Collins (Chair), Robert G. Finizio, and Nicholas Segal. Of those members, only Mr. Finizio is an officer and employee of our company.  No current member of our Compensation Committee serves as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving as members of our Board of Directors or Compensation Committee.

EXECUTIVE COMPENSATION

This section discusses the principals underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions.  It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and places in perspective the data presented in the narrative and tables that follow.

Overview

The objectives of our compensation program for our executive officers seek to promote the creation of long-term stockholder value by

•	tying a portion of those executives’ total compensation to company and individual performance measures that are expected to position our company for long-term success; and

•	attracting, motivating, and retaining high-caliber executives with the skills necessary to achieve our business objectives in a competitive market for talent.

We use a mix of components in pursuing these objectives:

•	base salary;

•	annual cash bonuses;

•	equity awards in the form of stock options;

•	benefits and perquisites; and

•	arrangements regarding compensation upon termination of employment.

Our practice has been and will continue to be to combine the components of our executive compensation program to align compensation with measures that correlate with the creation of long-term shareholder value and to achieve a total compensation level appropriate for our size and corporate performance.  In pursuing this, we offer an opportunity for income in the event of successful corporate financial performance, matched with the prospect of less compensation in the absence of successful corporate financial performance.  Our philosophy is to make a greater percentage of an employee’s compensation based on our company’s performance as he or she becomes more senior, with a significant portion of the compensation of our executive officers based on the achievement of company performance goals because the performance of these officers is more likely to have a direct impact on our achievement of strategic and financial goals that are most likely to affect stockholder value.  At the same time, our board of directors believes that we must attract and retain high-caliber executives, and therefore must offer a mixture of fixed and incentive compensation at levels that are attractive in light of the competitive market for senior executive talent.

Historically, our Board of Directors has reviewed the total compensation of our executive officers and the mix of components used to compensate those officers on an annual basis.  In determining the total amount and mix of compensation components, our Board of Directors strives to create incentives and rewards for performance consistent with our short-term and long-term company objectives.  Our Board of Directors relies on its judgment about each individual rather than employing a formulaic approach to compensation decisions.  Our Board of Directors has not assigned a fixed weighting among each of the compensation components.  Our Board of Directors assesses each executive officer’s overall contribution to our business, scope of responsibilities, and historical compensation and performance to determine annual compensation.  In making compensation decisions, our Board takes into account input from our board members and our chief executive officer based on their experiences with other companies.  We have not engaged third-party consultants to benchmark our compensation packages against our peers.  However, going forward, we anticipate that our Compensation Committee may, from time to time as it sees fit, retain third-party executive compensation specialists in connection with determining cash and equity compensation and related compensation policies in the future.

Role of Our Compensation Committee

Historically, our Board of Directors determined and administered the compensation of our chief executive officer and our chief financial officer, subject to the approval of our Board of Directors, determined the compensation of our other executive officers.  Currently, our Compensation Committee, formed on February 29, 2012, will make the ultimate decisions regarding executive officer compensation.  We do not anticipate that this shift in our compensation determination processes and procedures will affect our executive officers’ 2012 compensation.  Our chief executive officer and other executive officers may from time to time attend meetings of our Compensation Committee or our Board of Directors, but will have no final decision authority with respect to executive officer compensation.  Annually, our Compensation Committee will evaluate the performance of our chief executive officer and determine our chief executive officer’s compensation in light of the goals and objectives of our compensation program.  The decisions relating to our chief executive officer’s compensation will be made by the Compensation Committee, which will review its determinations with our board of directors without the presence of management prior to its final determination.  Decisions regarding the other executive officers will be made by our Compensation Committee after considering recommendations from our chief executive officer.  As noted above, in the future we may engage an independent compensation consultant to assist the compensation committee in making its compensation determinations.

Summary Compensation Table

The following table lists the compensation of our principal executive officers for the years ended December 31, 2011 and 2010.  The following information includes the dollar value of base salaries, bonus awards, the number of non-qualified options granted and certain other compensation, if any, whether paid or deferred.  The following information includes the aggregated options issued to our executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Robert G. Finizio(2) Chief Executive Officer	2011 2010	$ $	156,000 140,282	− −	− −		− −	− −	− −	$ $	15,986 2,250	$ $	171,986 142,532

John C.K. Milligan(3) President and Secretary	2011 2010	$ $	156,000 144,787	− −	− −		− −	− −	− −	$ $	25,329 9,554	$ $	181,329 154,341

Daniel A. Cartwright(4) Chief Financial Officer and Treasurer	2011 2010		$79,615 −	− −	− −		$46,216 −	− −	− −		$730 −		$126,561 −

Mitchell L. Krassan(5) Chief Strategy Officer	2011 2010	$ $	110,000 15,096	− −	− −	$	− 62,301	− −	− −		− −	$ $	110,000 77,397
______________

(1)
The valuation methodology used to determine the fair value of the options granted during the year was the Black-Scholes-Merton option-pricing model, an acceptable model in accordance with ASC 718-10.  The Black-Scholes-Merton model requires the use of a number of assumptions including volatility of the stock price, the weighted average risk-free interest rate, and the weighted average expected life of the options.

(2)
For 2011,  All Other Compensation includes health insurance premiums paid on Mr. Finizio’s behalf.  This table does not include the issuance of warrants for 204,571 shares issued in conjunction with the guarantee of a bank loan.  For 2010, All Other Compensation includes health insurance premiums paid on Mr. Finizio’s behalf.

(3)
For 2011,  All Other Compensation includes $15,987 for health insurance premiums paid on behalf of Mr. Milligan, $5,100 paid for car allowance, and $4,242 paid for housing allowance.  This table does not include the issuance of warrants for 61,372 shares issued in conjunction with a promissory note and for 204,571 shares issued in conjunction with the guarantee of a bank loan.  For 2010, All Other Compensation includes $2,250 for insurance premiums paid on Mr. Milligan’s behalf and $7,304 paid for housing allowance.

(4)
For 2011,  (i) Option Awards include the issuance of a non-qualified option for the purchase of 300,000 shares issued on October 21, 2011; and (ii) All Other Compensation includes health insurance premiums paid on behalf of Mr. Cartwright.  This table does not include the issuance of warrant for 600,000 shares issued on October 21, 2011.

(5)
For 2010,  Option Awards include the issuance of non-qualified options as follows: (A) options for 73,646 and 92,057 shares respectively, as adjusted pursuant to the conversion ratio applied upon our merger with VitaMed which were originally issued on May 1, 2010 and reissued on October 4, 2011 pursuant to this merger and (B) an option for 736,455 shares, as adjusted pursuant to this conversion ratio which was originally issued on September 1, 2010 and reissued on October 4, 2011 pursuant to the merger.

Outstanding Equity Awards at Fiscal Year End

The table below shows equity awards outstanding for our executive officers at fiscal year ended December 31, 2011, which equity awards consists of non-qualified options issued under our 2009 Long Term Incentive Plan.  No executive officers have exercised their options.  This table does not include the issuance of warrants as described elsewhere herein.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexcercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date
(a)		(b)		(c)		(d)	(e)		(f)
Robert F. Finizio	01/01/2009	1,431,987	(1)	40,914	(1)	−		$0.10	01/01/19

John C.K. Milligan, IV	01/01/2009	1,995,248	(1)	57,007	(1)	−		$0.10	01/01/19

Daniel A. Cartwright	10/21/2011	−		300,000	(2)	−		$0.38	10/21/21

Mitchell L. Krassan	10/04/2011	73,646 423,015 265,943	(3) (4) (5)	− 69,042 470,512	(4) (5)	−	$ $ $	0.19 0.19 0.20	05/01/20 05/01/20 09/01/20
___________________

(1)      The option granted on January 1, 2009 vests monthly on the first of each month over three years.

(2)  The option granted on October 21, 2011 vests at the rate of 75,000 shares annually on the anniversary of the date of issuance.

(3)      All 73,646 underlying shares vested on May 1, 2011.

(4)      The options granted on May 1, 2010 vest annually on the anniversary date over four years.

(5)      The options granted on September 1, 2010 vest monthly on the first of each month over three years.

Employment Agreements

On November 8, 2012, our Compensation Committee recommended that the Board of Directors approve employment agreements with our executive officers, namely our Chief Executive Officer (Robert G. Finizio), President (John C.K. Milligan, IV), and Chief Financial Officer (Daniel A. Cartwright), whom we refer to as the Executives.  Our Board of Directors approved these employment agreements, with an effective date of November 8, 2012.  With the exception of compensation, the three-year employment agreements are substantially the same, with the Executives receiving employee benefits, vacation and other perquisites as may be determined from time to time and an automatic renewal option for one additional year.  Conditions of termination for all employment agreements call for (i) termination immediately upon death, (ii) termination upon a disability in which the Executive is unable to perform his duties for more than 180 total calendar days during any 12-month period, (iii) voluntary termination by the Executive upon a 14 calendar day prior notice, (iv) involuntary termination of our company without cause with 60-day notice or 90-day notice when termination is due to the non-extension of the employment term by our company, (v) termination for cause and (vi) termination for good reason wherein the Executive shall have 90 days from the date of notice to terminate his employment.  In addition, if our company is subject to a change in control, the Executive shall be entitled to receive severance benefits as outlined therein.  The employment agreements contain standard provisions for confidentiality and noncompetition.

Compensation for services rendered by Mr. Finizio as Chief Executive Officer calls for (i) a time-based ten-year stock option to be granted and issued on November 30, 2012 to purchase 900,000 shares of our common stock with the exercise price equal to the closing price of our common stock on the date of grant, with the underlying shares vesting annually over three years on the anniversary of the employment date, (ii) the right to receive a performance-based ten-year stock option in an amount to be determined, (iii) a base salary of not less than $355,100 per year, and (iv) an annual short-term incentive compensation bonus of up to 35% of his base salary, at the discretion of our Board of Directors.

Compensation for services rendered by John C.K. Milligan, IV as President calls for (i) a time-based ten-year stock option to be granted and issued on November 30, 2012 to purchase 800,000 shares of our common stock with the exercise price equal to the closing price of our common stock on the date of grant, with the underlying shares vesting annually over three years on the anniversary of the employment date, (ii) the right to receive a performance-based option in an amount to be determined, (iii) a base salary of not less than $288,100 per year, and (iv) an annual short-term incentive compensation bonus of up to 30% of his base salary, at the discretion of our  Board of Directors.

Compensation for services rendered by Daniel A. Cartwright as Chief Financial Officer calls for (i) a time-based ten-year stock option to be granted and issued on November 30, 2012 to purchase 700,000 shares of our common stock with the exercise price equal to the closing price of our common stock on the date of grant, with the underlying shares vesting annually over three years on the anniversary of the employment date, (ii) the right to receive a performance-based option in an amount to be determined, (iii) a base salary of not less than $257,100 per year, and (iv) an annual short-term incentive compensation bonus of up to 30% of his base salary, at the discretion of our Board of Directors.

Post-Employment Compensation

Pension Benefits

We do not offer any defined benefit pension plans for any of our employees.  We do have a 401(k) plan in which our employees may participate.

Potential Payments Upon Termination or Change in Control

The tables below reflect the amount of compensation to certain of our executive officers in the event of termination of such executive’s employment or a change in control.  Other than as set forth below, no amounts will be paid to our named executive officers in the event of termination.

Severance Arrangements Upon Termination

We have employment agreements with our executive officers as described above.  The arrangements reflected in these employment agreements are designed to encourage the officers’ full attention and dedication to our company currently and, in the event of any proposed change of control, provide these officers with individual financial security.  Pursuant to the employment agreements, if the executive is terminated for any reason other than for “cause,” or if he terminates his employment voluntarily for “good reason” (as such terms are defined in the employment agreements), he is entitled to receive his current base salary for a period of 12 months in accordance with our normal payroll practices and will be eligible to receive all benefits under welfare benefit plans, practices, policies, and programs provided by us (including medical and group life plans and programs) for the same period.

Assuming these agreements were in place on December 31, 2012, if our named executive officers were terminated without cause or for good reason (as those terms are defined in the employment agreements) on December 31, 2012, they would receive the following salaries over a 12-month period pursuant to their employment agreements:

Name	Salary
Robert G. Finizio	$486,885
John C.K. Milligan, IV	$382,030
Daniel A. Cartwright	$341,730

Severance Arrangements Upon Change of Control

Pursuant to the employment agreements with the our executives officers as described above, if, during the one-year period following a “change of control” (as defined in the employment agreements), the executive’s employment is terminated without cause, he is entitled to receive in one lump sum payment an amount equal to the executive’s annual base salary, an amount equal to the executive’s targeted annual bonus award, an amount equal to the unpaid base salary and accrued but unused vacation pay, the full vesting of all outstanding long-term incentive awards, and a continuation of welfare benefits (healthcare, life and accidental death and dismemberment, and disability insurance) for one year.

Assuming those employment agreements were in place on December 31, 2012 and a change in control of our company occurred on December 31, 2012 and each of the executive officers listed below was terminated as a result of the change of control, our named executive officers would receive the following salaries over a 12-month period pursuant to their employment letter agreements:

Name	Salary
Robert G. Finizio	$516,427
John C.K. Milligan, IV	$406,038
Daniel A. Cartwright	$363,155

Nonqualified Deferred Compensation

We do not offer any deferred compensation plans for any of our named executive officers.

Equity Compensation Plans

2009 Long Term Incentive Compensation Plan

In 2009, we adopted the 2009 Long Term Incentive Compensation Plan, or LTIP to provide financial incentives to employees, members of the Board, and advisers and consultants of our company who are able to contribute towards the creation of or who have created stockholder value by providing them stock options and other stock and cash incentives.  The awards available under the LTIP consist of stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock, performance units, EVA awards, and other stock or cash awards as described in the LTIP.  There are 25,000,000 shares authorized for issuance thereunder.  The LTIP is administered by our Board of Directors, who determine (i) the persons to be granted stock options under the LTIP; (ii) the number of shares subject to each option and the exercise price of each option; (iii) whether the stock option will be exercisable at any time during the option period of ten years or whether it shall be exercisable in installments or by vesting only.

Approval of 2012 Stock Incentive Plan

On February 23, 2012, our Board of Directors adopted the 2012 Stock Incentive Plan, or 2012 SOP, a non-qualified plan not requiring approval by our shareholders.  The 2012 SOP was designed to serve as an incentive for retaining qualified and competent key employees, officers and directors, and certain consultants and advisors of our company.  There are 10,000,000 shares authorized for issuance thereunder.  No shares have been issued under the 2012 SOP through the date of this prospectus.

Securities Authorized for Issuance under Equity Compensation Plans

As of December 31, 2011, the following table shows the number of securities to be issued upon exercise of outstanding options under equity compensation plans approved by our shareholders, which plans do not provide for the issuance of warrants or other rights.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options (a)	Weighted- Average Exercise Price of Outstanding Options (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a) (c)

Equity Compensation Plans Not Approved by Security Holders	−	−	−

Equity Compensation Plans Approved by Stock Holders	10,536,161	$0.16	14,317,782

Total	10,536,161	$0.16	14,317,782

Risk Management Considerations

Our Board of Directors believes that our executive compensation program creates incentives to create long-term value while minimizing behavior that leads to excessive risk.  The earnings before interest, taxes, depreciation, and amortization, or EBITDA, financial metric used to determine the amount of an executive’s company-based performance bonus has ranges that encourage success without encouraging excessive risk taking to achieve short-term results.  In addition, at maximum performance levels, cash incentive compensation cannot exceed 35% of our chief executive officer’s base salary and 30% of the base salary of our other executive officers.  The stock options granted to our executives become exercisable over various times and remain exercisable for up to ten years from the date of grant, encouraging executives to look to long-term appreciation in equity values.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Except for the transactions described below, none of our directors, officers, or principal shareholders, nor any associate or affiliate of the foregoing, have any interest, direct or indirect, in any transaction or in any proposed transaction, which materially affected us during the year ended December 31, 2011.

March 2011 Bank Line of Credit

In March 2011, we entered into a Business Loan Agreement and Promissory Note with First United Bank for a $300,000 bank line of credit, which we refer to as the Bank LOC, for which a personal guarantee and cash collateral was required.  Personal guarantees and cash collateral limited to $100,000 each were provided by Robert Finizio and John Milligan, officers of our company, and by Reich Family Limited Partnership, an entity controlled by Mitchell Krassan, also an officer of our company.  In consideration for the personal guarantees and cash collateral, warrants for an aggregate of 613,713 shares of common stock were granted.  The ten-year warrants vest at the rate of an aggregate of 76,714 shares per calendar quarter-end and have an exercise price of $0.2444 per share.  In the event that the Bank LOC is repaid prior to such date as the warrants are fully vested, we will only issue warrants for the number of shares vested through such date.  As of September 30, 2012, 460,285 shares were vested under the warrants.

The Bank LOC accrued interest at the rate of 3.020% per annum based on a year of 360 days and was due on March 1, 2012. We negotiated a one-year extension to the Bank LOC with First United Bank, which was executed on March 19, 2012.  This extension accrues interest at the rate of 2.35% and is due on March 1, 2013.  At September 30, 2012, the outstanding principle balance of the Bank LOC was $299,220.

Repayment of VitaMed Promissory Notes

In June 2011, VitaMed sold Promissory Notes, which we refer to as the VitaMed Promissory Notes, in the aggregate principal amount of $500,000, including an aggregate of $200,000 issued to certain of our directors and officers.  Messrs. Milligan and Bernick and entities controlled by Messrs. Krassan and Segal, were each issued VitaMed Promissory Notes for $50,000. In consideration for the VitaMed Promissory Notes, warrants for an aggregate of 613,718 shares of our common stock were granted.  The VitaMed Promissory Notes earn interest at the rate of 4% per annum and were due at the earlier of (i) the six month anniversary of the date of issuance and (ii) such time as VitaMed received the proceeds of a promissory note or notes issued in an amount of not less than $1,000,000. Upon the closing of such funding in July 2011, two of the VitaMed Promissory Notes held by unaffiliated parties in the aggregate of $200,000 were paid in full.  By mutual agreement, the remaining VitaMed Promissory Notes in the aggregate of $300,000 were extended.

In October 2011, one of the VitaMed Promissory Notes for $50,000 held by the entity controlled by Mr. Krassan was paid in full for $50,696, including interest.  By mutual agreement, the VitaMed Promissory Note held by the entity controlled by Mr. Segal was converted into 133,411 shares of our common stock at $0.38 per share, which represents the fair value of the shares on the date of conversion.

In June 2012, a VitaMed Promissory Note held by an unaffiliated individual was paid in full including $2,160 in accrued interest.  The remaining VitaMed Promissory Notes in the aggregate of $100,000 were extended to October 15, 2012 (one held by Mr. Milligan for $50,000 and one for $50,000 held by BF Investments, LLC, an entity owned by Mr. Bernick), which VitaMed Promissory Notes were paid in full in October 2012.

In December 2011, we sold 4% promissory notes to Mr. Finizio and Mr. Milligan and for an aggregate of $100,000 ($50,000 each) with original due dates of March 1, 2012.  These promissory notes were extended by mutual agreement to June 1, 2012. In June 2012, the VitaMed Promissory Note held by Mr. Finizio was paid in full including $888 in accrued interest. Mr. Milligan’s VitaMed Promissory Note was extended to October 15, 2012 and subsequently paid in full in October 2012.

Lock-Up Agreements

As required by of the terms of the merger agreement with VitaMed dated July 18, 2011, we entered into a lock-up agreement with certain security holders covering the aggregate of 70,000,000 shares of our common stock issued pursuant to the merger or reserved for issuance pursuant to options and warrants.  Each security holder agreed that from the date of the merger agreement until 18 months thereafter, they would not make or cause any sale of our securities.  After the completion of this 18-month lock-up period, the security holders agreed not to sell or dispose of more than 2.5% of the aggregate common stock or shares reserved for issuance for options and warrants per quarter over the following 12-month period.  Upon the completion of this 12-month period dribble out period, the lock up agreements shall terminate.

Agreements with Pernix Therapeutics, LLC

We closed a stock purchase agreement with Pernix Therapeutics, LLC, or Pernix, a speciality pharmaceutical company, on October 5, 2011 pursuant to which Pernix purchased 2,631,579 shares of our common stock at a purchase price of $0.38 per share for a total purchase price of $1,000,000.  The stock purchase agreement included a lock-up agreement pursuant to which, among other things, Pernix agreed that for a period of 12 months from the date of the lock-up Agreement, it would not make or cause any sale of the purchased shares.  After the completion of this 12-month lock-up period, Pernix agreed not to sell or dispose of more than five percent of the shares per quarter for the following 12-month period.  The President and largest shareholder of Pernix, Cooper C. Collins, was elected to serve on our Board of Directors on February 29, 2012.  From time to time, we have and will continue to enter into agreements with Pernix in the normal course of business, which agreements are negotiated in arms-length transactions.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of November 21, 2012 by the following:

•	each of our directors and executive officers;

•	all of our directors and executive officers as a group;

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock; and

•	the Selling Stockholders.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including options and warrants that are currently exercisable or exercisable within 60 days of November 21, 2012. Shares issuable pursuant to stock options, warrants, and convertible securities are deemed outstanding for computing the percentage of the person holding such options, warrants, or convertible securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.

The Selling Stockholders, if they desire, may dispose of the shares covered by this prospectus from time to time at such prices as it may choose.  Before a stockholder not named below may use this prospectus in connection with an offering of shares, this prospectus must be amended or supplemented to include the name and number of shares beneficially owned by the Selling Stockholder and the number of shares to be offered.  Any amended or supplemented prospectus also will disclose whether any selling stockholder named in that amended or supplemented prospectus has held any position, office or other material relationship with us or any of our predecessors or affiliates during the three years prior to the date of the amended or supplemented prospectus.   None of the Selling Stockholders has held any position or office, or has had any other material relationship with us or any of our affiliates within the past three years.  As used in this prospectus, “Selling Stockholders” includes the donees, pledgees, transferees, or other successors-in-interest who may later hold the Selling Stockholders’ interests.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o TherapeuticsMD, Inc., 951 Broken Sound Parkway NW, Suite 320, Boca Raton, Florida 33487.

	Shares Beneficially Owned Prior to this Offering		Number of Shares Being Registered	Beneficially Owned Upon Completion of this Offering
Name of Beneficial Owner	Number	Percent(1)	for Sale(2)	Number	Percent(1)

Executive Officers and Directors:

Robert G. Finizio, Chief Executive Officer and Director(3)	23,889,066	23.53%	−	23,889,066	23.53%
John C.K. Milligan, IV, President, Secretary and Director(4)	8,761,215	8.57%	−	8,761,215	8.57%
Daniel A. Cartwright, Chief Financial Officer, Vice President, Finance, and Treasurer(5)	279,540	*	−	279,540	*
Mitchell L. Krassan, Executive Vice President and Chief Strategy Officer(6)	738,499	*	−	738,499	*
Brian Bernick, M.D., Chief Medical Officer and Director(7)	10,704,049	10.56%	−	10,704,049	10.56%
Tommy Thompson, Chairman of the Board(8)	675,000	*	−	675,000	*
Samuel A. Greco, Director(9)	450,000	*	−	450,000	*
Cooper C. Collins, Director(10)	2,706,579	2.71%	−	2,706,579	2.71%
Robert V. LaPenta, Jr., Director(11)	80,000	*	−	80,000	*
Nicholas Segal, Director(12)	805,759	*	−	805,759	*
All executive officers and directors as a group (10 persons)(13)	49,089,707	45.91%	−	49,089,707	45.91%

	Shares Beneficially Owned Prior to this Offering		Number of Shares Being Registered	Beneficially Owned Upon Completion of this Offering
Name of Beneficial Owner	Number	Percent(1)	for Sale(2)	Number	Percent(1)

5% Stockholders:
Steven G. Johnson(14)	9,441,649	9.21%	1,141,658	8,299,991	8.10%
Robert J. Smith(15)	9,632,238	9.40%	1,141,658	8,490,580	8.28%
Wellington Management Company, LLP(16)	5,000,000	5.01%	−	5,000,000	5.01%

Other Selling Stockholders:
Wellington Management Portfolio (Australia)-Special Strategies Portfolio (nominee: Gerlach and Co.)(17)	133,794	*	26,902	106,892	*
Vanguard Capital Value Fund (nominee: Vanguard Cap Value Fund c/o BBH & Co.)(17)	1,489,571	1.49%	1,489,571	−	−
Wellington Trust Company, N.A., Multiple Collective Investment Funds Trust II, Global Equities Portfolio (nominee: CASCOFLAG & CO.)(17)	113,016	*	64,751	48,265	*
Wellington Trust Company, N.A., Multiple Collective Investment Funds Trust, All Cap Opportunities Portfolio (nominee: CASCOFISH & CO.)(17)	82,287	*	15,421	66,866	*
Global Multi-Strategy Fund (nominee: Hare & Co.)(17)	59,729	*	15,388	44,341	*
Ralph Daniel Freudenthal	62,540	*	58,140	4,400	*
_______________________
*Represents less than 1% of the outstanding shares of our common stock.

(1)	Applicable percentage of ownership is based on 99,784,982 shares of Common Stock outstanding as of November 21, 2012, as adjusted for each stockholder.

(2)	We have no assurance that the Selling Stockholders will sell any of the shares being registered for sale. See “Plan of Distribution.”

(3)
This amount includes (i) 22,161,586 shares directly owned by Finizio, (ii) 1,522,910 shares due to Finizio upon exercise of vested shares under options and (iii) 204,570 shares due to Finizio upon exercise of vested shares under a warrant. The percentage of class for Finizio is based on 101,512,462 shares which would be outstanding if all of Finizio’s vested shares under the options and warrant were exercised.

(4)
This amount includes (i) 6,368,018 shares directly owned by Milligan, (ii) 2,127,255 shares due to Milligan upon exercise of vested shares under options, and (iii) 265,942 shares due to Milligan upon exercise of vested shares under warrants.  The percentage of class for Milligan is based on 102,178,179 shares which would be outstanding if all of Milligan’s vested shares under the options and warrants were exercised.

(5)
This amount includes (i) 75,000 shares due to Cartwright upon exercise of vested shares under options, and (ii) 204,540 shares due to Cartwright upon exercise of vested shares under a warrant.  The percentage of class for Cartwright is based on 100,064,522 shares which would be outstanding if all vested shares under the options and warrant were exercised.

(6)
This amount includes 738,499 shares due to Krassan upon exercise of vested shares under options.  The percentage of class for Krassan is based on 100,523,481 shares which would be outstanding if all of Krassan’s vested shares under the options were exercised.

(7)
This amount includes (i) 9,119,767 shares beneficially owned by BF Investment Enterprises, Ltd., or BF Investment, a company controlled by Mr. Bernick, (ii) 1,522,910 shares due to BF Investment upon exercise of vested shares under options and (iii) 61,372 shares due to BF Investment upon exercise of vested shares under a warrant.  The percentage of class for Bernick is based on 101,369,264 shares which would be outstanding if all of BF Investment’s vested shares under the options and warrant were exercised.

(8)
This amount includes (i) 600,000 shares directly owned by Thompson Family Investments, LLC, an entity solely owned by Thompson Family Holdings, LLC, an entity solely owned by Thompson, and (ii) 75,000 shares due to Thompson upon exercise of vested shares under options.  The percentage of class for Thompson is based on 99,859,982 shares which would be outstanding if all of Thompson’s vested shares under the options were exercised.

(9)
This amount includes (i) 400,000 shares directly owned by Greco which shares are currently pledged as security for a promissory note and (ii) 50,000 shares due to Greco upon exercise of vested shares under options.  The percentage of class for Greco is based on 99,834,982 shares which would be outstanding if all of Greco’s vested shares under the options were exercised.

(10)
This amount includes (i) 2,631,579 shares beneficially owned by Pernix Therapeutics Holdings, Inc., of which Collins is CEO, director and largest shareholder, Collins exercises voting control in part with the remaining directors of Pernix and disclaims beneficial ownership of the shares and (ii) 75,000 shares due to Collins upon exercise of vested shares under options.  The percentage of class for Collins is based on 99,859,982 shares which would be outstanding if all of Collins’ vested shares under the options were exercised.

(11)
This amount includes (i) 5,000 shares directly owned by LaPenta and (ii) 75,000 shares due to LaPenta upon exercise of vested shares under options.  The percentage of class for LaPenta is based on 99,859,982 shares which would be outstanding if all of LaPenta’s vested shares under the options were exercised.

(12)
This amount includes (i) 245,485 shares directly owned by Segal, and (ii) 142,057 shares due to Segal upon exercise of vested shares under an option.  Segal owns 11.5812% of Fourth Generation Equity Partners, or Fourth Generation, which owns (i) 3,549,805 shares and (ii) 61,372 shares due to Fourth Generation upon exercise of vested shares under a warrant.  Segal claims ownership equal to 411,110 shares and 7,107 vested shares under the Fourth Generation warrant.  Segal disclaims beneficial ownership to the remaining shares and remaining vested shares under the warrant owned by Fourth Generation.  The percentage of class for Segal is based on 99,934,146 shares which would be outstanding if all of Segal’s and Fourth Generation’s vested shares under options were exercised.

(13)
This amount includes all shares directly and indirectly owned by all officers and directors and all shares to be issued directly and indirectly upon exercise of vested shares under options and warrants. The percentage of class for all officers and directors is based on 106,932,144 shares which would be outstanding if all of the officers’ and directors’ vested shares under options and warrants were exercised.

(14)
This amount includes (i) 6,741,649 shares beneficially owned through SJ Capital, LLC, an entity solely owned by Steven G. Johnson, of which 1,141,658 shares are being registered hereunder and (ii) 2,700,000 shares due to Mr. Johnson upon the exercise of vested warrants.  The percentage of class for Mr. Johnson is based on 102,484,982 shares which would be outstanding if all of Mr. Johnson’s shares under the vested warrants were exercised.  Mr. Johnson exercises voting and dispositive power over all such shares.  Mr. Johnson’s address is 804 Tree Haven Court, Highland Village, Texas 75077.

(15)
This amount includes (i) 5,509,910 shares beneficially owned through Plato and Associates, LLC, an entity solely owned by Robert J. Smith, (ii) 1,422,328 shares beneficially owned through Energy Capital, LLC, an entity solely owned by Mr. Smith, of which 1,141,658 shares are being registered hereunder, and (iii) 2,700,000 shares due to Mr. Smith upon the exercise of vested warrants.  The percentage of class for Mr. Smith is based on 102,484,982 shares which would be outstanding if all of Mr. Smith’s shares under the vested warrants were exercised.  Mr. Smith exercises voting and dispositive power over all such shares.  Mr. Smith’s address is 13650 Fiddlesticks Boulevard, #202-324, Ft. Myers, Florida 33912.

(16)
The shares are beneficially owned by Wellington Management, in its capacity as investment adviser, for its clients.  Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of such shares.  No such client is known to have such right or power with respect to more than five percent.  Wellington Management’s address is 280 Congress Street, Boston Massachusetts 02210.

(17)
Wellington Management Company, LLP, or Wellington, is an investment adviser registered under the Investment Advisers Act of 1940, as amended.  Wellington, in such capacity, may be deemed to share beneficial ownership over these shares held by its client account.

Under Rule 144 promulgated under the Securities Act, our officers, directors and beneficial shareholders may sell up to one percent (1%) of the total outstanding shares (or an amount of shares equal to the average weekly reported volume of trading during the four calendar weeks preceding the sale) every three months provided that (i) current public information is available about our company, (ii) the shares have been fully paid for at least one year, (iii) the shares are sold in a broker’s transaction or through a market-maker, and (iv) the seller files a Form 144 with the SEC.

PLAN OF DISTRIBUTION

The Selling Stockholders may, from time to time, sell, transfer, or otherwise dispose of any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.  The Selling Stockholders may use any one or more of the following methods when disposing of shares:

•	on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in the transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the listing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

If the Selling Stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions, or commissions from the Selling Stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions, or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).  In connection with sales of the shares of common stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume.  The Selling Stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The Selling Stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The Selling Stockholders also may transfer or donate the shares of common stock in other circumstances, in which case the transferees, donees, pledgees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such distributions.  In such event, any commissions received, or any discounts or concessions allowed to, such broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement of which this prospectus forms a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, the anti-manipulation rules of Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Stockholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock.  All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We are required to pay all expenses of the registration of the shares of common stock, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the Selling Stockholders will pay all underwriting discounts and selling commissions, if any, and all fees and expenses of their respective legal counsel.  We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.  We may be indemnified by the Selling Stockholders against liabilities, including liabilities under the Securities Act, and state security laws, that may arise from any written information furnished to us by the Selling Stockholders specifically for use in this prospectus.

Once effective, our company has agreed to use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which our company determines to obtain, continuously effective, and to keep the registration statement of which this prospectus forms a part free of any material misstatements or omissions, until the earlier of the following: (1) the date on which the Selling Stockholders cease to hold any shares of common stock registered hereunder, or (2) the date all shares of common stock held by the Selling Stockholders may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144.

Once sold under the shelf registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue an aggregate of 250,000,000 shares of capital stock, 250,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share.  As of date of this prospectus, we had 99,784,982 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Description of Our Common Stock

We are authorized to issue up to 250,000,000 shares of common stock, par value $0.001 per share, which shares are non-assessable.  All outstanding shares of our common stock are of the same class and have equal rights and attributes.  The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders of our company.  Our common stock does not have cumulative voting rights.  Persons who hold a majority of the outstanding shares of our common stock entitled to vote on the election of directors can elect all of the directors who are eligible for election.  Holders of our common stock are entitled to share equally in dividends, if any, as may be declared from time to time by our board of directors.  In the event of liquidation, dissolution or winding up of our company, subject to the preferential liquidation rights of any series of preferred stock that we may from time to time designate, the holders of our common stock are entitled to share ratably in all of our assets remaining after payment of all liabilities and preferential liquidation rights.  Holders of our common stock have no conversion, exchange, sinking fund, redemption or appraisal rights (other than such as may be determined by the Board of Directors in its sole discretion) and have no preemptive rights to subscribe for any of our securities.

Description of Our Preferred Stock

We are currently authorized to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share.  Our Articles of Incorporation authorize the issuance of shares of preferred stock with designations, rights and preferences determined from time to time by our board of directors.  Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the stockholders of the common stock.  In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company.  As of the date of this prospectus, there are no outstanding shares of preferred stock and no series of preferred stock has been designated by our company.

Registration Rights and Indemnification of Selling Stockholders

On September 26, 2012, we entered into a purchase agreement, with multiple investors relating to the issuance and sale of our common stock in a private placement.  This private placement closed on October 2, 2012, through which we sold an aggregate of 3,953,489 shares of common stock at $2.15 per share for an aggregate purchase price of $8,500,001.  We plan to use the net proceeds from the sale of these shares for research and development of our drug candidates, working capital, and general corporate purposes.

In connection with the private placement, Jefferies & Company, Inc. served as our exclusive placement agent. We also incurred legal fees and expenses for the private placement investors, resulting in net proceeds to us of $7,920,501.

These shares were issued in reliance upon the exemptions from registration under the Securities Act of 1933, as amended, provided by Section 4(2) and Rule 506 of Regulation D promulgated thereunder.  The shares were issued directly by us and did not involve a public offering or general solicitation.  The investors in the private placement were “accredited investors” as that term is defined in Rule 501 of Regulation D and acquired the shares for investment only and not with a present view toward, or for resale in connection with, the public sale or distribution thereof.

As part of the Purchase Agreement, we agreed to file a registration statement covering the resale of these shares.  We are obligated to use our best efforts to effect the registration (including a declaration of effectiveness of this registration statement by the SEC) no later than 90 days from October 2, 2012 (120 days if reviewed by SEC).  If this registration statement does not become effective on or before the required effectiveness date, we have agreed, among other things, to pay to these investors 1.5% of each investor’s aggregate purchase price of the shares for each 30-day period that this registration statement is not effective, up to a maximum of 10% of such aggregate purchase price.

To the extent permitted by law, we will indemnify each Selling Stockholder, with respect to which the registration of the Selling Stockholders’ shares pursuant to the Purchase Agreement (subject to the terms thereof), against all claims, losses, damages, and liabilities (or action in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened.

Anti-takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, generally prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status or the combination is approved by the board of directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders, and extends beyond the expiration of the two-year period, unless:

•
the combination was approved by the board of directors prior to the person becoming an interested stockholder or the transaction by which the person first became an interested stockholder was approved by the board of directors before the person became an interested stockholder or the combination is later approved by a majority of the voting power held by disinterested stockholders, or

•
if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is generally defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, (c) 10% or more of the earning power or net income of the corporation, and (d) certain other transactions with an interested stockholder or an affiliate or associate of an interested stockholder.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS apply to “issuing corporations” that are Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and that conduct business directly or indirectly in Nevada. The control share statute prohibits an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Generally, once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have not opted out of the control share statutes, and will be subject to these statutes if we are an “issuing corporation” as defined in such statutes.

The effect of the Nevada control share statutes is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of our company.

Limitations of Liability and Indemnification of Officers and Directors

Our certificate of incorporation and bylaws limit the liability of directors to the fullest extent permitted by the Nevada Corporation Act.  In addition, our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law.

Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers, or controlling persons pursuant to the provisions described in the preceding paragraph, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent

We use Computershare Trust Company, Inc. located at 350 Indiana St., Suite 800, Golden, Colorado 80401 as our transfer agent.

SHARES ELIGIBLE FOR FUTURE SALE

Our common stock is traded on the OTCQB under the symbol “TXMD.” We cannot predict the effect, if any, that sales of shares in the market, or the availability of shares for sale, will have on the market price of our common stock from time to time.  Sales of our common stock in the public market after the restriction lapses as described below, or the perception that those sales may occur, could cause the prevailing market price to decline or to be lower than it might be in the absence of those sales or perceptions, of which we have no control.

Sale of Restricted Shares

As of the date of this prospectus, we had 99,784,982 shares of our common stock outstanding.  Of these shares, the 3,953,489 sold in the September 2012 private placement will be freely tradable without restriction under the Securities Act upon declaration of effectiveness by the SEC of the registration statement of which this prospectus forms a part, except for any shares purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act.  In general, affiliates include executive officers, directors, and 10% shareholders.  Shares purchased by affiliates will remain subject to the resale limitations of Rule 144.  The remaining shares outstanding prior to the offering are restricted securities within the meaning of Rule 144.  Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, which is summarized below.

Taking into account the lock-up agreements described below, approximately 2,775,415 of our shares are eligible for sale and 10,920,901 shares will be eligible for sale at December 31, 2012 in the public market subject to volume, manner of sale and other limitations under Rule 144.

Lock Up Agreements

As required by of the terms of the merger agreement with VitaMed, we entered into a lock-up agreement with certain security holders covering the of 70,000,000 shares of our common stock issued pursuant to the merger or reserved for issuance pursuant to options and warrants.  Each security holder agreed that from the date of the merger agreement until 18 months thereafter, the security holders would not make or cause any sale of our securities.  After the completion of this 18-month lock-up period, the security holders agreed not to sell or dispose of more than 2.5% of the aggregate common stock or shares reserved for issuance for options and warrants per quarter over the following 12-month period.  Upon the completion of this 12-month period dribble out period, the lock up agreements will terminate.

We closed a stock purchase agreement with Pernix Therapeutics, LLC, or Pernix, on October 4, 2011 pursuant to which Pernix purchased 2,631,579 shares of our common stock.  The stock purchase agreement included a lock-up agreement pursuant to which, among other things, Pernix agreed that for a period of 12 months from the date of the lock-up Agreement, it would not make or cause any sale of the purchased shares.  After the completion of this 12-month lock-up period, Pernix agreed not to sell or dispose of more than five percent of the shares per quarter for the following 12-month period.

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted securities of an issuer that has been subject to the reporting requirements of the Exchange Act for at least six months and who is not affiliated with such issuer, would be entitled to sell an unlimited number of shares of common stock so long as the issuer has met its public information disclosure requirements.  In addition, an affiliated person who has owned restricted securities for at least six months would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of the following:

•	1% of the number of shares of common stock then outstanding; or

•	The average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice of Form 144 with respect to such sale.

Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice, and the availability of current public information about us.

Stock Options

We intend to file registration statements under the Securities Act as soon as practicable for shares issued upon the exercise of options and shares to be issued under our employee benefit plans.  As a result, any options or shares issued upon any benefit plan after the effectiveness of the registration statements will also be freely tradable in the public market.  However, such shares held by affiliates will still be subject to the volume limitation, manner of sale, notice, and public information requirements of Rule 144, in addition to any requirements of the Lock Up Agreements.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Greenberg Traurig, LLP, Phoenix, Arizona.

EXPERTS

The financial statements as of December 31, 2011 included in this prospectus have been audited by Rosenberg Rich Baker Berman & Company, an independent registered public accounting firm, as stated in their report appearing herein.  The financial statements as of December 31, 2010 included in this prospectus have been audited by Parks & Company, LLC.  Such financial statements have been so included in reliance upon the report of such firms given upon their authority as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-1 with the SEC relating to the common stock offered by this prospectus.  This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in the exhibits and schedules to the registration statement as permitted by the rules and regulations of the SEC.  Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement  being qualified in all respects by such reference.  For further information with respect to our company and the common stock offered by this prospectus, we refer you to the registration statement, exhibits, and schedules.  Anyone may inspect a copy of the registration statement without charge at the public reference facility maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  Copies of all or any part of the registration statement may be obtained from that facility upon payment of the prescribed fees.  The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.  The SEC maintains a website a http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC.

We make available free of charge on our website at www.therapeuticsmd.com our annual reports on Form 10-K, quarterly reports on Form 10-Q, and reports on Form 8-K, amendments to such reported filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, proxy statements, and other information as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.  The information contained on, or connected to, or that can be accessed via our website is not part of this prospectus.

THERAPEUTICSMD, INC.

INDEX TO FINANCIAL STATEMENTS

Page
TherapeuticsMD, Inc. Unaudited Condensed Consolidated Financial Statements
for the Three and Nine Months Ended September 30, 2012 and 2011:

Condensed Consolidated Balance Sheets	F-2
Condensed Consolidated Statements of Operations	F-3
Condensed Consolidated Statements of Cash Flows	F-4
Notes to Unaudited Condensed Consolidated Financial Statements	F-5

TherapeuticsMD, Inc. Consolidated Financial Statements
for the Years Ended December 31, 2011 and 2010:

Report of Independent Registered Public Accounting Firms	F-20
Consolidated Balance Sheets	F-22
Consolidated Statements of Operations	F-23
Consolidated Statements of Stockholders’ Equity	F-24
Consolidated Statements of Cash Flows	F-25
Notes to Consolidated Financial Statements	F-26

THERAPEUTICSMD, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current Assets:
Cash	$154,247	$126,421
Accounts receivable, net of allowance for doubtful accounts
of $34,713 and $1,500, respectively	270,262	26,720
Inventory	955,129	588,073
Other current assets	851,839	496,060
Total current assets	2,231,477	1,237,274

Property and equipment, net	95,066	70,113

Other Assets:
Prepaid expenses	1,048,952	80,515
Patent costs	107,094	18,870
Security deposit	31,949	31,949
Total other assets	1,187,995	131,334
Total assets	$3,514,538	$1,438,721

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$1,031,053	$306,511
Deferred revenue	701,929	—
Notes payable	2,099,220	2,150,000
Notes payable, related parties	150,000	200,000
Accrued interest	16,986	28,321
Other current liabilities	428,378	465,747
Total current liabilities	4,427,566	3,150,579

Long-Term Liabilities:
Notes payable, net of debt discount of $1,350,162 and $0, respectively	3,341,686	—
Accrued interest	79,111	—
Total long-term liabilities	3,420,797	—
Total liabilities	7,848,363	3,150,579

Commitments and Contingencies
Stockholders’ Deficit:
Preferred stock - par value $0.001; 10,000,000 shares authorized;
no shares issued and outstanding	—	—
Common stock - par value $0.001; 250,000,000 shares authorized;
99,784,982 and 82,978,804 issued and outstanding, respectively	99,785	82,979
Additional paid in capital	50,310,369	15,198,241
Subscriptions receivable	(8,358,001)	—
Accumulated deficit	(46,385,978)	(16,993,078)
Total stockholders’ deficit	(4,333,825)	(1,711,858)
Total liabilities and stockholders’ deficit	$3,514,538	$1,438,721

THERAPEUTICSMD, INC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues, net	$1,036,456	$539,572	$2,577,298	$1,533,731

Cost of goods sold	306,843	241,688	1,015,337	684,420

Gross profit	729,613	297,884	1,561,961	849,311

Operating expenses:
Sales, general, and administration	3,291,357	1,633,180	9,691,892	3,818,710
Research and development	1,334,005	95,223	2,579,308	255,953
Depreciation and amortization	14,839	13,711	43,952	41,133
Total operating expense	4,640,201	1,742,114	12,315,152	4,115,796

Operating loss	(3,910,588)	(1,444,230)	(10,753,191)	(3,266,485)

Other income and (expense)
Miscellaneous income	932	75	2,486	75
Loss on extinguishment of debt	(197,383)	—	(10,505,247)	—
Beneficial conversion feature	—	—	(6,716,504)	—
Amortization of debt discount	(50,099)	(14,360)	(1,159,375)	(17,950)
Interest expense	(84,376)	(16,505)	(225,834)	(16,737)
Loan guaranty costs	(11,745)	(11,745)	(35,235)	(26,414)
Total other income (expense)	(342,671)	(42,535)	(18,639,709)	(61,026)

Loss before taxes	(4,253,259)	(1,486,765)	(29,392,900)	(3,327,511)

Provision for income taxes	—	—	—	—

Net loss	$(4,253,259)	$(1,486,765)	$(29,392,900)	$(3,327,511)

Loss per share, basic and diluted:

Net loss per share, basic and diluted	$(0.04)	$(0.03)	$(0.33)	$(0.06)

Weighted average number of common
shares outstanding	95,895,677	58,407,327	88,892,757	57,275,797

THERAPEUTICSMD, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,
	2012	2011
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITES
Net loss	$(29,392,900)	$(3,327,511)
Adjustments to reconcile net loss to net cash flows used in operating activities
Depreciation	43,952	41,133
Provision for doubtful accounts	33,213	—
Loss on debt extinguishment	10,505,247	—
Beneficial conversion feature	6,716,504	—
Amortization of debt discount	1,159,375	17,950
Stock based compensation	1,031,685	152,824
Stock based expense for services	233,093	—
Loan guaranty costs	35,235	26,414
Changes in operating assets and liabilities:
Accounts receivable	(276,755)	(20,492)
Inventory	(367,056)	(207,179)
Other current assets	302,777	(1,085)
Accounts payable	724,542	138,449
Accrued interest	216,281	872
Deferred revenue	701,929	—
Accrued expenses and other current liabilities	(66,087)	96,636

Net cash flows used in operating activities	(8,398,965)	(3,081,989)

CASH FLOWS FROM INVESTING ACTIVITIES
Vendor deposits	(331,702)	(10,081)
Purchase of property and equipment	(68,904)	(28,766)
Patent costs	(88,223)	—

Net cash flows used in investing activities	(488,829)	(38,847)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes and loans payable	8,700,000	1,996,023
Proceeds from exercise of options	190,999	—
Proceeds from sale of common stock	125,001	—
Proceeds from sale of warrants	400	—
Proceeds from sale of membership units	—	707,000
Proceeds from notes payable-related parties	—	151,596
Repayment of notes payable	(50,780)	(2,778)
Repayment of notes payable-related party	(50,000)	—

Net cash flows provided by financing activities	8,915,620	2,851,841
Increase (decrease) in cash	27,826	(268,995)
Cash, beginning of period	126,421	422,939
Cash, end of period	$154,247	$153,944
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$37,087	$—
Cash paid for income taxes	$—	$—

SUPPLEMENTAL DISCLOSURES OF NON-CASH FINANCING ACTIVITIES:
Warrants exercised in exchange for debt and accrued interest	$3,102,000	$—
Warrants issued for financing	$2,509,537	$—
Warrants issued for services	$1,532,228	$—
Shares issued in exchange for debt and accrued interest	$1,054,658	$—
Notes payable issued for accrued interest	$15,123	$—

THERAPEUTICSMD, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2012

NOTE 1 – THE COMPANY

Nature of Operations

TherapeuticsMD, Inc. (“Therapeutics” or the “Company”) has two wholly owned subsidiaries, vitaMedMD, LLC, a Delaware limited liability company incorporated on May 13, 2008 (“VitaMed”) and BocaGreenMD, Inc., a Nevada corporation, incorporated on January 10, 2012 (“BocaGreen”).

Therapeutics is a specialty pharmaceutical company focused on creating safe and effective therapies exclusively for women, including (i) prenatal and women’s multi-vitamins, (ii) iron, calcium and vitamin D supplements, (iii) natural (non-hormonal) menopause relief and (iv) scar reduction creams.  The Company also has three hormone replacement therapy (“HRT”) drug candidates that have received Investigational New Drug Application (“IND”) acceptance by the U.S. Food and Drug Administration (“FDA”).  The current product lines of the Company are sold through VitaMed and BocaGreen.  We have a national sales force that calls on physicians and pharmacies and markets prescription prenatal vitamins, over-the-counter (“OTC”) nutritional supplements and other medical products through pharmacies and our website with the recommendation of physicians by creating a unique value proposition for patients, physician/providers and insurance payors.  Our primary objective is to be the sole prenatal vitamin brand recommended by physicians to all their patients by becoming the new standard in prenatal vitamins with a complete line of personal products all under one quality brand.

New Products

The Company filed three Investigational New Drug applications (“INDs”) in 2012, all of which have been accepted by the FDA for hormone therapy.  These drugs are known as TX12001HR, a combined progestin and estrogen drug candidate, TX12002HR, a progestin only drug candidate and TX12003HR, an estrogen only drug candidate.  Since these INDs have been accepted by the FDA, Phase I and III clinical trials may be commenced.  The Company anticipates beginning these trials in the near future.  Upon completion, the Company may seek FDA approval for these drug candidates.

On November 6, 2012, the Company released three products in its BocaGreen generic prescription line, namely: BocaGreenMD™ Prena1, BocaGreenMD™ Prena1 Plus, and BocaGreenMD™ Prena1 Chew.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  For the nine months ended September 30, 2012, the Company incurred a loss from operations of approximately $10,753,000, had negative cash flows from operations of approximately $8,399,000 and had an accumulated deficit of approximately $46,386,000.  These matters raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans include raising additional proceeds from debt and equity transactions and to continue to increase its sales and marketing activities, however, there are no assurances that management will be successful in their efforts.  The financial statements do not include adjustments relating to the recoverability and realization of assets and classification of liabilities that might be necessary should the Company be unable to continue in operation.

THERAPEUTICSMD, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2012

NOTE 2 – BASIS OF PRESENTATION AND RECENTLY ISSUED ACCOUNTING

PRONOUNCEMENTS

Interim Financial Statements

The accompanying unaudited interim condensed consolidated financial statements of Therapeutics have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q.  Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles (“GAAP”) for complete financial statements.  In the opinion of management, such financial statements include all adjustments (consisting solely of normal recurring adjustments) necessary for the fair statement of the financial information included herein in accordance with GAAP and the rules and regulations of the Securities and Exchange Commission (the “SEC”).  The balance sheet at December 31, 2011 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by GAAP for complete financial statements.  The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period.  Actual results could differ from those estimates.  Results of operations for interim periods are not necessarily indicative of results for the full year.  These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes included in our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2011.

Recently Issued and Newly Adopted Accounting Pronouncements

The Company does not expect that the adoption of any recent accounting pronouncements will have a material impact on its condensed consolidated financial statements.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, vitaMed and BocaGreen.  BocaGreen began operations in November 2012.  All material intercompany balances and transactions have been eliminated in consolidation.

Revenue Recognition

The Company recognizes revenue on arrangements in accordance with ASC 605, “Revenue Recognition”.  Revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectability is reasonably assured.

Revenue Recognition (continued)

Over The Counter Products

The Company generates OTC revenue by sales of products primarily to retail consumers.  The Company’s policy is to recognize revenue from product sales upon shipment, when the rights of ownership and risk of loss have passed to the consumer.  Outbound shipping and handling fees are included in sales and are billed upon shipment.  Shipping expenses are included in cost of sales.  The majority of the Company’s sales are paid with credit cards and the Company usually receives the cash settlement in two to three banking days.  Credit card sales minimize accounts receivable balances relative to sales.  We provide an unconditional thirty-day money-back return policy whereby we accept product returns from our retail and eCommerce customers.  The Company’s revenue from OTC sales is recognized net of returns, sales discounts, and eCommerce fees.

THERAPEUTICSMD, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2012

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

For the nine months ended September 30, 2012 and 2011, the Company recorded an allowance for returns of $34,713 and $0, respectively.  The Company estimates the allowance for returns based on historical return activity, which is reviewed, and adjusted if necessary, on a quarterly basis.

Prescription Products

The Company’s name brand and generic prescription products are sold primarily through drug wholesalers and retail pharmacies.  The Company’s revenue from prescription product sales is recognized net of sales discounts and end-user rebates.

The Company accepts returns of unsalable product from customers within a return period of six months prior to and following product expiration.  The Company’s prescription products currently have a shelf-life of 24 months from date of manufacture.  Given the limited history of prescriptions products, the Company currently cannot reliably estimate expected returns of the prescription products at the time of shipment.  Accordingly, the Company defers recognition of revenue on prescription products until the right of return no longer exists, which occurs at the earlier of the time the prescription products are dispensed through patient prescriptions or expiration of the right of return.  As a result of this policy, the Company has a deferred revenue balance of approximately $702,000 and $0 at September 30, 2012 and December 31, 2011, respectively.

The Company maintains various rebate programs in an effort to maintain a competitive position in the marketplace and to promote sales and customer loyalty.  The rebate program is designed to enable the end-user to return a coupon to the Company.  If the coupon qualifies, the Company sends a rebate check to the end-user.  The Company estimates the allowance for rebates based on industry averages, which is reviewed, and adjusted if necessary, on a quarterly basis.  For the nine months ended September 30, 2012 and 2011, the Company recorded rebate expense of $19,915 and $0, respectively.

Inventories

Inventories represent packaged nutritional products and supplements which are valued at the lower of cost or market using the average cost method.  The costs of manufacturing the prescription products associated with the deferred revenue (as discussed in Revenue Recognition) are recorded as deferred costs, which are included in inventory, until such time as the related deferred revenue is recognized.

Use of Estimates

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.  The preparation of these financial statements requires us to make significant estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosure of contingent assets and liabilities.  We evaluate our estimates, including those related to contingencies, on an ongoing basis.  We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

THERAPEUTICSMD, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2012

NOTE 4 – INVENTORY

Inventory consists of the following:

	September 30, 2012	December 31, 2011
Finished product	$890,196	$588,073
Deferred costs	64,933	-0-
TOTAL INVENTORY	$955,129	$588,073

NOTE 5 – OTHER CURRENT ASSETS

Other current assets consist of the following:

	September 30, 2012	December 31, 2011
Prepaid consulting	$449,225	$95,962
Deposits with vendors (Note 15)	331,702	300,503
Prepaid insurance	40,941	52,611
Prepaid guaranty costs	20,575	46,984
Deferred offering costs	8,398	-0-
Other prepaid costs	998	-0-
TOTAL OTHER CURRENT ASSETS	$851,839	$496,060

NOTE 6 – FIXED ASSETS

Fixed assets consist of the following:

	September 30, 2012	December 31, 2011
Website	$94,244	$91,743
Equipment	67,669	33,651
Furniture and fixtures	58,605	26,219
	220,518	151,613
Accumulated depreciation	(125,452)	(81,500)
TOTAL FIXED ASSETS	$95,066	$70,113

Depreciation expense for the nine months ended September 30, 2012 and 2011 was $43,952 and $41,133, respectively.

NOTE 7 – OTHER ASSETS

Prepaid expenses consist of the following:

	September 30, 2012	December 31, 2011
Prepaid consulting	$1,048,952	$71,689
Prepaid guaranty costs	-0-	8,826
TOTAL OTHER ASSETS	$1,048,952	$80,515

THERAPEUTICSMD, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2012

NOTE 8 – OTHER CURRENT LIABILITIES

Other current liabilities consist of the following:

	September 30, 2012	December 31, 2011
Accrued payroll and commission	$197,483	$295,915
Accrued vacation	96,124	68,438
Other accrued expenses	93,412	60,035
Dividends payable(1)	41,359	41,359
TOTAL OTHER CURRENT LIABILITIES	$428,378	$465,747
______________
(1) In June 2008, the Company declared and paid a special dividend of $0.40 per share of common stock to all shareholders of record as of June 10, 2008.  This amount reflects moneys remaining unclaimed by certain shareholders.

NOTE 9 – NOTES PAYABLE

Issuance of Promissory Notes

In January and February 2012, the Company sold 6% promissory notes for an aggregate of $900,000 with due dates of March 1, 2012.  As discussed below, these promissory notes were modified on February 24, 2012 through the issuance of secured promissory notes (the “February 2012 Notes”).

In August and September 2012, the Company sold 6% promissory notes for an aggregate of $1,600,000 due on October 1, 2012, which due date was subsequently extended.  The notes were paid in full in October 2012.

In September 2012, the Company sold a 6% promissory note for $200,000 due on October 15, 2012.  The note was paid in full in October 2012.

Issuance of February 2012 Notes

On February 24, 2012, the Company sold and issued the February 2012 Notes to an individual and an entity (the “Parties”), both of which are shareholders of the Company, in the principal base amount of $1,358,014 and $1,357,110 respectively (the “Principal Base Amount(s)”) and granted Warrants for the purchase in the aggregate of 9,000,000 shares of the Company’s Common Stock (4,500,000 to each Party) (the “February 2012 Warrants”) pursuant to the terms of a Note Purchase Agreement (the “Note Purchase Agreement”) also dated February 24, 2012.  As consideration for the February 2012 Notes and the February 2012 Warrants, the Company received an aggregate of $1,000,000 of new funding from the Parties (the “February Funding”) and the Parties surrendered certain promissory notes previously issued by the Company in the amount of $1,700,000 plus accrued interest of $15,124 (collectively known as the “Prior Notes”).  The Company granted 5,685,300 Warrants in consideration of the modification of the Prior Notes and 3,314,700 Warrants with the February Funding.  The Company determined that the resulting modification of the Prior Notes was substantial in accordance with ASC 470-50, “Modifications and Extinguishments.”  As such the modification was accounted for as an extinguishment and restructuring of the debt, and the 5,685,300 warrants issued were expensed.  The fair value of the Prior Notes was estimated by calculating the present value of the future cash flows discounted at a market rate of return for comparable debt instruments to be $1,517,741, resulting in a debt discount of $197,384 to be amortized over the term of the February 2012 Notes.  As a result of the surrender of the February 2012 Notes on June 19, 2012 (see Issuance of June 2012 Notes below), the Company expensed the remaining unamortized debt discount.  As of September 30, 2012, the Company recorded interest expense totaling $197,384 related to the Prior Notes.  The Company recognized a loss on extinguishment of debt of $10,307,864 which represented the fair value of the 5,685,300 warrants net of the difference between the carrying amount of the Prior Notes and their fair value as of the date of the modification.

THERAPEUTICSMD, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2012

NOTE 9 – NOTES PAYABLE (continued)

The Company determined the relative fair value of the 3,314,700 Warrants granted with the February Funding to be $859,647 and recorded the amount as debt discount to be amortized over the term of the February 2012 Notes.  As a result of the surrender of the February 2012 Notes on June 19, 2012 (see Issuance of June 2012 Notes below), the Company expensed the remaining unamortized debt discount.  As of September 30, 2012, the Company recorded amortization of debt discount totaling $859,647 related to the February 2012 Notes.

Under the February 2012 Notes, the Parties loaned the Company an additional $2,000,000 during March, April, and May 2012.

On June 19, 2012 the Company settled $3,102,000 in principle and interest of the February 2012 Notes in exchange for the exercise of 8,145,486 Common Stock purchase warrants.  As discussed below, the remaining balance of $2,691,847 of the February 2012 Notes was modified on June 19, 2012 through the issuance of secured promissory notes (the “June 2012 Notes”).

Issuance of June 2012 Notes

On June 19, 2012, the Company sold and issued secured promissory notes (the “June 2012 Notes”) to the Parties in the principal base amounts of $2,347,128 and $2,344,719, respectively pursuant to the terms of a note purchase agreement (the “June 2012 Note Purchase Agreement”).  As consideration for the June 2012 Notes, the Parties surrendered the remaining balance of the February 2012 Notes in the aggregate amount of $1,347,128 and $1,344,719, respectively (which sums included principle and interest through June 19, 2012), and the Company received an aggregate of $2,000,000 of new funding from the Parties (the “June Funding”).  The principal base amount of each of the June 2012 Notes, plus any additional advance made to the Company thereafter, together with accrued interest at the annual rate of 6%, is due in one lump sum payment on February 24, 2014.  As security for the Company’s obligations under the June 2012 Note Purchase Agreement and the June 2012 Notes, the Company entered into a Security Agreement and pledged all of its assets, tangible and intangible, as further described therein.  The Company granted 7,000,000 Common Stock purchase warrants in connection with the June Funding.  The Company determined the relative fair value of the 7,000,000 Common Stock purchase warrants to be $1,649,890 and recorded this amount as a debt discount to be amortized over the term of the June 2012 Notes.  In conjunction with the February 2012 Notes and June 2012 Notes, for the three and nine months ended September 30, 2012, the Company recorded an aggregate of $247,482 and $299,728, respectively, as amortization of debt discount on the accompanying condensed consolidated financial statements.  At September 30, 2012, the Company reported a notes payable balance of $3,341,685, net of debt discount of $1,350,162 in long-term liabilities on the accompanying condensed consolidated financial statements.

Conversion of July 2011 Secured Notes

In July 2011, VitaMed sold two senior secured promissory notes (the “Secured Notes”) in the amount of $500,000 each and also entered into a security agreement under which VitaMed pledged all of its assets to secure the obligation.  The Secured Notes bear interest at the rate of 6% per annum, are due on the one year anniversary thereof, and are convertible into shares of the Company’s Common Stock at the option of the Company.  The Company may pay the Secured Notes by delivering such number of shares of the Company’s Common Stock as shall be determined by dividing the outstanding principal then due and owing by the Company’s Share Price.  For purposes of the Secured Notes, the “Share Price” shall mean the lower of the most recent price at which the Company offered and sold shares of its Common Stock (not including any shares issued upon the exercise of options and/or warrants or upon the conversion of any convertible securities) or the five-day average closing bid price immediately preceding the date of conversion.  On June 19, 2012, the Company and the Parties agreed to convert the Secured Notes, and according to the terms thereof, aggregated principal and interest through June 19, 2012 of $1,054,647 was converted at $0.38 per share into an aggregate of 2,775,415 shares of the Company’s Common Stock.  This resulted in a beneficial conversion feature of $6,716,504 as recorded in other income and expense on the accompanying condensed consolidated financial statements.  For the nine months ended September 30, 2012, the Company recorded an aggregate of $33,204 as interest expense on the accompanying condensed consolidated financial statements.

THERAPEUTICSMD, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2012

NOTE 9 – NOTES PAYABLE (continued)

March 2011 Bank Line of Credit

In March 2011, VitaMed entered into a Business Loan Agreement and Promissory Note with First United Bank for a $300,000 bank line of credit (the “Bank LOC”) for which a personal guarantee and cash collateral was required.  Personal guarantees and cash collateral limited to $100,000 each were provided by Robert Finizio and John Milligan, officers of VitaMed, and by Reich Family Limited Partnership, an entity controlled by Mitchell Krassan, also an officer of VitaMed.  In consideration for the personal guarantees and cash collateral, Common Stock purchase warrants for an aggregate of 613,713 shares were granted.  The Bank LOC accrued interest at the rate of 3.020% per annum based on a year of 360 days and was due on March 1, 2012.  The bank and VitaMed negotiated a one-year extension to the Bank LOC which was executed on March 19, 2012 (the “Bank LOC Extension”).  The Bank LOC Extension accrues interest at the rate of 2.35% and is due on March 1, 2013.  At September 30, 2012, the outstanding principle balance of the Bank LOC was $299,220.  During the three and nine months ended September 30, 2012, interest expense of $1,817 and $6,526, respectively was paid and is included in interest expense on the accompanying condensed consolidated financial statements.

Issuance of VitaMed Promissory Notes

In June 2011, VitaMed sold Promissory Notes (the “VitaMed Promissory Notes”) in the aggregate principal amount of $500,000.  In consideration for the VitaMed Promissory Notes, Warrants for an aggregate of 613,718 shares were granted.  The VitaMed Promissory Notes earn interest at the rate of 4% per annum and were due at the earlier of (i) the six (6) month anniversary of the date of issuance and (ii) such time as VitaMed received the proceeds of a promissory note(s) issued in an amount of not less than $1,000,000 (the “Funding”).  Upon the closing of the Funding in July 2011, as more fully described above in Conversion of July 2011 Secured Notes, two of the VitaMed Promissory Notes in the aggregate of $200,000 were paid in full.  By mutual agreement, the remaining VitaMed Promissory Notes in the aggregate of $300,000 were extended.  In October 2011, one of the VitaMed Promissory Notes for $50,000 was paid in full.  By mutual agreement, VitaMed Promissory Notes in the aggregate of $100,000 were converted into 266,822 shares of the Company’s Common Stock at $0.38 per share, which represents the fair value of the shares on the date of conversion.  In June 2012, a VitaMed Promissory Note held by an unaffiliated individual was paid in full including $2,160 in accrued interest.  The remaining VitaMed Promissory Notes in the aggregate of $100,000 were extended to October 15, 2012 (one held by Mr. Milligan for $50,000 and one for $50,000 held by BF Investments, LLC (owned by Brian Bernick, a member of the board of directors of the Company), which VitaMed Promissory Notes were paid in full in October 2012.

In December 2011, the Company sold 4% promissory notes to Mr. Finizio and Mr. Milligan and for an aggregate of $100,000 ($50,000 each) with original due dates of March 1, 2012.  These promissory notes were extended by mutual agreement to June 1, 2012.  In June 2012, the VitaMed Promissory Note held by Mr. Finizio was paid in full, including $888 in accrued interest.  Mr. Milligan’s VitaMed Promissory Note was extended to October 15, 2012 and subsequently paid in full in October 2012.

For the three and nine months ended September 30, 2012, the Company recorded an aggregate of $1,497 and $6,344, respectively, as interest expense on the accompanying condensed consolidated financial statements.  At September 30, 2012, the Company reported $150,000 as notes payable, related parties on the accompanying condensed consolidated financial statements.

THERAPEUTICSMD, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2012

NOTE 10 – STOCKHOLDERS’ EQUITY

Common Stock

At September 30, 2012, the Company had 250,000,000 shares of Common Stock, $0.001 par value authorized, with 99,784,982 shares of Common Stock issued and outstanding.

Warrants

The valuation methodology used to determine the fair value of the Company’s Common Stock purchase warrants (“Warrants”) is the Black-Scholes-Merton option-pricing model (“Black-Scholes Model”).  The Black-Scholes Model requires the use of a number of assumptions including volatility of the stock price, the risk-free interest rate and the term of the Warrant.  The weighted average fair value per share of Warrants granted and the assumptions used in the Black-Scholes Model during the nine months ended September 30, 2012 are described below.  The risk-free interest rate assumption is based upon observed interest rates on zero coupon U.S. Treasury bonds whose maturity period is appropriate for the term.  Estimated volatility is a measure of the amount by which the Company’s stock price is expected to fluctuate each year during the term of the award.  The Company’s estimated volatility is an average of the historical volatility of the stock prices of its peer entities whose stock prices were publicly available.  The Company’s calculation of estimated volatility is based on historical stock prices over a period equal to the term of the awards.  The Company used the historical volatility of peer entities due to the lack of sufficient historical data of its stock price.

Warrants Issued in Conjunction with Debt

On February 24, 2012, the Company granted an aggregate of 5,685,300 Warrants in connection with the modification of certain existing promissory notes (the “Modification Warrants”), and 3,314,700 Warrants with the issuance of secured promissory notes (see NOTE 9 – NOTES PAYABLE, Issuance of February 2012 Notes).  Both the Modification Warrants and the February 2012 Warrants are exercisable at $0.38.  The Modification Warrants’ fair value of $10,505,247 and the February 2012 Warrants’ fair value of $6,124,873 was determined by using the Black-Scholes Model on the date of the grant.  Both valuations used a term of 5 years; a volatility of 44.5%; risk free rate of 0.89%; and a dividend yield of 0%.  The Company recorded the fair value of the Modification Warrants as part of the loss on extinguishment of debt in the accompanying condensed consolidated financial statements.  The relative fair value of the February 2012 Warrants of $859,647 was recorded as debt discount.  As a result of the surrender of the February 2012 Notes on June 19, 2012, the Company expensed the remaining unamortized debt discount.  As of September 30, 2012, the Company recorded amortization of debt discount totaling $859,647 related to the February 2012 Notes.

On June 19, 2012, the Company granted an aggregate of 7,000,000 Warrants in connection with the issuance of secured promissory notes (the “June 2012 Warrants”) (see NOTE 9 – NOTES PAYABLE, Issuance of June 2012 Notes).  Of the 7,000,000 June 2012 Warrants, 6,000,000 are exercisable at $2.00 and 1,000,000 are exercisable at $3.00.  The fair value of the June 2012 Warrants of $9,424,982 was determined by using the Black-Scholes Model on the date of the grant.  The Warrants were valued on the date of the grant using a term of 5 years; a volatility of 44.64%; risk free rate of 0.75%; and a dividend yield of 0%.  The relative fair value of the June 2012 Warrants of $1,649,890 was determined by using the relative fair value calculation method on the date of the grant.  At September 30, 2012, $1,350,162 was reported as debt discount and for the three and nine months ended September 30, 2012, and $247,482 and $299,728, respectively, was recorded as amortization of debt discount on the accompanying condensed consolidated financial statements.

THERAPEUTICSMD, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2012

NOTE 10 – STOCKHOLDERS’ EQUITY (continued)

Warrants Issued for Services

In March 2012, the Company granted an aggregate of 31,000 Warrants to five unaffiliated individuals for services rendered.

The Warrants were valued on the date of the grant using a term of 5 years; a volatility of 44.81%; risk free rate of 1.04%; and a dividend yield of 0%; $29,736 was recorded as consulting expense in the accompanying condensed consolidated financial statements.

In May 2012, the Company granted an aggregate of 1,300,000 Warrants to unaffiliated entity for services to be rendered over approximately five years beginning in May 2012.  Services provided are to include: (a) services in support of the Company’s drug development efforts including, but not limited to, services in support of the Company’s ongoing and future drug development and commercialization efforts, regulatory approval efforts, third-party investment and financing efforts, marketing efforts, chemistry, manufacturing and controls efforts, drug launch and post-approval activities, and other intellectual property and know-how transfer associated therewith; (b) services in support of the Company’s efforts to successfully obtain New Drug Approval; and (c) other consulting services as mutually agreed upon from time to time in relation to new drug development opportunities.  The Warrants were valued at $1,532,228 on the date of the grant using a term of five years; a volatility of 44.71%; risk free rate of 0.74%; and a dividend yield of 0%.  At September 30, 2012 the Company reported $306,446 as prepaid expense-short term, $1,043,787 as prepaid expense-long term, and recorded $90,132 and 127,913, respectively, for the three and nine months ended September 30, 2012 as consulting expense in the accompanying condensed consolidated financial statements.  The contract will expire upon the commercial manufacture of a drug product.  Based on the review, the Company has determined that the process will take approximately five years.  As a result, the Company is amortizing the $1,532,228 over five years.

In June 2012, the Company granted an aggregate of 1,500 Warrants to three unaffiliated individuals for services rendered.  The Warrants were valued on the date of the grant using a term of 5 years; a volatility of 44.78%; risk free rate of 0.72%; and a dividend yield of 0%; $1,656 was recorded as consulting expense in the accompanying condensed consolidated financial statements.

A summary of the Company’s Common Stock purchase warrant activity and related information for 2012 follows:

	Number of Shares Under Company Warrant	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years	Aggregate Intrinsic Value
Balance at December 31, 2011	3,057,627	$0.36	7.9	$3,483,691
Granted	17,332,500	$1.26	4.5	$37,957,525
Exercised	(8,145,486)	$0.38
Expired	-0-
Cancelled	-0-
Balance at September 30, 2012	12,244,641	$1.62	5.1	$22,403,657
Vested and Exercisable at	11,717,927	$1.68	4.9	$20,777,898
September 30, 2012

As of September 30, 2012, the Company had Warrants outstanding with an exercise prices ranging from $0.24 to $3.00 per share.  As of September 30, 2012, unamortized costs associated with Warrants totaled approximately $1,498,000.

THERAPEUTICSMD, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2012

NOTE 10 – STOCKHOLDERS’ EQUITY (continued)

Stock Options

In 2009, the Company adopted the 2009 Long Term Incentive Compensation Plan (the “LTIP”) to provide financial incentives to employees, members of the Board, and advisers and consultants of the Company who are able to contribute towards the creation of or who have created stockholder value by providing them stock options and other stock and cash incentives (the “Awards”).  The Awards available under the LTIP consist of stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock, performance units, EVA awards, and other stock or cash awards as described in the LTIP.  There are 25,000,000 shares authorized for issuance thereunder.

On February 23, 2012, the Company’s Board of Directors adopted the 2012 Stock Incentive Plan, a non-qualified plan not requiring approval by the Company’s shareholders (“2012 SOP”).  The 2012 SOP was designed to serve as an incentive for retaining qualified and competent key employees, officers and directors, and certain consultants and advisors of the Company.  There are 10,000,000 shares authorized for issuance thereunder.  No shares have been issued under the 2012 SOP.

The valuation methodology used to determine the fair value of Options is Black-Scholes Model.  The Black-Scholes Model requires the use of a number of assumptions including volatility of the stock price, the risk-free interest rate, and the expected life.

The assumptions used in the Black-Scholes Model during the nine months ended September 30, 2012 are set forth in the table below.

Risk-free interest rate	0.65-2.23%
Volatility	40.77-44.83%
Expected life (in years)	5.00-6.75
Dividend yield	0.00%

The risk-free interest rate assumption is based upon observed interest rates on zero coupon U.S. Treasury bonds whose maturity period is appropriate for the expected life.  Estimated volatility is a measure of the amount by which the Company’s stock price is expected to fluctuate each year during the term of the award.  The Company’s estimated volatility is an average of the historical volatility of the stock prices of its peer entities whose stock prices were publicly available.  The Company’s calculation of estimated volatility is based on historical stock prices over a period equal to the term of the awards.  The Company used the historical volatility of peer entities due to the lack of sufficient historical data of its stock price.  The average expected life is based on the contractual term of the option using the simplified method.

In January 2012, certain individuals exercised their right to purchase an aggregate of 1,630,022 shares of the Company’s Common Stock for an aggregate purchase price of $166,000.  The shares were issued in reliance upon an exemption from the registration provisions of the Securities Act of 1933 due to Section 4(1) of the Act and Rule 144 and are covered by a lock- up agreement.

On February 27, 2012, the Company issued Options to certain officers and directors of the Company.  The ten-year Options are for the purchase of an aggregate of 600,000 shares and have an exercise price of $2.20 per share.  The Options vest in full on February 27, 2013.

On March 30, 2012, the Company issued ten-year Options to employees and consultants for the purchase of an aggregate of 480,000 shares with an exercise price of $2.40.  An aggregate of 405,000 shares available under the Options vest over a four-year period on anniversary of issuance, an aggregate of 60,000 shares vest over a two-year period on the anniversary of issuance, and 15,000 shares vest monthly over a twelve-month period from the date of issuance.

THERAPEUTICSMD, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2012

NOTE 10 – STOCKHOLDERS’ EQUITY (continued)

Stock Options (continued)

On March 30, 2012, the Company’s Board of Directors approved a cashless exercise provision for use by holders of Company Options.  Also on March 30, 2012, an individual exercised his right to purchase 245,485 shares of the Company’s Common Stock.  The aggregate purchase price of approximately $60,000 was paid pursuant to a cashless exercise provision wherein the individual surrendered his right to receive 25,000 shares thereunder.  The 220,485 shares were issued in reliance upon an exemption from the registration provisions of the Securities Act of 1933 due to Section 4(1) of the Act and Rule 144 and are covered by a lock-up agreement.

On April 16, 2012, the Company’s Board of Directors approved the issuance of ten-year Company Options for its directors for the purchase of: (i) an aggregate of 350,000 shares (50,000 shares each) to its directors for services to be rendered during calendar year 2012 and (ii) an aggregate of 75,000 shares (25,000 shares each) to the chairs of the Audit, Compensation and Corporate Governance Committees for services to be rendered during calendar year 2012.  All of the Company Options have an exercise price of $2.55 per share and all shares thereunder vest on December 31, 2012.  In addition, Dr. Brian Bernick, a director and employee, was issued a Company Option for 150,000 shares for services rendered as an employee, having an exercise price of $2.55 under which all shares vest on the first anniversary of issuance.

On June 29, 2012, the Company issued ten-year Options to employees, consultants, and a director for the purchase of an aggregate of 250,000 shares with an exercise price of $2.80.  An aggregate of 5,500 shares available under the Options vest over a four-year period on anniversary of issuance, an aggregate of 70,000 shares vest over a two-year period on the anniversary of issuance, 150,000 shares vest monthly over a one-year period on the anniversary of issuance, 75,000 shares vest monthly on December 31, 2012, and 50,000 vest immediately.

On July 5, 2012, a consultant exercised an Option to purchase 21,338 shares of the Company’s Common Stock at an exercise price of $0.18738 per share.  All shares under the Option were purchased through a cashless exercise provision wherein the consultant surrendered his right to receive 1,428 shares resulting in the issuance of 19,910 shares.  The shares are covered by a lock-up agreement.  On July 11, 2012, a consultant exercised an Option to purchase 30,685 shares of the Company’s Common Stock at an exercise price of $0.407355 per share for a purchase price of $12,459.69.  The shares are covered by a lock-up agreement.

On September 13, 2012, the Company issued ten-year Options to employees and consultants for the purchase of an aggregate of 391,750 shares with an exercise price of $3.40.  An aggregate of 7,500 shares available under the Options vest over a four-year period on anniversary of issuance, an aggregate of 115,000 shares vest over a two-year period on the anniversary of issuance, 2,500 shares vest over a one-year period on the anniversary of issuance, and 166,250 vest immediately.

A summary of activity under the LTIP and related information follows:

	Number of Shares Under Company Option	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years	Aggregate Intrinsic Value
Balance at December 31, 2011	10,590,161	$0.16	7.6	$14,067,649
Granted	2,296,750	$2.56	9.6	$2,039,838
Exercised	(1,931,788)	$0.13
Expired	-0-
Cancelled	(26,428)	$0.24
Balance at September 30, 2012	10,928,695	$0.68	7.3	$30,261,370
Vested and Exercisable at	7,528,886	$0.22	6.7	$24,349,605
September 30, 2012

THERAPEUTICSMD, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2012

NOTE 10 – STOCKHOLDERS’ EQUITY (continued)

Stock Options (continued)

The weighted-average issue date fair value of Options issued during the nine months ended September 30, 2012 was $1.09.

As of September 30, 2012, the Company had Options outstanding with exercise prices ranging from $0.10 to $3.40 per share.

Share-based compensation expense for Options recognized in our results for the nine months ended September 30, 2012 and 2011 ($1,004,472 and $166,233, respectively) is based on awards vested and we estimated no forfeitures.  ASC 718-10, “Stock Compensation” requires forfeitures to be estimated at the time of grant and revised in subsequent periods if actual forfeitures differ from the estimates.

At September 30, 2012, total unrecognized estimated compensation expense related to non-vested Options granted prior to that date was approximately $1,730,000 which is expected to be recognized over a weighted-average period of 1.7 years.  No tax benefit was realized due to a continued pattern of operating losses.

NOTE 11 – INCOME TAXES

Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  The Company does not expect to pay any significant federal or state income tax for 2012 as a result of the losses recorded during the nine months ended September 30, 2012, additional losses expected for the remainder of 2012 as well as from net operating loss carry forwards from prior years.  Accounting standards require the consideration of a valuation allowance for deferred tax assets if it is “more likely than not” that some component or all of the benefits of deferred tax assets will not be realized.  As of September 30, 2012, the Company maintains a full valuation allowance for all deferred tax assets.  Based on these requirements, no provision or benefit for income taxes has been recorded.  There were no recorded unrecognized tax benefits at the end of the reporting period.

NOTE 12 – RELATED PARTIES

Purchases by Related Parties

During the nine months ended September 30, 2012 and 2011, the Company sold its products to Dr. Bernick in the amounts of $1,440 and $11,505, respectively, while $0 and $0 in receivables related thereto remained outstanding at September 30, 2012 and December 31, 2011, respectively.

Agreements with Pernix Therapeutics, LLC

On February 29, 2012, Cooper C. Collins, President and largest shareholder of Pernix Therapeutics, LLC (“Pernix”), was elected to serve on the Company’s Board of Directors.  The Company closed a Stock Purchase Agreement with Pernix on October 4, 2011.  From time to time, the Company has entered into agreements with Pernix in the normal course of business.  During the nine months ended September 30, 2012 and 2011, the Company made purchases of approximately $96,250 and $0, respectively, from Pernix.  At September 30, 2012 and December 31, 2011, there were no Pernix invoices outstanding.

Warrants assigned to Related Party

In June 2012, a 100,000 Warrant was assigned to the son of the Company’s Chairman of the Board of Directors by a non-affiliated third party (shareholder/lender).

THERAPEUTICSMD, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2012

NOTE 13 - BUSINESS CONCENTRATIONS

The Company purchases its products from several suppliers with approximately 65% and 97% of its purchases from one supplier for the nine months ended September 30, 2012 and 2011, respectively.

NOTE 14 – COMMITMENTS AND CONTINGENCIES

The Company leases administrative and distribution facilities in Boca Raton, Florida pursuant to a 45 month non-cancelable operating lease expiring in 2013.  The lease stipulates, among other things, base monthly rents of $5,443 plus the Company’s share of monthly estimated operating expenses of $3,500 and sales tax.  The lease contains one renewal option for an additional two-year period.

The rental expense related to this lease totaled $84,114 and $77,570 for the nine months ended September 30, 2012 and 2011, respectively.  Future minimum rental payments through June 30, 2013 total $84,168.

NOTE 15 – DEPOSITS HELD BY VENDORS

During the nine months ended September 30, 2012 and in December 2011, the Company paid approximately $1,650,000 and $245,000, respectively, to a non-affiliated third party vendor and warrant holder for fees related to research and development of new products.  During the three and nine months ended September 30, 2012, approximately $950,000 and $1,825,000, respectively, was charged to expense leaving a balance of $0, which is recorded as deposits to vendors in the accompanying consolidated condensed financial statements.  The Company believes that it will incur additional related fees in 2012 in the approximate amount of at least $500,000.

During the nine months ended September 30, 2012 and in December 2011, the Company paid approximately $634,000 and $55,000, respectively, to a non-affiliated third party vendor and shareholder as down payments on inventory purchases.  These down payments were recorded as deposits with vendors in the accompanying consolidated condensed financial statements.  During the three and nine months ended September 30, 2012, approximately $259,000 and $420,000, respectively, was applied to inventory purchases leaving an unused balance of approximately $269,000.

During the nine months ended September 30, 2012, the Company paid approximately $63,000 to a non-affiliated third party vendor as down payments on inventory purchases.  This down payment was recorded as deposits with vendors in the accompanying consolidated condensed financial statements.  During the nine months ended September 30, 2012, $0 was applied to inventory purchases leaving an unused balance of approximately $63,000.

NOTE 16 – SUBSEQUENT EVENTS

Private Placement

On September 26, 2012, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with multiple investors (collectively, the “Investors”) relating to the issuance and sale of the Company’s Common Stock in a private placement.  The Purchase Agreement was closed on October 2, 2012 (the “Closing Date”) through which the Company sold an aggregate of 3,953,489 shares of its Common Stock (the “Shares”) at $2.15 per share for an aggregate purchase price of $8,500,001.  The Company plans to use the net proceeds from the sale of the Shares for research and development of the Company’s drug candidates, working capital and general corporate purposes.

In connection with the private placement, Jefferies & Company, Inc. (“Jefferies”) served as the Company’s exclusive placement agent. Jefferies' compensation for the transaction is a cash fee of $552,500.  The Company also paid legal fees and expenses for the Investors in the aggregate of $27,000, resulting in net proceeds to the Company of $7,920,501.

THERAPEUTICSMD, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2012

NOTE 16 – SUBSEQUENT EVENTS (continued)

Private Placement (continued)

The Shares were issued in reliance upon the exemptions from registration under the Securities Act of 1933, as amended, provided by Section 4(2) and Rule 506 of Regulation D promulgated thereunder.  The Shares were issued directly by the Company and did not involve a public offering or general solicitation.  The Investors in the private placement were “accredited investors” as that term is defined in Rule 501 of Regulation D and are acquiring the Shares for investment only and not with a present view toward, or for resale in connection with, the public sale or distribution thereof.

As part of the Purchase Agreement, the Company agreed to file a registration statement (the “Registration Statement”) covering the resale of the Shares no later than 45 days from the Closing Date.  The Company shall use its best efforts to effect the registration (including a declaration of effectiveness of the Registration Statement by the SEC) no later than 90 days from the Closing Date (120 days if reviewed by SEC) (the “Effectiveness Date”).  If the Registration Statement does not become effective on or before the Effectiveness Date, the Company has agreed, among other things, to pay to the Investors 1.5% of each Investor’s aggregate purchase price of the Shares for each 30-day period that the Registration Statement is not effective, up to a maximum of 10% of such aggregate purchase price.

New Products

On November 6, 2012, the Company plans the release of the following new products in its BocaGreen generic prescription line:

BocaGreenMD™ Prena1 Plus is a comprehensive single-dose dietary supplement containing one prenatal tablet with 16 vitamins and minerals, plus one softgel with 300 mg of plant-based life’s DHA.

BocaGreenMD™ Prena1 is a convenient single-dose softgel with 14 vitamins, minerals and 200 mg of plant-based life’s DHA.

BocaGreenMD™ Prena1 Chew is a single daily easy to chew, vanilla-flavored, chewable tablet ideal for women planning a pregnancy and those with difficulty swallowing tablets or capsules, or where nausea or morning sickness make taking tablets or capsules difficult.

Employment Agreements

On November 8, 2012, the Company’s Compensation Committee recommended that the Board of Directors approve employment agreements with the Company’s executive officers, namely: Chief Executive Officer (Robert G. Finizio), President (John C.K. Milligan, IV) and Chief Financial Officer (Daniel A. Cartwright) (each an “Executive; together the “Executives”).  The Company’s Board of Directors approved the Employment Agreements with an effective date of November 8, 2012.  With the exception of compensation, the three-year employment agreements are substantially the same with the Executives receiving employee benefits, vacation and other perquisites as may be determined from time to time and an automatic renewal option for one additional year.  Conditions of termination for all employment agreements call for (i) termination immediately upon death, (ii) termination upon a disability in which the Executive is unable to perform his duties for more than 180 total calendar days during any 12-month period, (iii) voluntary termination by the Executive upon a 14 calendar day prior notice, (iv) involuntary termination by the Company without cause with 60-day notice or 90-day notice when termination is due to the non-extension of the employment term by the Company, (v) termination for cause and (vi) termination for good reason wherein the Executive shall have 90 days from the date of notice to terminate his employment.  In addition, if the Company is subject to a change in control, the Executive shall be entitled to receive severance benefits as outlined therein.  The employment agreements contain standard provisions for confidentiality and noncompetition.

THERAPEUTICSMD, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2012

NOTE 16 – SUBSEQUENT EVENTS (continued)

Employment Agreements (continued)

Compensation for services rendered by Robert G. Finizio as Chief Executive Officer calls for:  (i) a time-based ten-year stock option (the “Time-Based Option”) granted and issued on November 30, 2012 (“Date of Grant”) to purchase 900,000 shares of the Company’s Common Stock with the exercise price equal to the closing price of the Company’s Common Stock on the Date of Grant with the underlying shares vesting annually over three years on the anniversary of the employment date, (ii) the right to receive a performance-based ten-year stock option (the “Performance-Based Option”) in an amount to be determined, (iii) a base salary of not less than $355,100 per year and (iv) an annual short-term incentive compensation bonus of up to 35% of the base salary, at the discretion of the Company’s Board of Directors.

Compensation for services rendered by John C.K. Milligan, IV as President calls for:  (i) a Time-Based Option granted and issued on the Date of Grant to purchase 800,000 shares of the Company’s Common Stock with the exercise price equal to the closing price of the Company’s Common Stock on the Date of Grant with the underlying shares vesting annually over three years on the anniversary of the employment date, (ii) the right to receive a Performance-Based Option in an amount to be determined, (iii) a base salary of not less than $288,100 per year and (iv) an annual short-term incentive compensation bonus of up to 30% of the base salary, at the discretion of the Board of Directors.

Compensation for services rendered by Daniel A. Cartwright as Chief Financial Officer calls for:  (i) a Time-Based Option granted and issued on the Date of Grant to purchase 700,000 shares of the Company’s Common Stock with the exercise price equal to the closing price of the Company’s Common Stock on the Date of Grant with the underlying shares vesting annually over three years on the anniversary of the employment date, (ii) the right to receive a Performance-Based Option in an amount to be determined, (iii) a base salary of not less than $257,100 per year and (iv) an annual short-term incentive compensation bonus of up to 30% of the base salary, at the discretion of the Company’s Board of Directors.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of TherapeuticsMD, Inc.

We have audited the accompanying balance sheet of TherapeuticsMD, Inc. as of December 31, 2011, and the related statements of operations, stockholders’ equity and cash flows for the year then ended.  TherapeuticsMD, Inc’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TherapeuticsMD, Inc. as of December 31, 2011, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note C to the financial statements, the Company has suffered a loss from operations of approximately $5.4 million and had negative cash flow from operations of approximately $5.0 million.  This raises substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note C.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Rosenberg Rich Baker Berman & Company

Somerset, NJ
March 27, 2012

Parks & Company, LLC
Certified Public Accountants & Consultants
1761 W. Hillsboro Boulevard, Suite 326
Deerfield Beach, FL 33442 Phone (954) 719-7569
www.parkscpas.com Fax (954) 719-3704

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Members’of VitamedMD, LLC

We have audited the accompanying balance sheet of VitamedMD, LLC as of December 31, 2010, and the related statements of operations, changes in members’ equity and cash flows for the year ended December 31, 2010.  VitamedMD, LLC’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VitamedMD, LLC as of December 31, 2010, and the results of its operations and its cash flows for the year ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note C to the financial statements, the Company has not yet established profitable operations and has incurred significant losses since inception.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans regarding these matters are also described in Note C.  The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note N, the Company restated its 2010 financial statements to correct errors related to the valuation of compensation and consultant expense using the Black-Scholes option-pricing model.

Parks & Company, LLC

Deerfield Beach, Florida
February 28, 2012

THERAPEUTICSMD, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	December 31,
	2011	2010
ASSETS
Current Assets:
Cash	$126,421	$422,939
Accounts receivable, net of allowance for doubtful accounts
of $1,500 and $0, respectively	26,720	11,812
Inventory	588,073	618,069
Other current assets	496,060	6,292
Total current assets	1,237,274	1,059,112
Fixed Assets:
Property and equipment, net of accumulated depreciation
of $81,500 and $26,655, respectively	70,113	96,192
Other Assets:
Security deposit	31,949	31,949
Patent costs	18,870	10,000
Other assets	80,515	—
	131,334	41,949
Total assets	$1,438,721	$1,197,253
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Notes payable	$2,150,000	$—
Accounts payable	306,511	117,636
Notes payable, related parties	200,000	—
Accrued interest	28,321	—
Other current liabilities	465,747	115,206
Total current liabilities	3,150,579	232,842

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock - par value $0.001; 10,000,000 shares authorized;
no shares issued and outstanding	-	—
Common stock - par value $0.001; 250,000,000 shares authorized;
82,978,804 and 55,487,321 issued and outstanding, respectively	82,979	55,487
Additional paid in capital	15,198,241	4,988,637
Accumulated deficit	(16,993,078)	(4,079,713)
Total stockholders’ equity	(1,711,858)	964,411
Total liabilities and stockholders’ equity	$1,438,721	$1,197,253

THERAPEUTICSMD, INC AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2011	2010

Revenues, net	$2,088,177	$1,241,921

Cost of goods sold	947,112	556,390

Gross profit	1,141,065	685,531

Operating expenses:
Sales, general, and administration	6,406,197	3,464,810
Research and development	107,241	65,402
Depreciation and amortization	54,845	22,783

Total operating expense	6,568,283	3,552,995

Operating loss	(5,427,218)	(2,867,464)

Other income and (expense)
Settlement of debt	(7,390,000)	—
Interest expense	(64,380)	—
Loan guaranty costs	(38,159)	—
Other income	6,392	—

Total other income (expense)	(7,486,147)	—

Loss before taxes	(12,913,365)	(2,867,464)

Provision for income taxes	—	—

Net loss	$(12,913,365)	$(2,867,464)

Loss per share, basic and diluted:

Net loss per share, basic and diluted	$(0.21)	$(0.07)

Weighted average number of common share outstanding	62,516,461	38,289,463

THERAPEUTICSMD, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

			Additional
	Common Stock		Paid in	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance, December 31, 2009	39,516,450	$39,516	$1,656,364	$(1,212,249)	$483,631

Shares issued in private placement	15,970,871	$15,971	—	—	3,170,643
Options issued as compensation	—	—	177,601	—	177,601
Net loss	—	—	—	(2,867,464)	(2,867,464)

Balance, December 31, 2010	55,487,321	55,487	4,988,637	(4,079,713)	964,411

Effect of merger and recapitalization pursuant to
execution of Security Exchange Agreement	165,879	166	(255,919)	—	(255,753)
Shares issued in private placement	5,551,589	5,552	1,701,448	—	1,707,000
Shares issued in exchange for debt	21,681,958	21,682	8,217,455	—	8,239,137
Shares issued in exercise of warrants	92,057	92	17,158	—	17,250
Options issued as compensation	—	—	183,355	—	183,355
Warrants issued for services	—	—	190,280	—	190,280
Warrants issued for loan guaranty costs-related parties	—	—	93,969	—	93,969
Warrants issued for financing costs	—	—	45,362	—	45,362
Warrants issued as financing costs-related parties			9,338	—	9,338
Warrants issued as compensation-related party	—	—	7,158	—	7,158
Net loss	—	—	—	(12,913,365)	(12,913,365)

Balance, December 31, 2011	82,978,804	$82,979	$15,198,241	$(16,993,078)	$(1,711,858)

THERAPEUTICSMD, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITES
Net loss	$(12,913,365)	$(2,867,464)
Adjustments to reconcile net loss to net cash flows used in
operating activities:
Effect of merger and recapitalization pursuant to
execution of Security Exchange Agreement	(255,753)	—
Depreciation	54,845	22,783
Allowance for doubtful accounts	1,500	—
Amortization of debt discount	28,719	—
Stock based debt settlement	7,600,000
Stock based compensation	190,513	177,601
Warrants issued for services	22,630	—
Non—cash financing costs	25,980	—
Loan quaranty costs	38,159	—
Changes in operating assets and liabilities:
Accounts receivable	(16,409)	(6,008)
Inventory	29,996	(454,683)
Other current assets	(346,822)	152,916
Accounts payable	188,876	95,034
Accrued interest	33,994	—
Accrued expenses and other current liabilities	350,541	36,033

Net cash flows used in operating activities	(4,966,596)	(2,843,788)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(28,766)	(27,348)
Patent costs, net of abandoned costs	(8,870)	—

Net cash flows used in investing activities	(37,636)	(27,348)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes and loans payable	2,684,160	—
Proceeds from sale of common stock	1,000,000	—
Proceeds from sale of membeship units, net of expenses	707,000	3,170,645
Proceeds bank line of credit	300,000	—
Proceeds from notes and loans payable-related parties	300,000	—
Proceeds from exercise of options	17,250	—
Repayment of notes payable	(200,000)
Repayment of notes payable-related party	(100,696)	—

Net cash flows provided by financing activities	4,707,714	3,170,645

Increase in cash	(296,518)	299,509
Cash, beginning of period	422,939	123,429
Cash, end of period	$126,421	$422,938
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$696	$—

Cash paid for income taxes	$—	$—
SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES:
Warrants issued for financing	$148,668	$—
Warrants issued for services	$190,280	$—
Conversion of notes payable and accrued interest into common stock	$849,137	$—

THERAPEUTICSMD, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

NOTE A – THE COMPANY

Corporate Overview and History of Therapeutics

TherapeuticsMD, Inc., a Nevada corporation (“Therapeutics” or the “Company”) was incorporated in Utah in 1907 under the name Croff Mining Company.  The Company changed its name to Croff Oil Company in 1952 and in 1996 changed its name to Croff Enterprises, Inc.  In the twenty (20) years prior to 2008, Croff’s operations consisted entirely of oil and natural gas leases.  Due to a spin-off of its operations in December 2007, Croff had no business operations or revenue source and had reduced its operations to a minimal level although it continued to file reports required under the Exchange Act.  As a result of the spin-off, Croff was a “shell company” under the rules of the Commission.  In July 2009, the Company (i) closed a transaction to acquire America’s Minority Health Network, Inc. as a wholly owned subsidiary, (ii) ceased being a shell company, and (iii) experienced a change in control in which the former shareholders of America’s Minority Health Network, Inc. acquired control of the Company.  On September 14, 2009, the Company changed its name to AMHN, Inc.  On June 11, 2010, the Company closed a transaction to acquire Spectrum Health Network, Inc. as a wholly owned subsidiary.  On July 20, 2010, the Company filed Articles of Conversion and Articles of Incorporation to redomicile in the State of Nevada and changed the par value of its shares of capital stock to $0.001 per share.  On July 31, 2010, the Company transferred the assets of America’s Minority Health Network, Inc. to a secured noteholder in exchange for the satisfaction of debt associated therewith.  On February 15, 2011, the Company transferred the assets of Spectrum Health Network, Inc. to a secured noteholder in exchange for the satisfaction of debt associated therewith and in exchange for an Exclusive Licensing, Distribution and Advertising Sales Agreement (“Licensing Agreement”) under which the Company could sell subscription services and advertising on the Spectrum Health Network for commissions.  On August 3, 2011 (with an effective date of October 3, 2011), in anticipation of closing the Merger (as defined and described below), the Company filed Amended and Restated Articles of Incorporation to change its name to TherapeuticsMD, Inc. and to increase the shares of Common Stock authorized for issuance to 250,000,000.  On October 4, 2011, the Company closed the Merger with vitaMedMD, LLC, a Delaware limited liability company (“VitaMed”).  As of December 31, 2011, Company management determined that  VitaMed would become the sole focus of the Company and services performed relative to the Licensing Agreement were discontinued.  Unless otherwise stated or unless the context otherwise requires, the description of our business set forth below is provided on a combined basis, taking into account our newly-acquired wholly owned subsidiary, VitaMed.

The Company maintains a website at www.therapeuticsmd.com.

Agreement and Plan of Merger with VitaMed

On July 18, 2011, Therapeutics entered into an Agreement and Plan of Merger (“Merger Agreement”) by and among VitaMed and VitaMed Acquisition, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (the “Merger Sub”), pursuant to which the Company would acquire 100% of VitaMed.  The proposed acquisition was to be accomplished by the merger of Merger Sub with and into VitaMed with VitaMed being the surviving limited liability company (the “Merger”) in accordance with the Limited Liability Company Act of the State of Delaware.  The Merger became effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware on October 4, 2011 (the “Effective Time”).  In preparation of and prior to the closing of the Merger Agreement, the Company completed the following required corporate actions with an effective date of October 3, 2011:

•
a reverse split of the Company’s 16,575,209 issued and outstanding shares of Common Stock on a ratio of 1 for 100 (the “Reverse Split”).  As a result of the Reverse Split, each share of Common Stock outstanding on July 28, 2011 (the “Record Date”), without any action on the part of the holder thereof, became one one-hundredth of a share of Common Stock.  The Reverse Split decreased the number of outstanding shares of the Company’s Common Stock by approximately 99% resulting in 165,856 shares outstanding after the Reverse Split.  The effectuation of the Reverse Split did not result in a change in the relative equity position or voting power of the shareholders of the Company,

•	an increase of its authorized shares of Common Stock to 250,000,000,

THERAPEUTICSMD, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

NOTE A – THE COMPANY (continued)

Agreement and Plan of Merger with VitaMed (continued)

•	a change in the name of the Company to TherapeuticsMD, Inc., and

•	an amendment to the Company’s Long Term Incentive Compensation Plan (“LTIP”) to increase the authorized shares for issuance thereunder to 25,000,000.

On October 4, 2011, the Closing Date of the Merger Agreement, the Company acquired 100% of VitaMed in exchange for the issuance of shares of the Company’s Common Stock, as more fully described below (the “Merger”).  In accordance with the provisions of this triangulated merger, the Merger Sub was merged with and into VitaMed as of the Effective Date.  Upon consummation of the Merger Agreement and all transactions contemplated therein, the separate existence of the Merger Sub ceased and VitaMed became a wholly owned subsidiary of the Company.

Exchange of Securities

At the Effective Time, all outstanding membership units of VitaMed (the “Units”) were exchanged for shares of the Company’s Common Stock.  In addition, all outstanding VitaMed options to purchase VitaMed membership units (the “VitaMed Options”) and all outstanding VitaMed warrants to purchase VitaMed membership units (the “VitaMed Warrants”) were exchanged and converted into options and warrants for the purchase of the Company’s Common Stock (“Company Options” and “Company Warrants”, respectively).  All Units, VitaMed Options and VitaMed Warrants were exchanged on a pro-rata basis for shares of the Company’s Common Stock which in the aggregate totaled 70,000,000 shares, resulting in a conversion ratio calculated by the sum of all outstanding Units, VitaMed Options and VitaMed Warrants divided by 70,000,000 (the “Conversion Ratio”).  Pursuant to the Conversion Ratio, the Company issued 58,407,331 shares of the Company’s Common Stock in exchange for the outstanding Units, reserved for issuance an aggregate of 10,119,796 shares issuable upon the exercise of the Company Options, and reserved for issuance an aggregate of 1,472,916 shares issuable upon the exercise of the Company Warrants.  After giving effect to the Reverse Split, and taking into consideration the 58,407,331 aforementioned shares issued in exchange for the Units, the number of shares of the Company’s Common Stock issued and outstanding as of the Closing Date was 58,573,187, of which the former members of VitaMed owned approximately 99%.  All shares of the Company’s Common Stock issued in exchange for the Units, and to be issued upon exercise of the Company Options and Company Warrants, are subject to a lock-up agreement for a period of eighteen (18) months from the Closing.

Corporate Overview and History of VitaMed

VitaMed is a specialty pharmaceutical company organized as a limited liability company in the State of Delaware on May 13, 2008.  VitaMed is focused on providing the highest quality products to the women’s health market.  Our national sales force that calls on physicians and pharmacies is enhanced by our patent-pending technology and business methodology.  This combination allows us to market both over-the-counter (“OTC”) and prescription nutritional supplements, drugs, medical foods and other medical products through pharmacies and our web-site with the recommendation of physicians by creating  unique value propositions for patients, physician/providers and insurance payors.

In the early part of 2009, we completed formulation of our first products, a prenatal multivitamin and a vegan docosahexaenoic acid (“DHA”) supplement and introduced the product to the market in June 2009 with sales primarily in South Florida.  In September 2010, we achieved a milestone of $1 million in total sales and had begun to expand our sales force nationally and currently have  product sales into 46 states.  Our product line has been expanded to ten core products and our new product development continues to focus on the women’s health market. As we continue our product development efforts for both new products and refinements to existing products, we are also seeking proprietary ingredients and formulations that can be exclusively licensed or patented for use in women’s healthcare that will further differentiate our products from the competition.

THERAPEUTICSMD, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

NOTE A – THE COMPANY (continued)

Corporate Overview and History of VitaMed (continued)

VitaMed maintains websites at www.vitamedmd.com and www.vitamedmdrx.com.

Throughout these Notes to Consolidated Financial Statements, the terms “we,” “us,” “our,” “Therapeutics,” or the “Company” refers to TherapeuticsMD, Inc., and unless otherwise specified, includes our wholly owned subsidiary, VitaMed.

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary.  All material intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

Cash is maintained at financial institutions and, at times, balances may exceed federally insured limits.  The Company has never experienced any losses related to these balances.  All of our non-interest bearing cash balances were fully insured at December 31, 2011 and 2010 due to a temporary federal program in effect from December 31, 2010 through December 31, 2012.  Under the program, there is no limit to the amount of insurance for eligible accounts.  Beginning 2013, insurance coverage will revert to $250,000 per depositor at each financial institution, and our non-interest bearing cash balances may again exceed federally insured limits.  The Company had no interest-bearing amounts on deposit in excess of federally insured limits at December 31, 2011 and 2010.

Trade Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are customer obligations due under normal trade terms.  The Company reviews the accounts receivable for uncollectible accounts and credit card charge-backs and provides an allowance for doubtful accounts which is based upon a review of outstanding receivables, historical collection information and existing economic conditions.  Trade accounts receivable past due more than 90 days are considered delinquent.  Delinquent receivables are written off to bad debt expense based on individual credit evaluations, results of collection efforts, and specific circumstances of the customer.  Recoveries of accounts previously written off are recorded as reductions of bad debt expense when received.  Historically, our bad debt expense has been limited because the majority of our trade receivables are paid via credit card.  Data we use to calculate these estimates does not accurately reflect bad debts; adjustments to these reserves may be required.  At December 31, 2011 and 2010, the Company recorded an allowance for doubtful accounts of $1,500 and $0, respectively.

Inventories

Inventories represent packaged nutritional products and supplements which are valued at the lower of cost or market using the average cost method.

Fixed Assets

Property and Equipment-Property and equipment is stated at cost, net of accumulated depreciation.  Maintenance costs, which do not significantly extend the useful lives of the respective assets, and repair costs are charged to operating expense as incurred.  Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which range from 3 to 7 years.  Depreciation expense totaled $25,686 and $5,105 for the years ended December 31, 2011 and 2010, respectively.

THERAPEUTICSMD, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fixed Assets (continued)

Website-Costs incurred in the planning stage of a website are expensed, while costs incurred in the development stage are capitalized and amortized over the estimated three-year life of the asset.  Amortization of website development costs totaled $29,159 and $17,678 for the years ended December 31, 2011 and 2010, respectively.

Intangible Assets

The Company has adopted the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 350 Intangible-Goodwill and Other (“ASC 350”).

Capitalized patent costs, net of accumulated amortization, include legal costs incurred for a patent application.  In accordance with ASC 350, once the patent is granted, the Company will amortize the capitalized patent costs over the remaining life of the patent using the straight-line method.  If the patent is not granted, the Company will write-off any capitalized patent costs at that time.  Intangible assets are reviewed annually for impairment or when events or circumstances indicate that their carrying amount may not be recoverable.  There was no amortization expense related to patent costs for the years ended December 31, 2011 and 2010 as  patents have not yet been granted.

Impairment of Long-Lived Assets

Carrying values of property and equipment and finite-lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that their carrying values may not be recoverable.  Such events or circumstances include, but are not limited to:

•	Significant declines in an asset’s market price;

•	Significant deterioration in an asset’s physical condition;

•	Significant changes in the nature or extent of an asset’s use or operation;

•	Significant adverse changes in the business climate that could impact an asset’s value, including adverse actions or assessments by regulators;

•	Accumulation of costs significantly in excess of original expectations related to the acquisition or construction of an asset;

•	Current-period operating or cash flow losses combined with a history of such losses or a forecast that demonstrates continuing losses associated with an asset’s use; and

•	Expectations that it is more likely than not that an asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life.

If impairment indicators are present, the Company determines whether an impairment loss should be recognized by testing the applicable asset or asset group’s carrying value for recoverability.  This test requires long-lived assets to be grouped at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities, the determination of which requires judgment.  The Company estimates the undiscounted future cash flows expected to be generated from the use and eventual disposal of the assets and compares that estimate to the respective carrying values in order to determine if such carrying values are recoverable.  This assessment requires the exercise of judgment in assessing the future use of and projected value to be derived from the eventual disposal of the assets to be held and used.  Assessments also consider changes in asset utilization, including the temporary idling of capacity and the expected timing for placing this capacity back into production.  If the carrying value of the assets is not recoverable, then a loss is recorded for the difference between the assets’ fair value and respective carrying value.  The fair value of the assets is determined using an “income approach” based upon a forecast of all the expected discounted future net cash flows associated with the subject

THERAPEUTICSMD, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Impairment of Long-Lived Assets (continued)

assets.  Some of the more significant estimates and assumptions include: market size and growth, market share, projected selling prices, manufacturing cost and discount rate.  The Company’s estimates are based upon its historical experience, its commercial relationships, market conditions and available external information about future trends.  The Company believes its current assumptions and estimates are reasonable and appropriate; however, unanticipated events and changes in market conditions could affect such estimates, resulting in the need for an impairment charge in future periods.

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of receivables, accounts payable, accrued expenses and short-term debt.  The carrying amount of receivables, accounts payable and accrued expenses approximates its fair value because of the short-term maturity of such instruments.  Interest rates that are currently available to the Company for issuance of short-term debt with similar terms and remaining maturities are used to estimate the fair value of the Company’s short-term debt.

Fair Value of Financial Instruments (continued)

The Company categorizes its assets and liabilities that are valued at fair value on a recurring basis into a three-level fair value hierarchy as defined by ASC 820 “Fair Value Measurements and Disclosures” (“ASC 820”). The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets and liabilities (Level 1) and lowest priority to unobservable inputs (Level 3).

Assets and liabilities recorded in the consolidated balance sheet at fair value are categorized based on a hierarchy of inputs, as follows:

Level 1                  Unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2
Quoted prices for similar assets or liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument; and

Level 3                  Unobservable inputs for the asset or liability.

At December 31, 2011 and 2010, the Company had no assets or liabilities that are valued at fair value on a recurring basis.

Income Taxes

Income taxes are accounted for under the asset and liability method.  Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the related temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized when the rate change is enacted.  Valuation allowances are recorded to reduce deferred tax assets to the amount that will more likely than not be realized.  In accordance with ASC 740, Income Taxes, the Company recognizes the effect of uncertain income tax positions only if the positions are more likely than not of being sustained in an audit, based on the technical merits of the position.  Recognized uncertain income tax positions are measured at the largest amount that is greater than 50% likely of being realized.  Changes in recognition or measurement are reflected in the period in which those changes in judgment occur.  The Company recognizes both interest and penalties related to uncertain tax positions as part of the income tax provision.  As of December 31, 2011 and 2010, the Company has no tax positions relating to open tax returns that were considered to be uncertain.

THERAPEUTICSMD, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Stock Based Compensation

In December 2004, the FASB issued ASC 718, Compensation – Stock Compensation (“ASC 718”).  ASC 718 companies are required to measure the compensation costs of unit-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services.  Unit-based compensation arrangements include unit options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans.  As such, compensation cost is measured on the date of grant at their fair value.  Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.  The Company uses the Black-Scholes option pricing model which requires the input of highly complex and subjective variables including the expected life of options granted and the Company’s expected stock price volatility over a period equal to or greater than the expected life of the options.

Equity instruments (“instruments”) issued to other than employees are recorded on the basis of the fair value of the instruments, as required by ASC 718.  FASB ASC 505, Equity Based Payments to Non-Employees defines the measurement date and recognition period for such instruments.  In general, the measurement date is when either a (a) performance commitment, as defined, is reached or (b) the earlier of (i) the non-employee performance is complete or (ii) the instruments are vested.  The measured value related to the instruments is recognized over a period based on the facts and circumstances of each particular grant as defined in the ASC.

The Company recognizes compensation expense for all share-based payments granted based on the grant date fair value estimated in accordance with ASC 718-10, “Share Based Payments.”  Compensation expense is generally recognized on a straight-line basis over the employee’s requisite service period.

Debt Discounts

Costs incurred with parties who are providing long-term financing, which include warrants issued with the underlying debt, are reflected as a debt discount based on the relative fair value of the debt and warrants to the total proceeds.  These discounts are generally amortized over the life of the related debt using the effective interest rate method.  In connection with debt issued during the years ended December 31, 2011 and 2010, the Company recorded debt discounts totaling $28,719 and $0, respectively.  Amortization expense related to debt discounts totaled $28,719 and $0 for the years ended December 31, 2011 and 2010, respectively, and is included in interest expense on the accompanying consolidated financial statements.  Debt discount was fully amortized at December 31, 2011.

Revenue Recognition

The Company recognizes revenue on arrangements in accordance with ASC 605, “Revenue Recognition” (“ASC 605”).  Revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectability is reasonably assured.  The Company generates revenue by sales of products primarily to retail consumers.  The Company’s policy is to recognize revenue from product sales upon shipment, when the rights of ownership and risk of loss have passed to the consumer.  Outbound shipping and handling fees are included in sales and are billed upon shipment.  Shipping expenses are included in cost of sales.  The majority of the Company’s sales are paid with credit cards and the Company usually receives the cash settlement in two to three banking days.  Credit card sales minimize accounts receivable balances relative to sales.  We provide an unconditional thirty-day money-back return policy whereby we accept product returns from our retail, wholesale and eCommerce customers.  Historically we have experienced returns (monitored on a daily basis) equal to approximately one percent of sales.  Total returns were $20,726 and $13,734 for the years ended December 31, 2011 and 2010, respectively.  We consider the potential returns to be de minimis and have not established an allowance for product returns at this time.

THERAPEUTICSMD, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Shipping and Handling Costs

The Company expenses all shipping and handling costs as incurred.  These costs are included in cost of sales on the accompanying consolidated financial statements.

Advertising Costs

The Company expenses advertising costs when incurred.  Advertising expenses totaled $19,408 and $25,698 during the years ended December 31, 2011 and 2010, respectively.

Research and Development Expenses

Research and development expenditures, which are expensed as incurred, totaled $107,241 and $65,402 during the years ended December 31, 2011 and 2010, respectively.

Earnings Per Share

The Company calculates earnings per share (“EPS”) in accordance with ASC 260, “Earnings Per Share,” which requires the computation and disclosure of two EPS amounts, basic and diluted.  Basic EPS is computed based on the weighted average number of shares of common stock outstanding during the period.  Diluted EPS is computed based on the weighted average number of common shares outstanding plus all potentially dilutive common shares outstanding during the period.  Such potential dilutive common shares consist of stock options and warrants.  Potential common shares totaling 96,618,626 and 165,752 (Reverse Split shares) at December 31, 2011 and 2010, respectively, have been excluded from the diluted earnings per share calculation as they are anti-dilutive due to the net loss reported by the Company.

Use of Estimates

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.  The preparation of these financial statements requires us to make significant estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosure of contingent assets and liabilities.  We evaluate our estimates, including those related to contingencies, on an ongoing basis.  We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Recently Issued Accounting Pronouncements

In December 2011, FASB issued Accounting Standards Update (“ASU”) 2011-11, Balance Sheet - Offsetting. This guidance requires disclosures about offsetting and related arrangements for recognized financial instruments and derivative instruments.  The standard is effective for us as of January 1, 2013 and will not materially impact our financial statement disclosures.

In September 2011, the FASB issued ASU 2011-08, “Testing Goodwill for Impairment.”  This guidance provides the option to evaluate prescribed qualitative factors to determine whether a calculated goodwill impairment test is necessary.  The standard is effective for us as of January 1, 2012 and will not materially impact on our financial condition, results of operations, or financial statement disclosures.

THERAPEUTICSMD, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recently Issued Accounting Pronouncements (continued)

In May 2011, FASB issued ASU 2011-05, Comprehensive Income: Presentation of Comprehensive Income, to allow an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements.  In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income.  ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity.  The amendments do not change the guidance regarding the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income.  The amendments should be applied retrospectively and is effective for fiscal years and interim periods within those years beginning after December 15, 2011.  Early adoption is permitted.  The adoption is not expected to have a material impact on the Company’s results of operations, financial position or cash flows.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement: Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.  This ASU represents the converged guidance of the FASB and the IASB (the “Boards”) on fair value measurement, and results in common requirements for measuring fair value and for disclosing information about fair value measurements, including a consistent meaning of the term “fair value.”  These amendments change some of the terminology used to describe many of the existing requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements.  The amendments should be applied prospectively, and they are effective during interim and annual periods beginning after December 15, 2011.  Early application by public entities is not permitted.  The adoption is not expected to have a material impact on the Company’s results of operations, financial position or cash flows.

Management does not believe there would be a material effect on the accompanying financial statements had any other recently issued but not yet effective accounting standards been adopted in the current period.

NOTE C – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  The Company incurred a loss from operations of approximately $5,400,000, had negative cash flow from operations of approximately $5,000,000 and had an accumulated deficit of approximately $17,000,000 at December 31, 2011.  These matters raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans include raising additional proceeds from debt and equity transactions and to continue to increase its sales and marketing activities; however, there are no assurances that management will be successful in their efforts.  The financial statements do not include adjustments relating to the recoverability and realization of assets and classification of liabilities that might be necessary should the Company be unable to continue in operation.

NOTE D – STOCKHOLDERS’ EQUITY

As previously mentioned herein, on October 4, 2011, all Units were exchanged for shares of the Company’s Common Stock.  In addition, all VitaMed Options and VitaMed Warrants were exchanged and converted into Company Options and Company Warrants.  All Units , VitaMed Options and VitaMed Warrants were exchanged on a pro-rata basis for shares of the Company’s Common Stock which in the aggregate totaled 70,000,000 shares, resulting in a conversion ratio calculated by the sum of all Units,  VitaMed Options and VitaMed Warrants divided by 70,000,000 (the “Conversion Ratio”).  Pursuant to the Conversion Ratio, the Company issued 58,407,331 shares of the Company’s Common Stock in exchange for the Units, reserved for issuance an aggregate of 10,119,796 shares issuable upon the exercise of the Company Options and reserved for issuance an aggregate of 1,472,916 shares issued upon the exercise of the Company Warrants.

THERAPEUTICSMD, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

NOTE D – STOCKHOLDERS’ EQUITY (continued)

Preferred Stock

At December 31, 2011, the Company had 10,000,000 shares of Preferred Stock, par value $0.001 authorized and none outstanding, which shares can be designated by the Company’s Board of Directors.

Common Stock

At December 31, 2011, the Company had 250,000,000 shares of Common Stock, $0.001 par value authorized, with 82,978,781 shares of Common Stock issued and outstanding.

Between February and May 2011, VitaMed sold 2,892,630 Units for an aggregate purchase price of $707,000.

On October 3, 2011, the Company effected a reverse split of its 16,575,209 issued and outstanding shares of Common Stock on a ratio of 1 for 100 resulting in 165,856 shares issued and outstanding thereafter.

On October 5, 2011, the Company closed a Stock Purchase Agreement with Pernix Therapeutics, LLC, a Louisiana limited liability company (“Pernix”).  Pursuant to the terms of the Stock Purchase Agreement dated September 8, 2011, Pernix agreed to purchase 2,631,579 shares of the Company’s Common Stock (the “Shares”) at a purchase price of $0.38 per share for a total purchase price of $1,000,000 (“Purchase Price”).  In connection with the Stock Purchase Agreement, the Company and Pernix entered into a Lock-Up Agreement which, among other things, restricts the sale, assignment, transfer, encumbrance and other disposition of the Shares issued to Pernix.  Pursuant to the terms of the Lock-Up Agreement, Pernix agreed that for a period of twelve (12) months from the date of the Lock-Up Agreement, it would not make or cause any sale of the Shares (the “Lock-Up Period”).  After the completion of the Lock-Up Period, Pernix agreed not to sell or dispose of more than five percent (5%) of the Shares per quarter for the following twelve (12) month period.

In October and November 2011, the Company converted principle and accrued interest in the aggregate of $849,137 into shares of Common Stock of the Company totaling 20,000,000 and 1,681,958, respectively, as more fully described in NOTE I – NOTES PAYABLE.

In December 2011, a former director of VitaMed  exercised Company Options to purchase 92,057 shares of the Company’s Common Stock at an aggregate exercise price of $17,250.

Warrants

The valuation methodology used to determine the fair value of Common Stock purchase warrants is the Black-Scholes-Merton option-pricing model (“Black-Scholes Model”), an acceptable model in accordance with ASC 718-10.  The Black-Scholes Model requires the use of a number of assumptions including volatility of the stock price, the risk-free interest rate and the term of the Common Stock purchase warrant.

As of December 31, 2011, the Company had Company Warrants outstanding for an aggregate of 3,057,627 shares of the Company’s Common Stock (including the conversion of VitaMed Warrants as described above) with a weighted average contractual life of 8.0 years and exercise prices ranging from $0.24 to $1.50 per share resulting in a weighted average exercise price of $0.39 per share.

As of December 31, 2011, unamortized costs associated with Company Warrants totaled approximately $349,000.

THERAPEUTICSMD, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

NOTE D – STOCKHOLDERS’ EQUITY (continued)

Warrants (continued)

During the year ended December 31, 2011, the Company issued the following:

Purpose	Number of Shares Under Company Warrants	Exercise Price	Exercise Term in Years	Fair Value
Loan guaranty	613,713	$0.24	10	$93,969
Loan consideration	613,718	$0.41	5	30,993
Product consulting	1,045,485	$0.38-$0.41	5-10	189,942
Services	784,711	$0.38-$1.50	5-10	159,363
	3,057,627			$474,267

On March 7, 2011, VitaMed entered into a Business Loan Agreement and Promissory Note for a $300,000 bank line of credit (the “Bank LOC”) for which the bank required a personal guarantee and cash collateral.  Personal guarantees and cash collateral limited to $100,000 each were provided by Robert Finizio and John Milligan, officers of VitaMed, and by Reich Family Limited Partnership, an entity controlled by Mitchell Krassan, also an officer of VitaMed.  The Bank LOC accrued interest at the rate of 3.020% per annum based on a year of 360 days and was due on March 1, 2012.  The bank and VitaMed negotiated a one-year extension to the Bank LOC which was executed on March 19, 2012 (the “Bank LOC Extension”).  The Bank LOC Extension accrues interest at the rate of 2.35% and is due on March 1, 2013.  In consideration for the personal guarantees and cash collateral, VitaMed issued VitaMed Warrants for an aggregate of 499,998 Units (or Company Warrants for an aggregate of 613,713 shares pursuant to the Conversion Ratio).  The ten-year Warrants vest at the rate of an aggregate of 76,714 shares per calendar quarter end and have an exercise price of $0.2444 per share.  In the event that the bank loan is repaid prior to being fully vested, the Company Warrants will be reissued only for the number of shares vested through the date of repayment.  At March 31, 2012, an aggregate of 306,867 shares will be vested thereunder.  The VitaMed Warrants were valued on the date of the grant using a term of 10 years; a volatility of 47.89%; risk free rate of 3.48%; and a dividend yield of 0%.  Of the $93,969 fair value, $38,159 was recorded as loan guaranty costs in other income and expense and $55,810 was recorded as prepaid expense on the accompanying consolidated financial statements.

In June 2011, VitaMed sold Promissory Notes (the “VitaMed Promissory Notes”) in the aggregate of $500,000 with accompanying VitaMed Warrants for an aggregate of  500,000 shares (or Company Warrants for an aggregate of 613,718 shares pursuant to the Conversion Ratio).  The VitaMed Warrants were valued on the date of the grant using a term of five (5) years; a range of volatility from 39.13% to 39.15%; risk free rate ranging from 1.38-1.65%; and a dividend yield of 0%.  The Company Warrants vested immediately.  Although the fair value was $30,993, using the appropriate accounting treatment, $28,719 was recorded as debt discount and fully amortized during 2011 with the amortized amount recorded as interest expense on the accompanying consolidated financial statements.

On July 21, 2011, VitaMed entered into a one-year consulting agreement with Lang Naturals, Inc. (“Lang”), wherein Lang would assist in the design, development and distribution efforts of VitaMed’s initial product offering.  As compensation, Lang received a VitaMed Warrant for 200,000 shares (or a Company Warrant for 245,485 shares pursuant to the Conversion Ratio).  The VitaMed Warrant was valued on the date of the grant using a term of five (5) years; a volatility of 39.44%; risk free rate of 1.56%; and a dividend yield of 0%.  The Company Warrant vested immediately.  Of the $12,548 fair value, $5,612 was recorded as non-cash compensation and $6,936 was recorded as prepaid expense on the accompanying consolidated financial statements.

THERAPEUTICSMD, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

NOTE D – STOCKHOLDERS’ EQUITY (continued)

Warrants (continued)

On October 21, 2011, the Company granted a Company Warrant to Daniel A. Cartwright, the Company’s Chief Financial Officer, for 600,000 shares with a fair value of $133,045 for services performed.  The Company Warrant was valued on the date of the grant using a term of 10 years; volatility of 45.94%; risk free rate of 2.23%; and a dividend yield of 0%.  The Company Warrant vests over a 44-month period beginning on November 21, 2011 (or 13,636 shares for months 1-43 and 13,652 shares for month 44).  Of the $133,045 fair value, $7,158 was recorded as non-cash compensation on the accompanying consolidated financial statements.  The remaining $125,887 will be expense to non-cash compensation equitably over the remaining 42 months.

Also on October 21, 2011, the Company granted a Company Warrant for 184,211 shares with a fair value of $25,980 to an unrelated entity for consulting services covered under a two (2) month agreement.  The Company Warrant was valued on the date of the grant using a term of five (5) years; volatility of 41.04%; risk free rate of 1.08%; and a dividend yield of 0%.  The $25,980 fair value was recorded as financing expense on the accompanying consolidated financial statements.

On October 23, 2011, VitaMed entered into a two-year consulting agreement with Lang wherein a Lang representative will help evaluate improvements to existing products and new products as well as services including but not limited to research, design, compliance, scientific and regulatory affairs and commercialization of products.  As compensation, Lang received a Company Warrant for 800,000 shares.  The Company Warrant was valued on the date of the grant using a term of 10 years; a volatility of 45.94%; risk free rate of 2.23%; and a dividend yield of 0%.  The Company Warrant vested immediately.  Of the $177,394 fair value, $17,010 was recorded as non-cash compensation and $160,384 was recorded as prepaid expense on the accompanying consolidated financial statements.

On December 28, 2011, the Company granted a Company Warrant for 500 shares with a fair value of $338 to an unrelated individual for consulting services covered under a three (3) month agreement.  The Company Warrant was valued on the date of the grant using a term of 10 years; volatility of 51.83%; risk free rate of 0.91%; and a dividend yield of 0%.  The Company Warrant vested immediately.  Of the $338 fair value, $15 was recorded as non-cash compensation and $323 was recorded as prepaid expense on the accompanying consolidated financial statements.

The weighted average fair value per share of Company Warrants granted and the assumptions used in the Black-Scholes Model during the years ended December 31, 2011 are set forth in the table below.

2011
Weighted average fair value	$0.36
Risk-free interest rate	0.91-3.48%
Volatility	39.13-51.83%
Term (in years)	5-10
Dividend yield	0.00%

The risk-free interest rate assumption is based upon observed interest rates on zero coupon U.S. Treasury bonds whose maturity period is appropriate for the term.  Estimated volatility is a measure of the amount by which the Company’s stock price is expected to fluctuate each year during the term of the award.  The Company’s estimated volatility is an average of the historical volatility of the stock prices of its peer entities whose stock prices were publicly available.  The Company’s calculation of estimated volatility is based on historical stock prices over a period equal to the term of the awards.  The Company used the historical volatility of peer entities due to the lack of sufficient historical data of its stock price during 2001-2011.

THERAPEUTICSMD, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

NOTE D – STOCKHOLDERS’ EQUITY (Continued)

Warrants (continued)

The Company issued no Common Stock purchase warrants during the year ended December 31, 2010.  A summary of the Company’s Common Stock purchase warrant activity and related information for 2011 follows:

	Number of Shares Under Company Warrant	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Balance at December 31, 2010	-0-
Granted	3,057,627	$0.36	8.7	$3,483,691
Exercised	-0-
Expired	-0-
Cancelled	-0-
Balance at December 31, 2011	3,057,627	$0.36	8.7	$3,483,691
Vested and Exercisable at December 31, 2011	2,254,758	$0.37	5.6	$2,361,339

Stock Options

In 2009, the Company  adopted the 2009 Long Term Incentive Compensation Plan (the “LTIP”) to provide financial incentives to employees, members of the Board, and advisers and consultants of the Company who are able to contribute towards the creation of or who have created stockholder value by providing them stock options and other stock and cash incentives (the “Awards”).  The Awards available under the LTIP consist of stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock, performance units, EVA awards, and other stock or cash awards as described in the LTIP.  There are 25,000,000 shares authorized for issuance thereunder.  Prior to the Merger, no awards had been issued under the LTIP.

A summary of activity under the LTIP and related information follows:

	Number of Shares Under Company Option	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Balance at December 31, 2010	-0-
Granted (1)	10,682,218	$0.16	7.6	$14,188,484
Exercised	(92,057)	$0.19
Expired	-0-
Cancelled	-0-
Balance at December 31, 2011	10,590,161	$0.16	7.6	$14,067,649
Vested and Exercisable at December 31, 2011	6,581,049	$0.13	7.5	$9,038,719
____________________
(1)
This includes:  (i) VitaMed Options granted between October 2008 and December 31, 2010 for an aggregate of 7,639,722 Units of which 16,000 were canceled prior to conversion (or Company Options for 9,357,561 shares per the Conversion Ratio), (ii) VitaMed Options granted between January 1, 2011 and October 3, 2011 for an aggregate of 621,000 Units (or Company Options for 762,235 shares per the Conversion Ratio) and (iii) Company Options granted between October 4, 2011 and December 31, 2011 for an aggregate of 562,422 shares.  The terms and conditions of the VitaMed Options were reflected in the replacement Company Options including the number of shares vested.

THERAPEUTICSMD, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

NOTE D – STOCKHOLDERS’ EQUITY (Continued)

Stock Options (continued)

The weighted-average grant date fair value of Company Options granted during the years ended December 31, 2011 and 2010 was $0.19 and $0.09, respectively.

As of December 31, 2011, Company Options outstanding covered an aggregate of 10,590,161 shares with a weighted average contractual life of 7.6 years and exercise prices ranging from $0.10 to $1.22 per share resulting in a weighted average exercise price of $0.16 per share.

The valuation methodology used to determine the fair value of Company Options is the Black-Scholes-Merton option-pricing model (“Black-Scholes Model”), an acceptable model in accordance with ASC 718-10.  The Black-Scholes Model requires the use of a number of assumptions including volatility of the stock price, the risk-free interest rate, and the expected life.

The assumptions used in the Black-Scholes Model during the years ended December 31, 2011 and 2010 and are set forth in the table below.

	2011	2010
Risk-free interest rate	0.91-2.54%	1.27-3.12%
Volatility	37.92-40.48%	36.34-42.46%
Expected life (in years)	5.5-6.25	5-6.25
Dividend yield	0.00%	0.00%

The risk-free interest rate assumption is based upon observed interest rates on zero coupon U.S. Treasury bonds whose maturity period is appropriate for the expected life.  Estimated volatility is a measure of the amount by which the Company’s stock price is expected to fluctuate each year during the term of the award.  The Company’s estimated volatility is an average of the historical volatility of the stock prices of its peer entities whose stock prices were publicly available.  The Company’s calculation of estimated volatility is based on historical stock prices over a period equal to the term of the awards.  The Company used the historical volatility of peer entities due to the lack of sufficient historical data of its stock price during 2001-2011.  The average expected life is based on the contractual term of the option using the simplified method.

Share-based compensation expense for Company Options recognized in our results for the years ended December 31, 2011 and 2010 ($180,087 and $177,601 respectively) is based on awards vested and we estimated no forfeitures.  ASC 718-10 requires forfeitures to be estimated at the time of grant and revised in subsequent periods if actual forfeitures differ from the estimates.

At December 31, 2011 and 2010, total unrecognized estimated compensation expense related to non-vested Company Options granted prior to that date was approximately $244,000 and $206,000, respectively, which is expected to be recognized over a weighted-average period of 3.3 years.  No tax benefit was realized due to a continued pattern of operating losses.

NOTE E – INCOME TAXES

With the advent of the Merger, Company management determined that VitaMed would become the sole focus of the Company and previous business performed by Therapeutics was discontinued.  Because of these events, deferred income taxes are determined by calculating the loss from operations of the Company from October 4, 2011 to December 31, 2011.  Deferred income taxes are determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company’s assets and liabilities.  Deferred income taxes are measured based on the tax rates expected to be in effect when the temporary differences are included in the Company’s tax return.  Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.  As of December 31, 2011, there is no provision for income taxes, current or deferred.

THERAPEUTICSMD, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

NOTE E– INCOME TAXES (Continued)

At December 31, 2011, the Company had a net operating loss carry forward of approximately $2.1 million, available to offset future taxable income through 2031.  The Company established valuation allowances equal to the full amount of the deferred tax assets due to the uncertainty of the utilization of the operating losses in future periods.  The Company periodically assesses the likelihood that it will be able to recover its deferred tax assets.  The Company considers all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income.

At December 31, 2011, the differences between the actual income tax benefit and the amount computed by applying the statutory federal tax rate (35%) to the loss before taxes are as follows:

Expected income tax benefit at statutory rate	$(4,519,678)
Non-deductible expenses:
Debt settlement	2,586,500
VitaMed pre-merger loss	1,164,629
Other non-deductible expenses	22,912
Change in valuation account	745,637
Income tax expense (benefit)	$-0-

NOTE F – OTHER CURRENT ASSETS

Other current assets consist of the following:

	December 31,
	2011	2010
Deposits with vendors	$300,503	$-0-
Prepaid consulting	95,962	-0-
Prepaid insurance	52,611	6,292
Prepaid guaranty costs	46,984	-0-
TOTAL OTHER CURRENT ASSETS	$496,060	$6,292

NOTE G – FIXED ASSETS

Fixed assets consist of the following:

	December 31,
	2011	2010
Website	$91,743	$65,791
Equipment	33,651	30,837
Furniture and fixtures	26,219	26,219
	151,613	122,847
Accumulated depreciation	(81,500)	(26,655)
TOTAL FIXED ASSETS	$70,113	$96,192

Depreciation expense for the years ended December 31, 2011 and 2010 was $54,845 and $22,783, respectively.

THERAPEUTICSMD, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

NOTE H – OTHER ASSETS

Other assets consist of the following:

	December 31,
	2011	2010
Prepaid consulting	$71,689	$-0-
Prepaid guaranty costs	8,826	-0-
TOTAL OTHER ASSETS	$80,515	$-0-

NOTE I – NOTES PAYABLE

During 2009, a non-affiliate business consultant (the “Consultant”) provided consulting services to the Company in the amount of $210,000 (the “Debt”).  The Company issued the Consultant a demand promissory note for $210,000 dated November 9, 2010 (the “November 2010 Note”) which was subsequently assigned to non-affiliate entities (the “Noteholders”).  On April 18, 2011, the Company and the Noteholders agreed that in exchange for the forbearance of the Noteholders not to make demand for repayment of the November 2010 Note for a minimum of sixty (60) days, the Company would (i) cancel the November 2010 Note and (ii) issue two convertible promissory notes to the Noteholders in the principal amount of $105,000 each bearing interest at the rate of six percent (6%) per annum (the “Convertible Notes”).  The Convertible Notes were due on demand any time after sixty (60) days from the date of issuance (the “Maturity Date”).  At the option of the Noteholders, the Convertible Notes could be converted into shares of the Company’s Common Stock at any time after the Maturity Date at a fixed conversion price of $0.0105 per share.  The Conversion Price was not subject to adjustment at any time for any future stock split, stock combination, dividend or distribution of any kind.  On October 18, 2011, the Company and the Noteholders entered into Debt Conversion Agreements and converted the principal of the Convertible Notes into 20,000,000 shares of the Company’s Common Stock valued at $7,600,000.  The transaction was recorded as debt settlement expense on the accompanying financial statements.

On March 1, 2011, the Company entered into a Demand Promissory Note with the Company’s then majority shareholder wherein the Company could periodically borrow funds to satisfy its operational requirements.  Interest accrued at 20% per annum.  On October 4, 2011, this Demand Promissory Note plus accrued interest totaling $170,152 was forgiven.  The forgiveness of this related party debt was included in additional paid in capital on the accompanying financial statements.

On March 7, 2011, VitaMed entered into a Business Loan Agreement and Promissory Note  for a $300,000 bank line of credit (the “Bank LOC”) for which the bank required a personal guarantee and cash collateral.  Personal guarantees and cash collateral limited to $100,000 each were provided by Robert Finizio and John Milligan, officers of VitaMed, and by Reich Family Limited Partnership, an entity controlled by Mitchell Krassan, also an officer of VitaMed.  The Bank LOC accrued interest at the rate of 3.020% per annum based on a year of 360 days and was due on March 1, 2012.  The bank and VitaMed negotiated a one-year extension to the Bank LOC which was executed on March 19, 2012 (the “Bank LOC Extension”).  The Bank LOC Extension accrues interest at the rate of 2.35% and is due on March 1, 2013.  At December 31, 2011, the outstanding principle balance of the Bank LOC was $300,000.  In consideration for the personal guarantees and cash collateral, VitaMed issued VitaMed Warrants for an aggregate of 499,998 Units (or Company Warrants for an aggregate of 613,713 shares pursuant to the Conversion Ratio).  The ten-year Company Warrants vest at the rate of an aggregate of 76,714 shares per calendar quarter end and have an exercise price of $0.2444 per share.  In the event that the Bank LOC is repaid prior to being fully vested, the Company Warrants will be reissued only for the number of shares vested through the date of repayment.  At March 31, 2012, an aggregate of 306,867 shares will be vested thereunder.

THERAPEUTICSMD, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

NOTE I – NOTES PAYABLE (continued)

On June 1, 2011, VitaMed sold Promissory Notes (the “VitaMed Promissory Notes”) in the aggregate of $500,000 with accompanying VitaMed Warrants to purchase an aggregate of 500,000 Units (or Company Warrants to purchase an aggregate of 613,718 shares pursuant to the Conversion Ratio).  The VitaMed Promissory Notes earn interest at the rate of four percent (4%) per annum and were due at the earlier of (i) the six (6) month anniversary of the date of issuance and (ii) such time as VitaMed received the proceeds of a promissory note(s) issued in an amount of not less than $1,000,000 (the “Funding”).  Upon the closing of the Funding on July 18, 2011, as more fully described in the following paragraph, two of the VitaMed Promissory Notes in the aggregate of $200,000 were paid in full.  By mutual agreement, the remaining VitaMed Promissory Notes in the aggregate of $300,000 were extended until the Closing of the Merger.  On October 6, 2011, one of the VitaMed Promissory Notes for $50,000 was paid in full.  By mutual agreement, VitaMed Promissory Notes in the aggregate of $100,000 were converted into 266,822 shares of the Company’s Common Stock at $0.38 per share, which represents fair value of the shares on the date of conversion.  Other VitaMed Promissory Notes in the aggregate of $150,000 were extended to March 1, 2012.  At December 31, 2011, the outstanding principle balance of the VitaMed Promissory Notes was an aggregate of $150,000.  As mentioned hereinafter in FOOTNOTE O – SUBSEQUENT EVENTS, two VitaMed Promissory Notes in the aggregate of $100,000 were further extended to April 14, 2012 and one for $50,000 was further extended to June 1, 1012.  The ten-year Company Warrants have an exercise price of $0.4074 per share and none have been exercised.

On July 18, 2011, VitaMed sold two Senior Secured Promissory Notes (the “Secured Notes”) in the amount of $500,000 each and also entered into a Security Agreement under which VitaMed pledged all of its assets to secure the obligation.  The Secured Notes bear interest at the rate of six percent (6%) per annum and are due on the one (1) year anniversary thereof.  The Senior Secured Notes bear interest at the rate of six percent (6%) per annum and are due on the one (1) year anniversary of the date thereof.  The Company may pay the Senior Secured Notes by delivering such number of shares of the Company’s Common Stock as shall be determined by dividing the outstanding principal then due and owing by the Company’s Share Price.  For purposes of the Senior Secured Notes, the “Share Price” shall mean the lower of the most recent price at which the Company offered and sold shares of its Common Stock (not including any shares issued upon the exercise of options and/or warrants or upon the conversion of any convertible securities) or the five-day average closing bid price immediately preceding the date of conversion.  At December 31, 2011, the outstanding principle balance of the Secured Notes was $500,000 each.

In September and October 2011, VitaMed sold Convertible Promissory Notes (the “VitaMed Convertible Notes”) in the aggregate of $534,160.  The VitaMed Convertible Notes earned interest at the rate of four percent (4%) per annum and were due December 1, 2011.  On November 18, 2011, the Company and the VitaMed Convertible Noteholders entered into Debt Conversion Agreements and converted the principal and accrued interest of the VitaMed Convertible Notes into 1,415,136 shares of the Company’s Common Stock at $0.38 per share which represents the fair value of the shares on the date of conversion.

In November and December, 2011, the Company sold six-percent Promissory Notes for an aggregate of $800,000 with due dates of March 1, 2012.  At December 31, 2011, the outstanding principle balance of the Promissory Notes was $800,000.  As mentioned hereinafter in FOOTNOTE O – SUBSEQUENT EVENTS, these Notes were paid in full on February 24, 2012 through the issuance of Secured Promissory Notes.

In December 2011, the Company sold four-percent Promissory Notes for an aggregate of $100,000 with due dates of March 1, 2012.  At December 31, 2011, the outstanding principle balance of the Promissory Notes was $100,000.  As mentioned hereinafter in FOOTNOTE O – SUBSEQUENT EVENTS, these Notes were further extended by mutual agreement to April 14, 2012.

THERAPEUTICSMD, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

NOTE J – OTHER CURRENT LIABILITIES

Other current liabilities consist of the following:

	December 31,
	2011	2010
Accrued payroll	$227,477	$-0-
Accrued vacation	68,438	24,208
Other accrued expenses	128,473	90,998
Dividends payable(1)	41,359	-0-
TOTAL OTHER CURRENT LIABILITIES	$465,747	$115,206
    ____________________
(1)
In June 2008, the Company declared and paid a special dividend of $0.40 per share of common stock to all shareholders of record as of June 10, 2008.  This amount reflects moneys remaining unclaimed by the certain shareholders.

NOTE K – RELATED PARTIES

Loan Guaranty

On March 7, 2011, VitaMed entered into a Business Loan Agreement and Promissory Note  for a $300,000 bank line of credit (the “Bank LOC”) for which the bank required a personal guarantee and cash collateral.  Personal guarantees and cash collateral limited to $100,000 each were provided by Robert Finizio and John Milligan, officers of VitaMed, and by Reich Family Limited Partnership, an entity controlled by Mitchell Krassan, also an officer of VitaMed.  The Bank LOC accrued interest at the rate of 3.020% per annum based on a year of 360 days and was due on March 1, 2012.  The bank and VitaMed negotiated a one-year extension to the Bank LOC which was executed on March 19, 2012 (the “Bank LOC Extension”).  The Bank LOC Extension accrues interest at the rate of 2.35% and is due on March 1, 2013.  In consideration for the personal guarantees and cash collateral, VitaMed issued VitaMed Warrants for an aggregate of 499,998 Units (or Company Warrants for an aggregate of 613,713 shares pursuant to the Conversion Ratio).  The ten-year Warrants vest at the rate of an aggregate of 76,714 shares per calendar quarter end and have an exercise price of $0.2444 per share.  In the event that the bank loan is repaid prior to being fully vested, the Company Warrants will be reissued only for the number of shares vested through the date of repayment.  At March 31, 2012, an aggregate of 306,867 shares will be vested thereunder.

Loans from Affiliates

The VitaMed Promissory Notes for an aggregate of $500,000 (see NOTE I -- NOTES PAYABLE) included an aggregate of $200,000 being issued to certain officers and directors of the Company.  John Milligan, President and Director, and Dr. Brian Bernick, Director, were issued VitaMed Promissory Notes for $50,000 each.  Reich Family LP, an entity controlled by Mitchell Krassan, Executive Vice President, and Fourth Generation Equity Partners, LLC (“Fourth Generation”), an entity controlled by Nick Segal, a director of VitaMed at the time of the issuance, were  issued VitaMed Promissory Notes for $50,000 each.  The VitaMed Promissory Notes bear interest at the rate of four percent (4%) per annum.  On October 6, 2011, (i) principal and interest of approximately $50,696 under the Note to Reich Family LP was repaid, (ii) principal and interest of approximately $50,696 under the Note to Fourth Generation was converted into 133,411 shares of the Company’s Common Stock at $0.38 per share, and (iii) the due date for the VitaMed Promissory Notes to Mr. Milligan and Dr. Bernick was extended to March 1, 2012.  As mentioned hereinafter in FOOTNOTE O – SUBSEQUENT EVENTS, the VitaMed Promissory Notes to Mr. Milligan and Dr. Bernick were further extended by mutual agreement to April 14, 2012.

The 4% Promissory Notes issued in the aggregate of $100,000 (see NOTE I -- NOTES PAYABLE) included one issued to Robert Finizio, Chief Executive Officer and Director, and one issued to John Milligan, President and Director, in the amount of $50,000 each.

THERAPEUTICSMD, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

NOTE K – RELATED PARTIES (continued)

Lock Up Agreements

As required by of the Merger Agreement, a Lock Up Agreement (“Agreement”) was entered into between the Company and security holders covering the aggregate of 70,000,000 shares of the Company’s Common Stock issued pursuant to the Merger or reserved for issuance pursuant to Company Options and Company Warrants.  Each security holder agreed that from the date of the Agreement until eighteen (18) months thereafter (the “Lock-Up Period”), they would not make or cause any sale of the Company’s securities.  After the completion of the Lock-Up Period, the security holder agreed not to sell or dispose of more than 2.5 percent (2.5%) of the aggregate Common Stock or shares reserved for issuance for Company Options and Company Warrants per quarter over the following twelve (12) month period (the “Dribble Out Period”).  Upon the completion of the Dribble Out Period, the Agreements shall terminate.

Sales to Related Parties

During 2011 and 2010, the Company sold its products to Dr. Brian Bernick, a director of the Company, in the amounts of $20,669 and $25,269, respectively.  At December 31, 2011 and 2010, $0 and $79, respectively, remained outstanding.

Agreements with Pernix Therapeutics, LLC

As previously mentioned the Company closed a Stock Purchase Agreement with Pernix on October 4, 2011.  From time to time, the Company has, and will continue to, enter into agreements with Pernix in the normal course of business, which agreements are, and will be negotiated in, arms-length transactions.  The President and largest shareholder of Pernix, Cooper C. Collins, was recently elected to serve on the Company’s Board of Directors.

NOTE L - BUSINESS CONCENTRATIONS

The Company purchases its products from several suppliers with approximately 95% and 93% coming from one supplier for the years ended December 31, 2011 and 2010, respectively.

NOTE M – COMMITMENTS AND CONTINGENCIES

The Company leases administrative and distribution facilities in Boca Raton, Florida pursuant to a forty-five month non-cancelable operating lease expiring in 2013.  The lease stipulates, among other things, base monthly rents of $5,443 plus the Company’s share of monthly estimated operating expenses of $3,500 and sales tax.  The lease contains one renewal option for an additional two-year period.

The rental expense related to this lease totaled $106,315 and $116,175 for the years ended December 31, 2011 and 2010.

As of December 31, 2011, future minimum rental payments are as follows:

Years Ending December 31,
2012	$111,725
2013	56,601
2014	-0-
2015	-0-
Thereafter	-0-
Total	$168,326

THERAPEUTICSMD, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

NOTE M – COMMITMENTS AND CONTINGENCIES (continued)

In December 2011, the Company paid approximately $245,000 to a non-affiliated third party for fees related to research and development of new products.  The Company believes that it could incur additional related fees up to $950,000 in 2012.

NOTE N – RESTATEMENT OF 2010 AUDITED FINANCIALS

Subsequent to the filing of the Company’s Current Report on Form 8-K, Amendment 3 filed on December 9, 2011, the Company determined that an error was made in certain assumptions used in the Black-Scholes calculation to determine the fair value of options issued from inception through December 31, 2010.

For the year ended December 31, 2010, $363,750 was recorded as non-cash compensation on the audited financial statements of VitaMed.  The Company determined that the fair value should have been $177,601, an overstatement of $186,149.  The Company is restating sales, general and administration for the year ended December 31, 2010 to include the $186,149 reduction in non-cash compensation expense.

For the period from inception through December 31, 2010, $559,917 was recorded as non-cash compensation on the audited financial statements of VitaMed, of which $196,167 pertains to the period from May 13, 2008 (“Inception”) through December 31, 2009.  The Company determined that the fair value should have been $283,530, of which $105,929 pertains to the period from Inception through December 31, 2009, an overstatement of $276,387, of which $90,238 pertains to the period from Inception through December 31, 2009.  The Company is restating accumulated deficit for the year ended December 31, 2010 to include the $276,387 reduction for the year ended December 31, 2010 and the $90,238 reduction for the period from Inception through December 31, 2009.

The tables below summarize the impact of the restatements.

	As of
	December 31, 2010
	As Reported	As Restated

Additional paid in capital	$537,561	$261,174
Accumulated deficit	$(4,356,100)	$(4,079,713)

	For the Year Ended December 31, 2010
	As Reported	As Restated

Sales, general and administration	$3,650,959	$3,464,810
Total operating expense	$3,739,144	$3,552,994
Operating loss	$(3,053,613)	$(2,867,464)
Net loss	$(3,053,613)	$(2,867,464)

NOTE O – SUBSEQUENT EVENTS

Formation of New Subsidiary

On January 10, 2012, the Company formed a new wholly owned subsidiary, BocagreenMD, Inc., a Nevada corporation, for the purpose of selling certain of its products to select markets.

THERAPEUTICSMD, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

NOTE O – SUBSEQUENT EVENTS (continued)

Issuance of Promissory Notes

Between January 2012 and February 10, 2012, the Company issued Promissory Notes for an aggregate of $700,000 (the “Notes”).  The Notes bore interest at a rate of six (6%) per annum and were due on March 1, 2012.  The Notes were repaid on February 24, 2012 through the issuance of Secured Promissory Notes as outlined below.

Issuance of Secured Promissory Notes

On February 24, 2012, TherapeuticsMD, Inc. (the “Company”) sold and issued Secured Promissory Notes (the “Notes”) to Steven G. Johnson (“Johnson”) and Plato & Associates, LLC (“Plato”) in the principal base amount of $1,358,014 and $1,357,110 respectively (the “Principal Base Amount(s)”) pursuant to the terms of that certain Note Purchase Agreement (the “Note Purchase Agreement”) of even date therewith.  As consideration for the Notes, Johnson and Plato surrendered certain promissory notes  previously issued by the Company in the aggregate amount of $858,014 and $857,110 respectively (which sums include principle and interest through February 24, 2011) (collectively known as the “Prior Notes”).  As a result of the foregoing the Company received an aggregate of $1,000,000 of new funding from Johnson and Plato.  On March 23, 2012, each of Johnson and Plato loaned the Company an additional $500,000 under the Notes for an aggregate of $1,000,000.

The Principal Base Amount of each Note, plus any and all additional advances made to the Company thereafter (the “Aggregated Principal Amount”), together with accrued interest at the annual rate of six percent (6%), is due in one lump sum payment twenty-four (24) months from the date of issuance of the Notes (the “Maturity Date”).  As security for the Company’s obligations under the Note Purchase Agreement and the Notes, the Company entered into a Security Agreement of even date therewith and pledged all of its assets, tangible and intangible, as further described therein.

As an inducement for the Purchasers to lend additional funds to the Company as outlined therein on Schedule I to the Note Purchase Agreement, and for the Purchaser’s leniency to, in essence, extend the maturity date of the Prior Notes for an additional twenty-four month period, the Purchasers, and/or assigns, received Company Warrant(s) to purchase an aggregate of 9,000,000 Shares.  The Company Warrant(s) shall terminate on the date that is five (5) years from the date of the issuance of the Notes and shall have an exercise price of $0.38 per share.  The Company is currently evaluating and quantifying the affect of the issuance of the Company Warrants on its financial statements.

Extension and/or Payment of Promissory Notes

As previously mentioned herein, on June 1, 2011, VitaMed Promissory Notes in the aggregate of $500,000.  The due date for three of the VitaMed Promissory Notes in the aggregate of $150,000 had previously been extended to March 1, 2012.  Two of the VitaMed Promissory Notes were further extended to April 14, 2012 and the other was further extended to June 1, 2012.

In November and December, 2011, the Company sold six-percent Promissory Notes for an aggregate of $800,000 with due dates of March 1, 2012.  As mentioned hereinabove, these Notes were paid in full on February 24, 2011 through the issuance of Secured Promissory Notes to Johnson and Plato.

In December 2011, the Company sold four-percent Promissory Notes for an aggregate of $100,000 with due dates of March 1, 2012.  These Notes were further extended by mutual agreement to April 14, 2012.

As previously mentioned herein, the Bank LOC in the principle amount of $300,000 was extended until March 1, 2013.

THERAPEUTICSMD, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

NOTE O – SUBSEQUENT EVENTS (Continued)

Approval of 2012 Stock Incentive Plan

On February 23, 2012, the Company’s Board of Directors adopted the 2012 Stock Incentive Plan, a non-qualified plan not requiring approval by the Company’s shareholders (“2012 SOP”).  There are 10,000,000 shares authorized for issuance thereunder.  No shares have been issued under the 2012 SOP.

Election of Additional Directors

On February 29, 2012, the Company’s Board of Directors elected four additional individuals to serve as members of its Board of Directors, including: Samuel A. Greco, Cooper Collins, Robert V. LaPenta, Jr. and Nicholas Segal.

Issuance of Company Options

On February 27, 2012, the Company issued Company Options to Robert G. Finizio and John Milligan, officers and directors of the Company.  The ten-year Company Options are for 300,000 shares each and have an exercise price of $2.20 per share.  The Company Options vest in full on February 27, 2013.

Approval of Committee Charters and Committee Appointments

On February 29, 2012, the Company’s Board of Directors (i) approved charters for each of the Audit Committee, Compensation Committee and Corporate Governance Committee, (ii) appointed members to each committee and (iii) named a Chair of each committee.

Members of the Audit Committee include Robert V. LaPenta, Jr., Samuel A. Greco and Nicholas Segal.  Mr. LaPenta, Jr. will serve as Chair.

Members of the Compensation Committee include Cooper Collins, Robert G. Finizio and Nicholas Segal.  Mr. Collins will serve as Chair.

Members of the Corporate Governance Committee include John C.K. Milligan, IV, Brian Bernick and Robert LaPenta, Jr.  Mr. Milligan will serve as Chair.

Release of First Prescription Product

On March 1, 2012, the Company launched its first prescription prenatal vitamin, vitaMedMD™ Plus Rx, a single-dose product containing one prenatal vitamin tablet and one life’s DHA™ capsule.

Cancelation of Options

Between January 1, 2012 and March 24, 2011, Company Options for an aggregate of 5,000 shares were canceled due to expiration of the Company Option or termination of the employee.

3,953,489 Shares

Common Stock

____________________

PROSPECTUS
____________________

, 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth the expenses that are payable by us in connection with the distribution of the common stock registered under this registration statement.  All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$971
Printing expenses	4,000
Legal fees and expenses	75,000
Accounting fees and expenses	5,000
Miscellaneous fees and expenses	1,000
Total	$85,971

Item 14.  Indemnification of Directors and Officers

We are a Nevada corporation and generally governed by the Nevada Private Corporations Code, Title 78 of the Nevada Revised Statutes, or NRS.

Section 78.138 of the NRS provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of the law.

Section 78.7502 of the NRS permits a company to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, if the officer or director (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful.  Section 78.7502 of the NRS also precludes indemnification by the corporation if the officer or director has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses and requires a corporation to indemnify its officers and directors if they have been successful on the merits or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer.

Section 78.751 of the NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of final disposition thereof, upon determination by the stockholders, the disinterested board members, or by independent legal counsel.  Section 78.751 of NRS requires a corporation to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company if so provided in the corporations articles of incorporation, bylaws, or other agreement. Section 78.751 of the NRS further permits the company to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws, or other agreement.

Section 78.752 of  the NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the company, or is or was serving at the request of the company as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to the above discussed sections of the Nevada Corporation Law.

Our Articles of Incorporation and Bylaws provide that we may indemnify to the full extent of its power to do so, all directors, officers, employees, and/or agents.  Insofar as indemnification by our company for liabilities arising under the Securities Act may be permitted to officers and directors of the Company pursuant to the foregoing provisions or otherwise, we are aware that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15.  Recent Sales of Unregistered Securities

During the three years preceding the filing of the registration statement, we sold the following securities, which were not registered under the Securities Act of 1933.  The securities listed within this section have been changed to reflect the 1 for 100 reverse split effected on October 3, 2011.

Shares Issued by AMHN, Inc.

On June 11, 2010, pursuant an acquisition agreement, we (then known as AMHN, Inc.) acquired 100% of the issued and outstanding shares of Spectrum Health Network, Inc. in exchange for the issuance of an aggregate of 5,000 shares of our common stock.

On November 4, 2010, we issued 1,600 shares of our common stock for accrued legal services from 2009.

Securities Issued Pursuant to Merger with VitaMed

On October 4, 2011, pursuant to our merger with VitaMed, we issued 58,407,331 shares of our common stock.  The shares were issued in reliance upon an exemption from the registration provisions of the Securities Act of 1933 due to Section 4(1) of the Act and Rule 144 and are covered by lock-up agreements.

On October 4, 2011, pursuant to our conversion ratio share, we issued warrants for an aggregate of 1,472,916 shares.  The warrants and the shares to be issued upon exercise are covered by lock up agreements.

On October 4, 2011, pursuant to our conversion ratio share, we issued options for an aggregate of 10,119,796 shares.  The options and the shares to be issued upon exercise are covered by lock up agreements.

Shares Sold in Offerings

Prior to our merger with VitaMed, VitaMed had sold an aggregate of 47,585,254 units in private offerings to family, friends, and business associates between May 2008 and October 3, 2011.  Pursuant to the merger’s share conversion ratio of 1.227425 to 1, all units were exchanged on a pro-rata basis for 58,407,331 shares of our common stock as of October 4, 2011.  The shares were issued in reliance upon an exemption from the registration provisions of the Securities Act of 1933 due to Section 4(1) of the Act and Rule 144.

On October 5, 2011, we closed a stock purchase agreement with Pernix for the purchase of 2,631,579 shares of our common stock at a purchase price of $0.38 per share for a total purchase price of $1,000,000.  In connection with this stock purchase agreement, we and Pernix entered into a lock-up agreement.  The shares were issued in reliance on exemptions from registration under Regulation D, Rule 506 of the Securities Act of 1933, as amended, and applicable state securities laws.

Issuance of Debt Securities and/or Shares Issued Upon Conversion of Debt

On June 1, 2011, VitaMed sold promissory notes in the aggregate of $500,000 with accompanying warrants to purchase an aggregate of 500,000 units (converted to warrants to purchase an aggregate of 613,718 shares of our common stock pursuant to the share conversion ratio).  In October 2011, VitaMed sold promissory notes in the aggregate of $100,000 and accrued interest of $1,392 were converted into 266,822 shares of our common stock.  The shares were issued in reliance upon an exemption from the registration provisions of the Securities Act of 1933 due to Section 4(1) of the Act and Rule 144.

On July 20 and July 28, 2011, VitaMed sold two senior secured promissory notes in the amount of $500,000 each and also entered into a security agreement under which VitaMed pledged all of its assets to secure the obligation.  These promissory notes bore interest at the rate of six percent (6%) per annum and were due on the one (1) year anniversary of the date of issuance; however, the debt was convertible into shares of our common stock at the option of our company.  On June 19, 2012, pursuant to the mutual agreement of the noteholders and our company, the principal and accrued interest through June 19, 2012 of each promissory note was converted at the rate of $0.38 per share of our common stock into 1,388,248 and 1,387,167 shares, respectively.  The shares were issued in reliance upon an exemption from the registration provisions of the Securities Act of 1933 due to Section 4(1) of the Act and Rule 144.

On October 18, 2011, we and two noteholders entered into debt exchange agreements in which the principal amount of the noteholders’ convertible notes were converted and aggregated accrued interest of approximately $6,300 was forgiven and reported as other income in the fourth quarter of 2011.  Pursuant to the terms thereof, an aggregate of 20,000,000 shares of our common stock was issued to these noteholders and their assigns.  The shares were issued in reliance upon an exemption from the registration provisions of the Securities Act of 1933 due to Section 4(1) of the Act and Rule 144.

In September and October 2011, VitaMed sold convertible promissory notes in the aggregate of $534,160.  These convertible notes earned interest at the rate of four percent (4%) per annum and were due December 1, 2011.  On November 18, 2011, we and these noteholders entered into debt conversion agreements and converted the principal and accrued interest of these convertible notes into 1,415,136 shares of our common stock.  The shares were issued in reliance upon an exemption from the registration provisions of the Securities Act of 1933 due to Section 4(1) of the Act and Rule 144.

On February 24, 2012, we sold and issued secured promissory notes to an individual and an entity in the principal base amount of $1,358,014 and $1,357,110 respectively pursuant to a note purchase agreement.  As consideration for these notes, these noteholders surrendered certain promissory notes previously issued us in the aggregate amount of $858,014 and $857,110, respectively (which sums include principle and interest through February 24, 2011).  As a result of the foregoing, we received an aggregate of $1,000,000 of new funding from these.  The principal base amount of each of these notes, plus any and all additional advances made to us thereafter, together with accrued interest at the annual rate of six percent (6%), is due in one lump sum payment twenty-four (24) months from the date of issuance thereof.  As security for our obligations under the note purchase agreement and the notes, we entered into a security agreement and pledged all of our assets, tangible and intangible, as further described therein.  As an inducement for these noteholders to lend these additional $1,000,000 of funds to our company and for these noteholders’ leniency to, in essence, extend the maturity date of the prior notes for an additional twenty-four month period, these noteholders, received five-year warrants to purchase an aggregate of 9,000,000 shares of our common stock at an exercise price of $0.38 per share.  Subsequently, these noteholders assigned an aggregate of 1,100,000 shares under the Warrants to unaffiliated third parties.

On June 19, 2012, we issued and sold notes in the aggregate principal amount of $4,691,847 and warrants to purchase up to an aggregate of 7,000,000 shares of our common stock.  Of the 7,000,000 shares available for purchase under the warrants, 6,000,000 could be purchased at a purchase price of $2.00 per share with the remaining 1,000,000 warrants priced at $3.00 per share.  Subsequently, these noteholders described above assigned an aggregate of 1,000,000 shares at $3.00 per share and an aggregate of 600,000 shares at $2.00 per share.  The shares available for purchase under the warrants vested ninety (90) days from issuance.  In connection with the sale of these notes and warrants, we relied upon the exemption from registration provided by Regulation D under the Securities Act of 1933, as amended.

Common Stock Purchase Warrants Issued for Consulting Services

On July 21, 2011, VitaMed entered into a one-year consulting agreement with Lang Naturals, inc. to assist in the design, development and distribution efforts of VitaMed’s initial product offering.  As compensation, Lang was issued a warrant for the purchase of 200,000 units, which converted into a warrant for 245,485 shares of our common stock pursuant to the aforementioned share conversion ratio pursuant to our merger with VitaMed).  The five-year warrant has an exercise price of $0.407357 per share and vested immediately upon issuance.  No shares under this warrant have been exercised.  In connection with this warrant, Lang executed a lock-up agreement.

On October 21, 2011, we and VitaMed entered into a two-year consulting agreement with Lang wherein a Lang representative will help evaluate improvements to existing products and new products as well as services including, but not limited to, research, design, compliance, scientific and regulatory affairs and commercialization of products.  As compensation, Lang was issued a warrant for the purchase of 800,000 shares of our common stock.  The ten-year warrant has an exercise price of $0.38 per share and vested immediately upon issuance.  No shares under this warrant have been exercised.  In connection with the this warrant, Lang executed a lock-up agreement.

On October 21, 2011, we issued a warrant to a non-affiliate for consulting services rendered.  The five-year warrant for the purchase of 184,211 shares vested immediately upon issuance.  The warrant has an exercise price of $0.38 per share and has not been exercised.

On December 28, 2011, we issued a warrant to a non-affiliate for consulting services rendered.  The five-year warrant for the purchase of 500 shares vested immediately upon issuance.  The warrant has an exercise price of $1.50 per share and has not been exercised.

On March 30, 2012, we granted five-year warrants for the purchase of an aggregate of 31,000 shares with an exercise price of $2.40 per share.

On May 17, 2012, in conjunction with a consulting agreement regarding new drug development, we issued a five-year warrant to purchase up to 1,300,000 shares of our common stock at an exercise price of $2.57.  This warrant has not been exercised.  In connection with this warrant a lock-up agreement has been signed.

On June 29, 2012, we issued five-year warrants to certain consultants for the purchase of an aggregate of 2,500 shares of our common stock at an exercise price of $2.80 per share under which all shares vested immediately upon issuance.

Common Stock Purchase Warrants Issued to Officers and Directors

On March 7, 2011, VitaMed entered into a business loan agreement and promissory note for a $300,000 bank line of credit for which the bank required a personal guarantee and cash collateral.  Personal guarantees and cash collateral limited to $100,000 each were provided by Robert Finizio and John Milligan, officers of our company, and by Reich Family Limited Partnership, an entity controlled by Mitchell Krassan, also an officer of our company.  This line of credit accrues interest at the rate of 3.020% per annum based on a year of 360 days and was due on March 1, 2012.  The bank and VitaMed negotiated a one-year extension to the line of credit which was executed on March 19, 2012.  The extension accrues interest at the rate of 2.35% and is due on March 1, 2013.  In consideration for the personal guarantees and cash collateral, VitaMed issued warrants for an aggregate of 499,998 units (or warrants for an aggregate of 613,713 shares of our common stock pursuant to the aforementioned above conversion ratio pursuant to our merger with VitaMed).  The ten-year warrants vest at the rate of an aggregate of 76,714 shares per calendar quarter end and have an exercise price of $0.2444 per share.  In the event that the bank loan is repaid prior to being fully vested, the warrants will be reissued only for the number of shares vested through the date of repayment.  At September 30, 2012, an aggregate of 536,998 shares were vested thereunder.

On October 21, 2011, we issued a warrant to Daniel A. Cartwright, an officer, for services rendered.  The ten-year warrant for the purchase of 600,000 shares vests over 44 months.  The warrant has an exercise price of $0.38 and has not been exercised.

Common Stock Purchase Warrants Issued to Noteholders

As mentioned herein above, on February 24, 2012, we granted five-year warrants for the purchase of an aggregate of 9,000,000 shares with an exercise price of $0.38 in connection with the modification of certain existing promissory notes and the issuance of secured promissory notes.

As mentioned herein above, on June 19, 2012, we granted five-year warrants for the purchase of an aggregate of 7,000,000 shares in connection with additional funding.  The warrants contain a cashless exercise provision.  Of the 7,000,000 shares available for purchase under the warrants, 6,000,000 could be purchased at a purchase price of $2.00 per share with the remaining 1,000,000 warrants priced at $3.00 per share.  Subsequently, the holders of our notes issued on February 24, 2012 assigned an aggregate of 1,000,000 shares at $3.00 per share and an aggregate of 600,000 shares at $2.00 per share.

Shares Issued Upon Exercise of Common Stock Purchase Warrants

On June 19, 2012, warrants for the purchase of an aggregate of 8,145,486 shares of our common stock (245,486 shares at an exercise price of $0.407357 per share and 7,900,000 shares at an exercise price of $0.38 per share) were exercised.  The purchase price was paid through the surrender of debt in the aggregate of $3,102,000 from the February noteholders.  The shares were issued in reliance upon an exemption from the registration provisions of the Securities Act of 1933 due to Section 4(1) of the Act and Rule 144.

Non-Qualified Stock Options Issued to Officers and Directors

To date all non-qualified stock options issued by our company have been issued pursuant to our 2009 Long Term Incentive Compensation Plan.  All options issued on October 4, 2011 were issued pursuant to our merger with VitaMed.  The following information sets forth all options issued to our officers and directors.

Robert G. Finizio - Chief Executive Officer, Chairman

On October 4, 2011, Mr. Finizio was issued an option for 1,472,910 shares under which all shares are currently vested.  The option expires on January 1, 2019 and has an exercise price of $0.101839 per share.

On February 27, 2012, Mr. Finizio was issued an option for 300,000 shares under which the shares vest fully on February 27, 2013.  The option expires on February 27, 2022 and has an exercise price of $2.20 per share.

On April 16, 2012, Mr. Finizio was issued an option for 50,000 shares for his service as director for the calendar year 2012.  The options vest in full on December 31, 2012.

John C.K. Milligan IV - President, Secretary, Director

On October 4, 2011, Mr. Milligan was issued an option for 2,052,255 shares under which all shares are currently vested.  The option expires on January 1, 2019 and has an exercise price of $0.101839 per share.

On February 27, 2012, Mr. Milligan was issued an option for 300,000 shares under which the shares vest fully on February 27, 2013.  The option expires on February 27, 2022 and has an exercise price of $2.20 per share.

On April 16, 2012, Mr. Milligan was issued an option for 75,000 shares for his service as director and Chair of the Governance Committee for the calendar year 2012.  The options vest in full on December 31, 2012.

Daniel A. Cartwright - Chief Financial Officer/Treasurer

On October 21, 2011, Mr. Cartwright was issued an option for 300,000 shares under which the shares vest at the rate of 75,000 shares over a four-year period on the anniversary date thereof.  At September 30, 2012, 75,000 shares were vested thereunder.  The option expires on October 21, 2021 and has an exercise price of $.38 per share.

Mitchell Krassan - Vice President and Chief Strategy Officer

On October 4, 2011, Mr. Krassan was issued an option for 73,646 shares under which all shares are currently vested.  The option expires on May 1, 2020 and has an exercise price of $0.187384 per share.

On October 4, 2011, Mr. Krassan was issued an option for 92,057 shares under which all shares are currently vested.  The option expires on May 1, 2020 and has an exercise price of $0.187384 per share.

On October 4, 2011, Mr. Krassan was issued an option for 736,455 shares under 634,168 shares are currently vested.  The remaining shares vest at the rate of 20,457 on the first of each month through September 1, 2013.  The option expires on September 1, 2020 and has an exercise price of $0.203678 per share.

Dr. Brian Bernick – Director, Chief Medical Officer

On October 4, 2011, BF Investment Enterprises, Ltd., an entity owned by Dr. Bernick, was issued an option for 1,472,910 shares under which all shares are currently vested.  The option expires on January 1, 2019 and has an exercise price of $0.101839 per share.  No shares under the option have been exercised.

On April 16, 2012, BF Investment Enterprises, Ltd. was issued a ten-year option for the purchase of 150,000 shares with an exercise price of $2.55 per share.  The option vests in full on April 16, 2013.

On April 16, 2012, Mr. Bernick was issued an option for 50,000 shares for his service as director for the calendar year 2012.  The options vest in full on December 31, 2012.

Tommy Thompson, Chairman of the Board

On June 29, 2012, we issued a ten-year option for the purchase of 75,000 shares of our common stock to Tommy G. Thompson for his services as a director and as Chairman of the Board during the 2012 calendar year.  The option has an exercise price of $2.80 per share and all shares thereunder vest on December 31, 2012.

Cooper C. Collins, Director

On April 16, 2012, we issued a ten-year option for the purchase of 75,000 shares of the our common stock to Cooper C. Collins for his services as a director and as Chair of the Compensation Committee.

Samuel A. Greco, Director

On April 16, 2012, we issued a ten-year option for the purchase of 50,000 shares of our common stock to Samuel A. Greco for his services as a director.

Robert V. LaPenta, Jr., Director

On April 16, 2012, we issued a ten-year option for the purchase of 75,000 shares our common stock to Robert V. LaPenta, Jr. for his services as a director and as Chair of the Audit Committee.

Nicholas Segal

On April 16, 2012, we issued a ten-year option for the purchase of 75,000 shares of common stock to Nicholas Segal for his services as a director.

Non-Qualified Stock Options Issued to Employees and Consultants

On October 21, 2011, we issued options to employees for the purchase of an aggregate of 85,000 shares.  One ten-year option for the purchase of 50,000 shares vests at the rate of 2,083.33 shares per month over a 24-month period and has an exercise price of $0.38 per share.  The remaining ten-year option vests annually over a 48-month period and have an exercise price of $0.38 per share.  None of these options have been exercised.

On December 28, 2011, we issued options to employees and consultants for the purchase of an aggregate of 177,422 shares at an exercise price of $1.50.  Of the ten-year options, 142,422 vest annually over four years and 35,000 vest annually over two years.  None of these options have been exercised.

On March 30, 2012, we issued ten-year options to employees and consultants for the purchase of an aggregate of 480,000 shares with an exercise price of $2.40.  An aggregate of 405,000 shares available under the options vest over a four-year period on anniversary of issuance, an aggregate of 60,000 shares vest over a two-year period on the anniversary of issuance, and 15,000 shares vests monthly over a twelve-month period from the date of issuance.

Also on June 29, 2012, we issued ten-year options to certain employees and consultants for the purchase of an aggregate of 175,000 shares of our common stock at an exercise price of $2.80 per share of which:

a) 50,000 shares vested immediately upon issuance,

b) 2,500 shares vest on the first anniversary of issuance,

c) 115,000 shares vest over a two-year period on the anniversary of issuance, and

d) 7,500 shares vest over a four-year period on the anniversary of issuance.

Shares Issued Upon Exercise of Options

Through December 31, 2011, an option had been exercised for the purchase of 92,057 shares at an aggregate purchase price of $17,240.  The shares were issued in reliance upon an exemption from the registration provisions of the Securities Act of 1933 due to Section 4(1) of the Act and Rule 144.

In January 2012, certain individuals exercised their right to purchase an aggregate of 1,630,022 shares of our common stock for an aggregate purchase price of $166,000.  The shares were issued in reliance upon an exemption from the registration provisions of the Securities Act of 1933 due to Section 4(1) of the Act and Rule 144 and are covered by a lock-up agreement.

On March 30, 2012, our Board of Directors approved a cashless exercise provision for use by holders of options.  Also on March 30, 2012, an individual exercised his right to purchase 245,485 shares of our common stock.  The aggregate purchase price of approximately $60,000 was paid pursuant to a cashless exercise provision wherein the individual surrendered his right to receive 25,000 shares thereunder.  The 220,485 shares were issued in reliance upon an exemption from the registration provisions of the Securities Act of 1933 due to Section 4(1) of the Act and Rule 144 and are covered by a lock-up agreement.

On July 5, 2012, an employee exercised an option to purchase 21,338 shares of our common stock at an exercise price of $0.18738 per share.  All shares under the option were purchased through a cashless exercise provision wherein the employee surrendered his right to receive 1,428 shares resulting in the issuance of 19,910 shares.  The shares are covered by a lock-up agreement.

On July 11, 2012, an employee exercised an option to purchase 30,685 shares of our common stock at an exercise price of $.407355 per share for a purchase price of $12,459.69.  The shares are covered by a lock-up agreement.

Shares Issued in Private Placement

On September 26, 2012, we entered into a securities purchase agreement, which we refer to as the Purchase Agreement, with multiple investors relating to the issuance and sale of our common stock in a private placement.  This private placement closed on October 2, 2012, through which we sold an aggregate of 3,953,489 shares of common stock at $2.15 per share for an aggregate purchase price of $8,500,001.  We plan to use the net proceeds from the sale of these shares for research and development of our drug candidates, working capital and general corporate purposes.

In connection with the private placement, Jefferies & Company, Inc. served as our exclusive placement agent. We also incurred legal fees and expenses for the private placement investors, resulting in net proceeds to us of $7,920,501.

These shares were issued in reliance upon the exemptions from registration under the Securities Act of 1933, as amended, provided by Section 4(2) and Rule 506 of Regulation D promulgated thereunder.  The shares were issued directly by us and did not involve a public offering or general solicitation.  The investors in the private placement were “accredited investors” as that term is defined in Rule 501 of Regulation D and acquired the shares for investment only and not with a present view toward, or for resale in connection with, the public sale or distribution thereof.

As part of the Purchase Agreement, we agreed to file a registration statement covering the resale of these shares.  We are required to use our best efforts to effect the registration (including a declaration of effectiveness of this registration statement by the SEC) no later than 90 days from October 2, 2012 (120 days if reviewed by SEC).  If this registration statement does not become effective on or before the required effectiveness date, we have agreed, among other things, to pay to these investors 1.5% of each investor’s aggregate purchase price of the shares for each 30-day period that this registration statement is not effective, up to a maximum of 10% of such aggregate purchase price.

Item 16.  Exhibits and Financial Statement Schedules.

(a)           Exhibits

Exhibit	Date	Description

2.1	July 6, 2009	Agreement and Plan of Reorganization among Croff Enterprises, Inc., AMHN Acquisition Corp., America's Minority Health Network, Inc., and the Major Shareholders. (1)
2.2	June 11, 2010	Agreement and Plan of Reorganization (for the acquisition of Spectrum Health Network, Inc.) (2)
2.3	October 25, 2007	Croff Enterprises, Inc. Plan of Corporate Division and Reorganization (3)
2.4	July 18, 2011	Agreement and Plan of Merger by and among AMHN, Inc., VitaMedMD, LLC and VitaMed Acquisition, LLC(9)
3.1	September 14, 2009	Articles of Amendment to Articles of Incorporation (to change name to AMHN, lnc.)(4)
3.2	July 27, 2009	Certificate of Merger of AMHN Acquisition Corp. with and into America's Minority Health Network, Inc. (5)
3.3	December 7, 2007	Articles of Amendment of Croff Enterprises, Inc. (to increase authorized common shares from 20,000,000 to 50,000,000)(3)
3.4	July 20, 2010	Articles of Conversion filed in the State of Nevada(6)
3.5	July 20, 2010	Articles of Incorporation filed in the State of Nevada(6)
3.6	August 3, 2010	Certificate of Amendment and Restatement to the Articles of Incorporation of AMHN, Inc. (to change name and increase authorized shares)
3.7	n/a	Bylaws for the State of Nevada(7)
4.1	September 26, 2012	Securities Purchase Agreement, form of (21)
5.1	n/a	Opinion of Greenberg Traurig, LLP*
10.1	November 9, 2010	Promissory Note to Philip M. Cohen for $210,000(8)
10.2	April 18, 2011	Convertible Promissory Note to First Conquest Investment Group, L.L.C. for $105,000(8)
10.3	April 18, 2011	Convertible Promissory Note to Energy Capital, LLC for $105,000(8)
10.4	May 7, 2011	Sales Representation Agreement with Mann Equity, LLC(8)
10.5	July 9, 2011	Lease Agreement(10)
10.6	September 8, 2011	Stock Purchase Agreement between the Company and Pernix Therapeutics, LLC(10)
10.7	September 8, 2011	Lock-Up Agreement between the Company and Pernix Therapeutics, LLC(10)
10.8	n/a	Common Stock Purchase Warrant, form of(10)
10.9	n/a	Non-Qualified Stock Option, form of(10)
10.10	September 2011	Convertible Promissory Note, form of(12)
10.11	September 20, 2011	Lang Financing Agreement(15)
10.12	October 18, 2011	Debt Conversion Agreement with Energy Capital, LLC(11)

Exhibit	Date	Description

10.13	October 18, 2011	Debt Conversion Agreement with First Conquest Investment Group, LLC(11)
10.14	October 21, 2011	Consulting Agreement with Lang Naturals, Inc. (11)
10.15	October 21, 2011	Warrant to Lang Naturals, Inc. (11)
10.16	October 21, 2011	Lock-Up Agreement with Lang Naturals, Inc. (11)
10.17	November 3, 2011	Software License Agreement with Pernix Therapeutics, LLC(18)
10.18	November 18, 2011	Promissory Note, form of(12)
10.19	February 24, 2012	Note Purchase Agreement between the Company and Johnson and Plato(16)
10.20	February 24, 2012	Secured Promissory Note between the Company and Johnson and Plato, form of(16)
10.21	February 24, 2012	Security Agreement between the Company and Johnson and Plato(16)
10.22	February 24, 2012	Common Stock Purchase Warrant to Johnson and Plato, form of(16)
10.23	February 29, 2012	Audit Committee Charter(17)
10.24	February 29, 2012	Compensation Committee Charter(17)
10.25	February 29, 2012	Corporate Governance Committee Charter(17)
10.26	April 17, 2012	Master Services Agreement with Sancilio and Company, Inc.(20)
10.27	May 17, 2012	Consulting Agreement with Sancilio and Company, Inc. (20)**
10.28	November 8, 2012	Executive Employment Agreement, form of (22)
14.00	n/a	Code of Business Conduct and Ethics, form of(5)
14.01	n/a	Code of Business Ethics for Financial Executives, form of(5)
14.02	n/a	Insider Trading Policy, form of(5)
16.1	December 14, 2011	Letter to the SEC from Parks & Company, LLC(13)
16.2	February 1, 2012	Letter addressed to the SEC from Parks & Company, LLC(14)
21.00	March 27, 2012	Subsidiaries of the Registrant(19)
23.1	n/a	Consent of Greenberg Traurig, LLP (contained in Exhibit 5.1)*
23.2	n/a	Consent of Rosenberg Rich Baker Berman & Company*
23.3	n/a	Consent of Parks & Company, LLC*
101.INS	n/a	XBRL Instance Document*†
101.SCH	n/a	XBRL Taxonomy Extension Schema Document*†
101.CAL	n/a	XBRL Taxonomy Extension Calculation Linkbase Document*†
101.DEF	n/a	XBRL Taxonomy Extension Definition Linkbase Document*†
101.LAB	n/a	XBRL Taxonomy Extension Label Linkbase Document*†
101.PRE	n/a	XBRL Taxonomy Extension Presentation Linkbase Document*†
____________________________

(1)	Filed as an exhibit to Form 8-K filed with the Commission on July 10, 2009 and incorporated herein by reference.

(2)	Filed as an exhibit to Current Report on Form 8-K filed with the Commission on June 14, 2010 and incorporated herein by reference.

(3)	Filed as an exhibit to Form 10-K for the year ended December 31, 2007 filed with the Commission on May 8, 2008 and incorporated herein by reference.

(4)	Filed as an exhibit to Form 10-Q for quarter ending September 30, 2009 filed with the Commission on November 16, 2009 and incorporated herein by reference.

(5)	Filed as an exhibit to Form 10-K filed with the Commission on March 17, 2010 and incorporated herein by reference.

(6)	Filed as an exhibit to Form 10-Q for quarter ending June 30, 2010 filed with the Commission on August 3, 2010 and incorporated herein by reference.

(7)	Filed as an exhibit to Definitive 14C Information Statement filed with the Commission on June 29, 2010 and incorporated herein by reference.

(8)	Filed as an exhibit to Form 10-Q for quarter ending March 30, 2011 filed with the Commission on May 19, 2011 and incorporated herein by reference.

(9)	Filed as an exhibit to Form 8-K filed with the Commission on July 21, 2011 and incorporated herein by reference.

(10)	Filed as an exhibit to Form 8-K filed with the Commission on October 11, 2011 and incorporated herein by reference.

(11)	Filed as an exhibit to Form 8-K filed with the Commission on October 24, 2011 and incorporated herein by reference.

(12)	Filed as an exhibit to Form 8-K filed with the Commission on November 18, 2011 and incorporated herein by reference.

(13)	Filed as an exhibit to Form 8-K filed with the Commission on January 25, 2012 and incorporated herein by reference.

(14)	Filed as an exhibit to Form 8-K filed with the Commission on February 1, 2012 and incorporated herein by reference.

(15)	Filed as an exhibit to Form 8-K/A filed with the Commission on February 2, 2012 and incorporated herein by reference.

(16)	Filed as an exhibit to Form 8-K filed with the Commission on February 24, 2012 and incorporated herein by reference.

(17)	Filed as an exhibit to Form 8-K filed with the Commission on February 29, 2012 and incorporated herein by reference.

(18)	Filed as an exhibit to Form 10-Q for quarter ending September 30, 2011 filed with the Commission on November 7, 2011 and incorporated herein by reference.

(19)	Filed as an exhibit to Form 10-K for year ending December 31, 2011 filed with the Commission on March 27, 2012 and incorporated herein by reference.

(20)	Filed as an exhibit to Form 10-Q for quarter ending June 30, 2012 filed with the Commission on August 9, 2012 and incorporated herein by reference.

(21)	Filed as an exhibit to Form 8-K filed with the Commission on October 2, 2012 and incorporated herein by reference.

(22)	Filed as an exhibit to Form 10-Q for the quarter ending September 30, 2012 filed with the Commission on November 13, 2012 and incorporated herein by reference.

*	Filed herewith.

**	Certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

†
Pursuant to Rule 406T of Regulation S-T, these interactive data files are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.

(b)           Financial Statement Schedules

The registrant has not provided any financial statement schedules because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boca Raton, State of Florida, on November 26, 2012.

THERAPEUTICSMD, INC.

By:	/s/ Robert G. Finizio
Robert G. Finizio
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitute and appoint Robert Finizio and Daniel Cartwright, and each one of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Robert G. Finizio	Chief Executive Officer, Director (Principal Executive and Accounting Officer)	November 26, 2012
Robert G. Finizio

/s/ John C.K. Milligan, IV	President, Secretary, Director	November 26, 2012
John C.K. Milligan, IV

/s/ Daniel A. Cartwright	Chief Financial Officer, Treasurer (Principal Financial Officer)	November 26, 2012
Daniel A. Cartwright

/s/ Tommy G. Thompson	Chairman
Tommy G. Thompson		November 26, 2012

/s/ Brian Bernick	Director	November 26, 2012
Brian Bernick

/s/ Samuel A. Greco	Director	November 26, 2012
Samuel A. Greco

/s/ Cooper C. Collins	Director	November 26, 2012
Cooper C. Collins

/s/ Robert V. LaPenta, Jr.	Director	November 26, 2012
Robert V. LaPenta, Jr.

/s/ Nicholas Segal	Director	November 26, 2012
Nicholas Segal